As filed with the Securities and Exchange Commission on September 27, 2000
Registration No. 333-44060

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTEL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	91-1671412 (I.R.S. Employer Identification Number)

10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191

(703) 433-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert B. Shanks, Esq.

Vice President
Nextel International, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lisa A. Stater, Esq. Jones, Day, Reavis & Pogue 3500 SunTrust Plaza 303 Peachtree Street Atlanta, Georgia 30308 (404) 521-3939	Andrew R. Schleider, Esq. Shearman & Sterling 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)

Class A Common Stock	52,325,000	$18.00	$941,850,000	$248,649

(1)	Includes 6,825,000 shares which the underwriters have options to purchase solely to cover over-allotments, if any. A portion of the shares to be registered represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

(3)	A fee of $242,880 was paid on the initial filing of this registration statement on August 17, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

      Subject to Completion. Dated September 27, 2000.

45,500,000 Shares

Class A Common Stock

        This is an initial public offering of shares of class A common stock of Nextel International, Inc. All of the shares of class A common stock are being sold by Nextel International.

      Prior to this offering, there has been no public market for the class A common stock. It is currently estimated that the initial public offering price per share will be between $16.00 and $18.00. Application has been made for quotation of the class A common stock on the Nasdaq National Market under the symbol “NXTI.”

      See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of the class A common stock.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Nextel International	$	$

      To the extent that the U.S. and international underwriters sell more than 45,500,000 shares of class A common stock, the underwriters have options to purchase up to an additional 6,825,000 shares from Nextel International at the initial public offering price less the underwriting discount.

      The underwriters expect to deliver the shares on                , 2000.

Goldman, Sachs & Co.	Morgan Stanley Dean Witter

Credit Suisse First Boston

Deutsche Banc Alex. Brown

Merrill Lynch & Co.

PaineWebber Incorporated

Prospectus dated           , 2000.

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
INDUSTRY OVERVIEW
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OUR INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
PRINCIPAL UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
EX-23.2 CONSENT OF DELOITTE & TOUCHE LLP

ART WORK

[map of service areas]

SUMMARY

      The following summary highlights basic information about us and the class A common stock that we are offering. You should read this entire prospectus carefully, especially “Risk Factors,” and rely only on the information included in this prospectus.

NEXTEL INTERNATIONAL

      We provide integrated digital wireless communications services targeted at meeting the needs of business customers in selected international markets. We are designing our digital mobile networks to support multiple integrated digital wireless services, including:

•	digital mobile telephone service;

•	Nextel Direct Connect® service, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call, without interconnecting to the public switched telephone network;

•	advanced calling features, such as three-way calling, voicemail and call forwarding;

•	international roaming capabilities; and

      •  paging and short-text messaging.

In addition, we plan to offer users access to digital two-way mobile data and Internet connectivity services in the future. We deliver our wireless services through handset devices referred to as subscriber units.

      Our principal operations are in major business centers and related transportation corridors of Brazil, Mexico, Argentina and Peru. We have recently expanded our wireless coverage in Latin America by purchasing companies with analog specialized mobile radio licenses in Chile. In addition to our wholly owned Latin American operations, we own a majority interest in a digital mobile services provider in the Philippines and minority interests in digital mobile services providers in Japan and Canada. We refer to all of these companies as our operating companies.

      Through our operating companies, we currently provide integrated digital mobile services in the five largest cities in Latin America and two of the ten largest cities in Asia. We believe, based on the magnitude of our license holdings and our subscriber base, that we currently are the largest digital enhanced specialized mobile radio provider in Latin America.

      We use a single transmission technology to provide our digital mobile services called integrated digital enhanced network, or iDEN®, developed by Motorola, Inc. This technology allows us to use our spectrum more efficiently and offer multiple integrated digital wireless services on a single digital subscriber unit.

      Our digital mobile services are provided on 800 MHz spectrum holdings in Latin America, the Philippines and Canada and on 1.5 GHz spectrum holdings in Japan. Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of our parent, Nextel Communications, Inc., and its affiliates that also use iDEN 800 MHz technology. Nextel Communications operates one of the largest integrated digital wireless communications systems utilizing a single transmission technology in the United States. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel WorldwideSM with the introduction of the i2000TM digital subscriber unit. The i2000 is a digital dual-mode subscriber unit manufactured by Motorola that operates on networks using either iDEN 800 MHz or Global System for Mobile Communications, or GSM, 900 MHz technologies. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have about 80 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 50 countries and territories.

      The table below provides an overview of our operating companies, giving effect to recent acquisitions. For purposes of the table, total digital subscriber units in service represents all digital subscriber units in use on the digital mobile networks of each of our operating companies. Proportionate digital subscriber units in service represents our proportionate share of that total, based on our percentage equity ownership interest of the operating company in the relevant country.

			Total	Proportionate
	Our Current	Total	Digital	Digital
	Interest in	Population	Subscriber	Subscriber
	Our Operating	Covered by	Units in Service at	Units in Service at
Country	Companies	Licenses	June 30, 2000	June 30, 2000

		(in millions)
			(in thousands)

Brazil	100.0%	62	204	204

Mexico	100.0%	50	133	133

Argentina	100.0%	23	90	90

Peru	100.0%	7	42	42

Chile	100.0%	7	—	—

Total Latin America		149	469	469

Philippines	51.1%	75	37	19

Japan	32.1%	127	48	15

Canada	14.4%	31	672	97

Total		382	1,226	600

[Additional columns below]

[Continued from above table, first column(s) repeated]

Start Date of
Initial Commercial
Country	Digital Mobile Services

Brazil	May 1998

Mexico	September 1998

Argentina	June 1998

Peru	June 1999

Chile	—

Total Latin America

Philippines	July 1998

Japan	July 1998

Canada	October 1996

Total

      In August 2000, BCT.TELUS Communications, Inc. announced that it has agreed to make an offer to acquire all the shares of our Canadian operating company for cash and stock. Upon completion of the acquisition, we estimate that we will own less than 5% of the outstanding shares of BCT.TELUS if the maximum number of shares are issued in the exchange offer. Also, in August 2000, we agreed to acquire additional analog specialized mobile radio channels in Chile for cash and stock of a new Chilean operating company that will hold our Chilean operations. Upon completion of the acquisition, we estimate that we will own about 87% of this new company.

      We have been operating for a relatively short time and are still in the process of building, enhancing and expanding our network. To fund these activities, we have incurred substantial indebtedness. At June 30, 2000, after giving effect to the issuance of our 12.75% senior serial notes, we would have had about $2,374.8 million of outstanding long-term debt. Further, we anticipate that we will need substantial additional financing in the future. We have incurred losses since inception and expect that losses will continue as we further expand and enhance our digital mobile networks and add subscribers.

Business Strategy

      Our principal objective is to become the leading provider of integrated digital mobile services to business customers in selected international markets. We believe we will distinguish ourselves from our competitors and compete successfully by:

•	Focusing on major business centers in emerging markets;

•	Providing a differentiated package of wireless services;

•	Targeting business customers;

•	Expanding and strengthening our geographic service areas;

•	Offering international roaming; and

•	Leveraging our relationship with Nextel Communications.

      Our principal executive office is located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191. Our telephone number is (703) 433-4000.

THE OFFERINGS

Class A common stock offered:

U.S. offering	38,675,000 shares

International offering	6,825,000 shares

Total	45,500,000 shares

Common stock to be outstanding after the offerings:

Class A common stock	45,500,000 shares

Class B common stock	283,688,578 shares

Total	329,188,578 shares

Voting rights	The class A common stock and class B common stock vote together on all matters, except as otherwise required by law. Each share of class A common stock entitles its holder to one vote, and each share of class B common stock entitles its holder to ten votes. After the offerings, Nextel Communications will own class B common stock representing about 85% of our equity value. This will represent about 98% of the combined voting power of our outstanding common stock.

Use of proceeds	We intend to use the net proceeds from the offerings to finance network expansion, acquisitions of additional spectrum, working capital and debt service requirements and for other general corporate purposes.

      The number of shares of common stock to be outstanding after the offerings is based on the number of shares of common stock outstanding as of June 30, 2000. The number of shares of common stock to be outstanding after the offerings excludes:

•	46,350,000 shares of our class B common stock reserved for issuance under our equity incentive plans as of June 30, 2000. Of these shares, 22,450,878 shares were subject to outstanding options at a weighted average exercise price of $7.45 per share; and

•	2,211,456 shares of class B common stock reserved for issuance as of June 30, 2000 upon exercise of outstanding warrants at an exercise price of $1.67 per share.

      Unless otherwise specifically stated, all of the information in this prospectus:

•	reflects the reclassification of all of our existing shares of common stock and all of the shares of our common stock issuable upon the exercise of outstanding options and warrants into an equal number of shares of our class B common stock;

•	reflects the exchange of all 2,150 shares of our outstanding series A exchangeable redeemable preferred stock before completion of the offerings for 12,651,845 shares of our class B common stock, assuming the exchange occurred on June 30, 2000. This number was determined based on the accreted value of the series A preferred stock at June 30, 2000 of about $215.1 million and an assumed initial public offering price of the class A common stock of $17.00 per share, the midpoint of the range listed on the cover. The actual number of shares to be issued in the exchange will be determined by dividing the actual accreted value of the series A preferred stock on the date of exchange and the actual initial public offering price per share of the class A common stock;

•	reflects an increase in the number of authorized shares of our common stock and a 3-for-2 stock split to be effected before completion of the offerings;

•	reflects our reincorporation in Delaware, which we intend to effect before completion of the offerings; and

•	assumes that the underwriters do not exercise their over-allotment options.

      Throughout this prospectus, references to our common stock include both our class A common stock and our class B common stock, unless the context otherwise indicates.

      Market and industry data used throughout this prospectus were obtained from market research, publicly available information and industry publications. Industry publications generally state that the information contained in those publications has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information is not guaranteed. Although we believe the market and industry data are reliable, we have not independently verified this information. Often, interviews with corporate leaders in emerging industries, such as ours, form the basis for much statistical market and industry data. Thus, statistical and industry data for emerging industries, such as ours, are much less likely to be accurate than similar information for established industries.

      “Nextel,” “Nextel Direct Connect” and “Nextel Worldwide” are trademarks or service marks of Nextel Communications, Inc. “Motorola,” “iDEN” and “i2000” are trademarks or service marks of Motorola, Inc. “Clearnet” and “Mike” are trademarks of Clearnet Communications, Inc.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The financial information presented below for the years ended December 31, 1997, 1998 and 1999 has been derived from our audited consolidated financial statements. The financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been derived from our unaudited financial information. This information reflects only normal recurring adjustments necessary for the fair presentation of this information. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read together with our consolidated historical financial statements appearing elsewhere in this prospectus.

      Acquisitions. Our results were affected by business combinations, acquisitions and investments. Additional information regarding acquisition and investment activity during 1997, 1998 and 1999 can be found in notes 2, 3 and 15 to the audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

      Other Income (Expense), Net. Other income (expense), net consists primarily of foreign currency transaction losses, of which $42.8 million in the six months ended June 30, 1999 and $57.0 million in the year ended December 31, 1999 relate to losses associated with the devaluation of the Brazilian real.

      Stock Splits. The weighted average number of common shares outstanding reflects a 100,000-for-1 common stock split effective March 6, 1997, a 3.65-for-1 common stock split effective August 25, 1997, a 4-for-1 common stock split effective June 20, 2000 and a 3-for-2 common stock split to be effected before completion of the offerings. Information presented throughout this prospectus has been adjusted to reflect these stock splits.

      Income Tax Benefit (Provision). We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those operating companies. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses until it is more likely than not that we will generate taxable income during periods before the expiration of our accumulated net operating losses.

      EBITDA. Earnings before interest, taxes, depreciation and amortization, or EBITDA, consists of loss before income tax benefit (provision), interest expense, interest income, depreciation and amortization, equity in losses of unconsolidated affiliates, other income (expense), net and minority interest in losses of subsidiaries. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

      As Adjusted. At June 30, 2000, the as adjusted balance sheet data reflects:

•	the receipt of about $623.8 million in net proceeds from the issuance of our 12.75% senior serial notes on August 1, 2000;

•	the acquisition on August 4, 2000 of additional ownership interests in the company that indirectly owns our primary Brazilian operating company, and the related payment of about $146.0 million;

•	the exchange by Nextel Communications of all 2,150 shares of series A exchangeable redeemable preferred stock for 12,651,845 shares of our class B common stock, assuming the exchange occurred on June 30, 2000; and

•	the receipt of about $735.3 million in estimated net proceeds from the sale of 45,500,000 shares of our class A common stock in the offerings, assuming an initial public offering price of $17.00 per share, the midpoint of the range listed on the cover.

				Six months ended
	Year ended December 31,			June 30,

	1997	1998	1999	1999	2000

	(in thousands, except per share data)

Consolidated Statement of Operations Data:

Operating revenues	$13,015	$42,488	$104,528	$41,760	$110,800

Cost of revenues	7,424	20,085	40,999	18,072	29,652

Selling, general and administrative	26,768	143,098	226,379	116,222	148,650

Depreciation and amortization	18,381	56,039	108,091	51,882	65,183

Operating loss	(39,558)	(176,734)	(270,941)	(144,416)	(132,685)

Interest expense	(56,583)	(106,824)	(179,604)	(82,220)	(106,660)

Interest income	19,666	16,655	8,442	2,827	5,547

Equity in losses of unconsolidated affiliates	(11,401)	(12,193)	(31,469)	(11,520)	(17,284)

Other income (expense), net	5,561	2,472	(65,905)	(45,539)	4,016

Minority interest in losses of subsidiaries	2,085	17,131	19,314	13,299	6,504

Loss before income tax benefit (provision)	(80,230)	(259,493)	(520,163)	(267,569)	(240,562)

Income tax benefit (provision)	6,282	22,358	17	(439)	(368)

Net loss	(73,948)	(237,135)	(520,146)	(268,008)	(240,930)

Accretion of series A redeemable preferred stock to value of liquidation preference	—	—	—	—	(61,334)

Loss attributable to common stockholders	$(73,948)	$(237,135)	$(520,146)	$(268,008)	$(302,264)

Loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(1.08)	$(2.37)	$(1.22)	$(1.34)

Weighted average number of common shares outstanding	219,000	219,021	219,359	219,194	225,633

Selected Financial Data:

Cash flows used in operating activities	$(16,464)	$(176,961)	$(129,360)	$(100,105)	$(101,774)

Cash flows used in investing activities	(389,153)	(402,902)	(185,315)	(116,809)	(254,983)

Cash flows provided by financing activities	512,378	542,225	310,134	242,169	523,945

EBITDA	(21,177)	(120,695)	(162,850)	(92,534)	(67,502)

Selected Operating Data:

Total digital subscriber units in service, at end of period	—	619	1,245	852	1,226

Proportionate digital subscriber units in service, at end of period	—	167	404	249	578

	June 30, 2000

	Actual	As Adjusted

	(in thousands)

Consolidated Balance Sheet Data:

Cash, cash equivalents and short-term investments, including restricted portion of $10,487	$297,384	$1,510,436

Property, plant and equipment, net	755,229	755,229

Intangible assets, net	505,675	651,675

Total assets	2,124,010	3,500,312

Long-term debt, including current portion of $67,098	1,733,732	2,374,775

Stockholders’ (deficit) equity	(4,171)	731,088

RISK FACTORS

      Investing in shares of our class A common stock involves a high degree of risk. You should carefully consider the risks described below, as well as all the other information in this prospectus—including our consolidated financial statements and related notes— before investing in our class A common stock.

Risk Factors Relating to Nextel International

We have a history of net losses, and we expect losses to continue for several years.

      We have never been profitable, and we have had negative EBITDA since we began operations. Our accumulated deficit was about $860.0 million at December 31, 1999 and about $1,100.9 million at June 30, 2000. For the six months ended June 30, 2000, we had negative EBITDA of $67.5 million and our earnings were insufficient to cover our fixed charges by $236.9 million. We expect that losses will continue for the next several years as we build, expand and enhance our digital mobile networks. We do not know when, if ever, our cash flow from operations will support our growth and continued operations.

We have a short operating history, which makes it difficult for you to evaluate our business.

      Each of our operating companies has been operating for a relatively short time. Additionally, if we acquire or start operations in new markets, any of these new operations may have little or no operating history. Our prospects, therefore, must be considered in light of the risks, expenses, uncertainties and obstacles of establishing a new business in a rapidly changing industry such as wireless telecommunications, especially in our international markets.

We may not have access to the funds necessary to implement our business plan.

      Based on our assessment of the business activity and related cash needs of our operating companies, with the net proceeds of the offerings, our available cash on hand and assuming the continued availability of borrowings under our existing financing agreements, we believe that we will have adequate funding to continue our operations only through the end of 2001. After that, we will need to obtain additional funding to implement our business plan.

      Our ability to access additional funds may be limited by:

•	the terms of our existing financing agreements, including restrictive covenants;

•	general market conditions in the U.S. and in our international markets that may adversely affect the availability or cost of capital;

•	volatility in the economies of Latin America and Asia, or in the local markets in which we operate, which may make lenders less likely to extend credit to our operating companies;

•	our high level of indebtedness, which may affect our attractiveness as a potential borrower; and

•	the market’s perception of our performance in each of our markets.

      Other than our existing debt financing arrangements, we have no legally binding commitments or agreements with any third parties to obtain additional debt or equity financing. Although our parent, Nextel Communications, has provided us with significant financing in the past, it is not obligated to provide any additional funds to us. We may not be able to raise additional financing when needed, on acceptable terms or at all.

If we do not obtain substantial additional financing over the next several years, we will have to curtail our operations.

      We will be required to curtail our operations unless we can obtain substantial amounts of financing over the next several years for, among other things, the following:

•	capital expenditures to build, expand and enhance our digital mobile networks;

•	spectrum acquisitions;

•	funding operating losses and other working capital needs;

•	capital contributions, such as acquisitions of additional equity interests in our operating companies, including potential puts and/or calls under our joint venture arrangements;

•	debt service requirements; and

•	other general corporate purposes.

Our high level of indebtedness may limit our financial flexibility and our ability to react to changing market conditions.

      Our high level of indebtedness could limit our ability to:

•	obtain additional financing;

•	use operating cash flow in other areas of our business, because we must dedicate a substantial portion of these funds to make cash interest payments and fund required principal payments on our debt; and

•	compete with others in our industry who are not as highly leveraged.

In addition, we may need to dispose of assets.

      At June 30, 2000, after giving effect to the issuance of our 12.75% senior serial notes, we would have had about $2,374.8 million of outstanding long-term debt. Furthermore, subject to restrictions contained in the agreements governing our outstanding debt, we anticipate that we and our operating companies will incur substantial additional indebtedness in the future in connection with the future build-out, expansion and enhancement of our digital mobile networks and funding cash flow deficits. As we incur additional debt, our leverage and debt service obligations will increase, and our financial and operating flexibility may be further limited.

Our existing financing agreements contain covenants that limit how we conduct our business.

      As a result of restrictions contained in our financing agreements, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits. The indentures governing our outstanding senior notes contain covenants that limit how we conduct business by restricting our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.

      Our other financing agreements contain, and any future financing agreements are expected to contain, similar or more restrictive covenants, as well as other covenants that will require us to maintain specified financial ratios and satisfy financial tests.

Our failure to comply with covenants and restrictions in our financing agreements could lead to a default under our financing agreements, causing that and other debt to become immediately payable.

      Our failure to comply with the covenants and restrictions contained in our indentures and other financing agreements could lead to a default under the terms of these agreements. If a default occurs, the other parties to these agreements could declare all amounts borrowed to become due and payable. This, in turn, could cause amounts borrowed under other instruments to become due and payable. In addition, lenders under any future financing agreements could terminate their commitments to lend to us. If that occurs, we may not be able to make payments on our indebtedness, meet our working capital and capital expenditure requirements or find additional alternative financing. Even if we could obtain additional alternative financing, it may not be on terms acceptable to us. While we are currently in compliance with the covenants under our financing agreements, in anticipation of our non-compliance with financial covenants under some of our financing agreements, we have in the past notified the lenders and obtained waivers and amended covenants. We may not be able to remain in compliance with the covenants in our financing agreements in the future and, if we fail to do so, we may not be able to obtain waivers from the lenders or amend the covenants as we have in the past.

Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.

      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations.

If our licenses to provide mobile services are not renewed, or are modified or revoked, our business and ability to grow may be restricted.

      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. Our operating companies must comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

      Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. For example, our licenses in Chile currently do not allow us to offer digital services. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. We have provided a detailed description of the regulatory environment in each of the countries in which our operating companies conduct business under the “Regulatory and Legal Overview” discussion for each operating company under “Business — Operating Companies.”

If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

      Our success will depend on the ability of our operating companies to compete effectively with other communications services providers, including wireline companies and other wireless communications companies, in the markets in which they operate.

Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

      Because of their resources, competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. As a result, our ability to compete based on the price of our service offerings will be limited. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will face future market pressure to reduce the prices charged for their products and services over the next few years because of increased competition in our markets.

Our operating companies may face disadvantages when competing against government-owned or affiliated telecommunications companies and wireline monopoly operators.

      In some markets, our operating companies compete against an incumbent government-owned telecommunications company, or a formerly government-owned company in which the government may or may not retain a significant interest. Our operating companies may be at a competitive disadvantage in these markets because government-owned or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

      To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. These companies may also continue to enjoy the legacy of their pre-privatization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment.

      In some markets, our operating companies compete against an incumbent monopoly wireline company in the provision of some services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with the wireless operations of our operating companies. Often, the monopoly provider enjoys competitive advantages similar to the advantages described above that government-owned and affiliated providers may enjoy. As a result, our operating companies may be at a competitive disadvantage to monopoly providers, particularly as our operating companies seek to offer new telecommunications services.

Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

      Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other cellular networks. Although the i2000 digital subscriber unit is compatible with iDEN 800 MHz and GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital mobile markets until:

•	we build out additional digital mobile networks in areas outside our existing markets;

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	subscriber units that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

      Our digital mobile technology could become obsolete. We rely on digital technology that is not compatible with, and competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can:

•	segment the user markets, thereby reducing demand for specific technologies, including the iDEN digital technology that we use;

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our networks; and

•	adversely affect market acceptance of our service offerings.

      The iDEN digital technology we use to operate our digital mobile networks may not successfully compete with other forms of voice communication systems. Further, new digital or non-digital voice communication transmission technology may be developed that could cause our existing digital mobile networks to become obsolete or otherwise impair market acceptance of our service offerings.

      Furthermore, in the future, we plan to offer our subscribers access to digital two-way mobile data and Internet connectivity. Wireless data and Internet connectivity is a new service in the wireless communications industry. We have less spectrum than some of our competitors. As a result, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services offered by other wireless communications providers with larger spectrum positions. We may not be able to provide any future digital two-way mobile data and Internet connectivity services or, if we do, we may encounter difficulties in launching these services. Also, if launched, these services may not perform satisfactorily or achieve sufficient levels of customer satisfaction.

  If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks.

      We may have difficulty attracting and retaining customers if:

•	we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise;

•	these issues limit our ability to expand our network coverage or capacity as currently planned; or

•	these issues were to place us at a competitive disadvantage to other wireless service providers in our markets.

Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.

      We currently market multi-function digital subscriber units. Our digital subscriber units are, and are likely to remain, significantly more expensive than analog subscriber units. Our digital subscriber units are also somewhat more expensive than digital cellular or personal communications services subscriber units that do not incorporate a comparable multi-function capability. Although we believe that our multi-function digital subscriber units currently are competitively priced with those of our competitors, the higher cost of our equipment may make it more difficult or less profitable to attract customers who do not place a high value on our unique multi-service offering. This may reduce our growth opportunities or profitability.

We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

  We face political risks in our markets that may affect our operations.

      Most of our markets are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Although the government of Peru has made progress in suppressing terrorist activity since 1990, incidents of terrorist activity continue to occur, including the hostage incident at the residence of the Japanese Ambassador to Peru in 1997. Similar outbreaks of terrorism or political violence have occurred in the Philippines, Mexico and other countries in which we operate. In addition, we are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. For example, Mexico and Peru have recently completed presidential elections, the impact of which is unknown. Further, Peru’s recently re-elected president announced that he will call new elections in which he will not be a candidate. Changes in the leadership or in the ruling party in these countries may affect the economic programs developed under the prior administration, which in turn may adversely affect our business, operations and prospects in these countries.

Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain.

      The success of our business is subject to factors that are beyond our control and difficult to predict due, in part, to the limited history of wireless communications services in our existing and targeted markets. Consequently, we face many uncertainties in our markets, including:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

Our investments in joint ventures may affect our growth and operating results because we are not in sole control of the enterprise.

      We have entered into joint venture arrangements with third parties in some of our operating companies and may enter into other joint venture arrangements in the future. Participating in these arrangements may affect our growth and operations because the enterprise is subject to influence by other parties, and we may not control the enterprise even where we own a majority of the equity interests. These arrangements are subject to uncertainties, including risks that:

•	the other participants may at any time have economic, business or legal interests or goals that are inconsistent with our goals or those of the joint enterprise;

•	a participant may be unable to meet its economic or other obligations to the joint enterprise, and we may be required to fulfill some or all of those obligations or restrict the business of the affected enterprise; and

•	we also may be or become obligated to acquire all or a portion of the ownership interest of some or all of the other participants in these joint enterprises.

We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

      Substantially all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and subscriber units, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the economic turmoil in Asia in the late 1990s resulted in a significant devaluation of the currencies in several countries in Asia and caused fluctuations in the currencies of other emerging countries, particularly in Latin America. Further, the recent currency devaluation in Brazil resulted in a significant charge against our earnings in 1999 and a negative adjustment to the carrying value of our assets in Brazil.

      Any devaluation of local currencies in the countries in which our operating companies conduct business may result in increased costs for imported goods and services and may, as a result, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. Although we routinely assess our foreign currency exposure, we have not entered into any hedging transactions.

Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

      Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates.

      If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. For example, several countries in Asia, including the Philippines, have experienced significant economic turmoil, including bank failures, in the last several years. The economic conditions in Asia have also affected other emerging markets, particularly those in Latin America. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

      In addition, the other stockholders in our operating companies may, as a result of these fluctuating economic conditions or for other reasons, be unable or unwilling to fund their capital contribution requirements. We then may be required to restrict the business of the affected operating company or to assume and satisfy the funding obligations of other stockholders, as we recently did in Japan and the Philippines.

      Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and subscriber units from North America and, to a lesser extent, from Europe and Japan. In the countries in which our operating companies conduct business, network equipment and subscriber units are subject to significant import duties and other taxes that can be as high as 50% of the purchase price. Although we believe there is a trend away from increased import duties, any significant increase in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted.

We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

      Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

      A number of the agreements that we enter into with our operating companies are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

We are controlled by Nextel Communications, which is influenced by its significant stockholders, and their interests may differ from yours.

      After the offerings, Nextel Communications will continue to control us and will beneficially own about 99% of the outstanding class B common stock, which will represent about 98% of the combined voting power of all of our outstanding common stock. As a result of this ownership, Nextel Communications will be able to exercise a controlling influence over our business and affairs and will be able to unilaterally determine the outcome of any matter submitted to a vote of our stockholders. Further, Nextel Communications has the power to elect all of the members of our board of directors. This concentration of ownership by Nextel Communications may have the effect of delaying or preventing an attempt to acquire us, even if that would be in your best interests.

      Additionally, based on the ownership information relating to Nextel Communications as of June 30, 2000, entities controlled by Craig O. McCaw beneficially owned about 13% of the outstanding Nextel Communications stock. Digital Radio L.L.C., which is controlled by Mr. McCaw, may designate at least one fourth of the board of directors of Nextel Communications. In addition, Digital Radio may select, from its representatives on the board of directors, a majority of the operations committee of Nextel Communications’ board of directors, which has significant authority relating to Nextel Communications’ business strategy, budgets and financing arrangements and in the nomination and oversight of specified executive officers. As a result, Digital Radio may exert significant influence over our affairs as well. In addition, as of June 30, 2000, Motorola beneficially owned about 14% of the outstanding Nextel Communications stock. Motorola is entitled to nominate two directors to the board of directors of Nextel Communications.

Nextel Communications’ significant stockholders may or do compete with us.

      Digital Radio, Mr. McCaw and their affiliates have and, subject to the terms of agreements between Digital Radio and Nextel Communications, may have other investments or interests in entities that provide wireless telecommunications services that could potentially compete with Nextel Communications and with us. Under the agreements, Mr. McCaw, Digital Radio and their controlled affiliates may not, for one year after termination of the operations committee of the board of directors of Nextel Communications, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless these opportunities have first been presented to and waived or rejected by Nextel Communications. We do not have similar arrangements with these entities, and Nextel Communications may not be willing or able to address these opportunities, even if they are in our best interests.

      Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, that do or may compete with some or all of the services that we offer. Although we believe that our relationship with Motorola reflects the realities of purchasing and obtaining financing from a competitor, the potential conflict of interest may adversely affect us in the future. In addition, Motorola is a significant stockholder of Nextel Communications, and indirectly of us, and a significant stockholder in our operating company in Japan, which creates potential conflicts of interest, particularly with regard to significant transactions.

Some members of our management also serve Nextel Communications and may have incentives or interests different from yours.

      Historically and currently, some of our officers have also served as officers of Nextel Communications, including Mr. Shindler, who serves as our chief executive officer and also as the chief financial officer of Nextel Communications. Officers serving in dual roles spend a substantial part of their time and effort on behalf of Nextel Communications. Further, our officers continue to participate in Nextel Communications’ incentive equity plan. Substantial interests in the equity of Nextel Communications may present these officers with incentives different from those of our stockholders. In addition, six of our seven directors are also directors or officers of Nextel Communications. These directors and officers may also have conflicts of interest in transactions in which both we and Nextel Communications are involved.

Our right of first opportunity agreement with Nextel Communications may limit future growth.

      We have entered into an agreement with Nextel Communications that provides us with a right of first opportunity to pursue business opportunities outside the United States before Nextel Communications may pursue them. If we do not pursue a given opportunity, Nextel Communications may make other investments that could compete with us. Additionally, we have agreed that neither we nor any of our controlled affiliates will participate in the ownership or management of any wireless communications service business in the United States without the consent of Nextel Communications, which may limit our future growth. This agreement terminates upon specified change of control events.

Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.

      Although Nextel Communications has licensed us the right to use the “Nextel” tradename on a royalty-free basis, this license may be terminated by either party upon 180 days notice. As a result, our right to use the “Nextel” tradename may not continue or may require the payment of royalties or other amounts to Nextel Communications. In addition, we depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States.

Increased overhead costs to Nextel Communications or increased allocations to us of those costs could negatively impact our financial results.

      Pursuant to an overhead services agreement, Nextel Communications provides us many services typically performed by in-house personnel, including various financial, human resources,

audit, legal, engineering and marketing functions. We are charged for these services based on the actual costs incurred by Nextel Communications as apportioned by it to us and its other subsidiaries in good faith. While we have the right to review and discuss adjustments to the determinations made by Nextel Communications, Nextel Communications’ determination is final and binding. We must continue to obtain these services from Nextel Communications until 2007, unless Nextel Communications consents to the discontinuance of a particular service. Our allocations under this agreement may increase as we grow or as a result of changes in the remaining business of Nextel Communications. For example, if we grow significantly faster than Nextel Communications’ remaining business, our allocation would be increased to reflect our growth. Further, if the costs to Nextel Communications increases, our allocated costs could also increase. In addition, if Nextel Communications’ equity interest in us decreases in the future, we would likely have more limited access, if any, to its employees, services and expertise.

We are a party to a tax sharing agreement with Nextel Communications, which may not always be favorable to us.

      We file consolidated tax returns with Nextel Communications and have entered into a tax sharing agreement with Nextel Communications. Under this agreement, we must pay Nextel Communications an amount equal to our tax liability as if we filed separate tax returns. The manner in which payments are calculated may result in higher payments to Nextel Communications than we would be required to pay if we made separate tax filings. In addition, Nextel Communications is entitled to utilize our unused tax attributes, including other items of income, gain, loss, deduction, expense, credit and similar treatments, on behalf of other members of the consolidated Nextel Communications group, and we are not entitled to any compensation for this utilization.

We have experienced and will continue to experience rapid growth. Any failure to manage our growth effectively could delay our expansion plans, impair our ability to maintain or grow our subscriber base or result in increased costs.

      Our future success depends on the expansion of our operations and the development of a large subscriber base on a timely basis. Since our inception, we have experienced rapid growth. We intend to continue to grow through further expansion and enhancement of our existing operations and may grow through acquisitions and joint ventures and through the establishment of new operations.

Challenges associated with our digital mobile network construction and expansion projects could adversely affect our growth plans.

      We may not be able to complete our currently planned digital mobile network construction and expansion activities successfully or in a timely manner. If we do not, our ability to increase our subscriber base, improve the transmission quality of our digital mobile services and expand our service area could be impaired. Our digital mobile network construction and expansion projects will be subject to numerous factors, any of which could require substantial changes to proposed plans or otherwise alter our currently anticipated time frames or budgets. These factors include:

•	securing the necessary radio spectrum licenses and adhering to regulatory requirements relating to the licenses;

•	locating suitable sites for communications sites or towers, obtaining any required zoning variances or other governmental or local regulatory approvals, and negotiating acceptable purchase, lease, joint venture or other agreements;

•	negotiating favorable interconnection agreements with local phone companies;

•	delays that may be caused by frequency cross-interference with other radio spectrum users, such as television stations; and

•	risks typically associated with any construction project, including possible shortages of equipment or skilled labor, engineering or environmental problems, work stoppages, weather interference and unanticipated cost increases.

Challenges associated with selling and marketing our digital mobile services could affect our ability to establish or maintain a significant subscriber base.

      Once our digital mobile network operations are in place in a particular market, the development of a significant subscriber base depends on the success of our sales and marketing efforts and the receptiveness of the marketplace to our services. If the sales and marketing teams of our operating companies are not able to establish a large subscriber base in our markets, our revenues will not grow as planned. In most of our markets, our operating companies have limited experience in marketing their wireless communications services and in tailoring their sales and marketing efforts to local conditions. Additionally, in some markets, there are restrictions on the type of customers to whom our operating companies may offer their services.

      Furthermore, in addition to increasing the size of our customer base, our sales and marketing efforts must focus on the quality of our customer base. In some cases, this burden is heavier than that faced by United States companies due to the lack of business infrastructure in emerging markets. For example, the lack of established credit bureaus in many of the countries in which our operating companies conduct business makes it more difficult to ascertain the creditworthiness of potential customers. As a result, we, like other service providers in these markets, have experienced and may continue to experience higher bad debt expense as a percentage of revenues than U.S. companies.

      In most of our markets, our operating companies rely in part on the efforts of independent dealers and distributors to market our services. We may not be able to establish and maintain satisfactory relationships with enough independent dealers or distributors or this may not be a cost-effective way of acquiring subscribers.

Challenges associated with managing our growth could affect our ability to manage our expanded operations in our markets.

      As a result of our aggressive construction and expansion plans, we face significant challenges in managing our expanded operations. Our construction and expansion plans will place substantial burdens on our current management resources, information systems and financial controls. To successfully manage rapid growth, we must:

•	anticipate projected growth;

•	rapidly improve, upgrade and expand our business infrastructure;

•	deliver products and services on a timely basis;

•	maintain levels of service that meet customer expectations;

•	recruit, hire and train additional qualified employees; and

•	maintain cost controls.

      In addition, we expect significant challenges in integrating any newly acquired businesses with our existing operations. We may not be able to manage the growth of our expanded operations effectively. Any failure to do so could result in increased costs, delays in our expansion plans, customer dissatisfaction or lower revenues than expected.

If we fail to add sufficient capacity to our networks, we will not be able to support customer growth.

      Our business plan depends on assuring that our digital mobile networks have adequate capacity to accommodate anticipated new customers and related increases in usage of our networks. Our ability to have sufficient capacity to support growth depends on:

•	our ability to obtain additional radio spectrum when and where required;

•	the availability of subscriber units of the appropriate models and types to meet the demands and preferences of our customers; and

•	our ability to obtain additional transmitter and receiver sites and other infrastructure equipment.

      If we are unable to obtain spectrum, equipment or subscriber units when and as required, we may not be able to increase our customer base.

Since we rely principally on one supplier to implement our digital mobile networks, any failure of that supplier to perform could hurt our operations.

      Motorola is currently our sole source for the iDEN digital network and subscriber unit equipment used throughout our markets. If Motorola fails to deliver necessary technology improvements and enhancements and system infrastructure equipment and subscriber units on a timely, cost-effective basis, we may not be able to service our existing subscribers or add new subscribers. We expect to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of subscriber unit equipment for the next several years.

Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies. These agreements may operate to delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid. If these amounts became payable, we would be required to seek alternative financing which might not be available, or be required to curtail our operations.

Because we have significant intangible assets, which may not be adequate to satisfy our debt obligations in the event of a liquidation, we may not have assets for distribution to stockholders.

      If we default on debt or if we were liquidated, the value of our assets may not be sufficient to satisfy our obligations. If they are not sufficient, stockholders may not receive anything in a liquidation or reorganization of our company. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. We had a net tangible book value deficit of about $535.4 million as of June 30, 2000.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Studies performed by wireless telephone equipment manufacturers have investigated these allegations and additional studies are ongoing. The actual or perceived risk of mobile communications devices could adversely affect us through reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry.

Risk Factors Relating to the Common Stock

Our stock price may be volatile.

      This is the initial public offering of our class A common stock. The initial public offering price will be determined through negotiations between us and the underwriters based on several factors and may not be indicative of the market price of the class A common stock after the offerings. The market price of our class A common stock may be significantly affected by various factors affecting companies generally, as well as:

•	legislative and regulatory developments;

•	conditions and trends in the telecommunications industry; and

•	conditions in the local markets or regions in which we operate.

      In addition, the stock market has periodically experienced significant price and volume fluctuations that have particularly affected the market prices of common stock of telecommunications companies. These changes have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of our shares. The market price of the class A common stock may decline below the initial offering price.

Sales of large amounts of our common stock, or the perception that sales could occur, may depress our stock price.

      Even if our business is doing well, the market price of our class A common stock could drop as additional shares become available for sale. After the offerings, our existing stockholders, including Nextel Communications, will own about 86% of the outstanding shares of our common stock, which are currently subject to restrictions on transfer. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or other investors perceive sales to be imminent.

You will experience immediate and substantial dilution in your investment if you buy shares in the offerings.

      The initial public offering price is substantially higher than the net tangible book value per share of our common stock. As a result, you will experience immediate and substantial dilution in net tangible book value when you buy shares of our class A common stock in the offerings. You will experience further dilution upon the exercise of outstanding options or warrants to purchase our common stock.

Management has broad discretion in the use of proceeds.

      None of the estimated net proceeds of the offerings are allocated to specific purposes. Our management will have broad discretion over the application of these funds. We cannot be sure that management will make that application in a manner that will not result in an adverse effect on our financial condition or results of operations.

Disparate voting rights of class A common stock and class B common stock could affect on the value and liquidity of class A common stock.

      Differences in the voting rights of our common stock may impact the value of the class A common stock. The class A common stock and class B common stock vote as a single class on all matters, except as otherwise required by law. Each share of class A common stock entitles its holder to one vote and each share of class B common stock entitles its holder to ten votes. The differential in the voting rights of the class A common stock and class B common stock could adversely affect the value of the class A common stock to the extent that investors or any potential future purchaser of our common stock ascribe value to the superior voting rights of our class B common stock. The existence of two separate classes of common stock could also result in less liquidity for our class A common stock than if there were only one class of common stock.

Some provisions of our certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us even if doing so would be in your interest.

      Provisions of our certificate of incorporation and of Delaware law could make it more difficult to acquire us including:

•	the voting terms of the class B common stock, which based on Nextel Communications’ ownership interest following the offerings, effectively enable Nextel Communications to block a proposed acquisition or merger;

•	the ability of our board of directors to issue shares of preferred stock on terms that can be set by our board of directors in its sole discretion; and

•	provisions of Delaware law that impose restrictions on mergers and business combinations between us and a holder of 15% or more of our common stock, other than Nextel Communications.

FORWARD-LOOKING STATEMENTS

      A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We warn you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the other qualifying factors identified in “Risk Factors” above and elsewhere in this prospectus, including, but not limited to:

•	general economic conditions in Latin America and Asia and in the market segments that we are targeting for our digital mobile services;

•	the availability of adequate quantities of system network and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	potential currency devaluations in countries in which our operating companies conduct business;

•	the accuracy of our estimates of the impact of foreign exchange volatility in our markets as compared to the U.S. dollar;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the impact that economic conditions in Latin America and Asia, as well as other market conditions, may have on the volatility and availability of equity and debt financing in domestic and international capital markets;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	market acceptance of our new service offerings, including Nextel Worldwide and any future digital two-way mobile data or Internet connectivity services;

•	the continued successful performance of the technology being deployed in our service areas and the success of technology to be deployed in connection with any future introduction of digital two-way mobile data or Internet connectivity services;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	our ability to manage rapid growth, including our ability to timely and successfully accomplish required enhancement and expansion of our networks and scale-up of our billing, collection, customer care and similar back-room operations to keep pace with anticipated customer growth, increased system usage rates and growth in levels of accounts receivables being generated by the digital mobile network customer base;

•	access to sufficient debt or equity capital to meet our operating and financial needs; and

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services.

USE OF PROCEEDS

      Based on an assumed initial public offering price of $17.00 per share, the midpoint of the range listed on the cover, the net proceeds of the offerings received by us, after deducting the estimated underwriting discounts and commissions and other expenses of the offerings, would be about $735.3 million, or about $845.8 million if the underwriters’ over-allotment options are exercised in full. We intend to use the net proceeds from the offerings to finance network expansion, acquisitions of additional spectrum, working capital needs or debt service requirements, or for other general corporate purposes.

      We have not determined the exact amount of net proceeds that we will use for each of these purposes. The allocation of the net proceeds for a particular purpose is subject to numerous factors, which can be expected to change even over the short term. These factors include:

•	issues with our technology and its deployment;

•	changes in the regulatory environment or in the local economies in one or more of the countries where our operating companies conduct business;

•	other developments affecting our operating companies and the competitive environment in which they operate; and

•	the emergence of future opportunities.

We will have broad discretion to use the proceeds as we see fit. Pending these uses we will invest the net proceeds that we receive from these offerings in interest-bearing deposit accounts, certificates of deposit, government securities or short-term and investment-grade financial instruments of varying maturities.

DIVIDEND POLICY

      We have not paid any cash dividends on our capital stock and do not plan to pay dividends on our common stock for the foreseeable future. Some of our financing arrangements prohibit, and are expected to continue to prohibit, us from paying dividends, except in compliance with specified financial covenants. In addition, some of the collateral security mechanisms and related provisions associated with our financing agreements limit the amount of cash available to make dividends, loans and cash distributions to us from our subsidiaries. Accordingly, while these restrictions are in place, any profits generated by our operating companies will not be available to us for, among other things, payment of dividends.

      We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations. Any future determination as to the payment of dividends on our common stock will be at the discretion of our board of directors. This determination will depend upon our operating results, financial condition and capital requirements, contractual restrictions, general business conditions and other factors that our board of directors deems relevant. We may never pay dividends on our common stock.

CAPITALIZATION

      The following table sets forth our consolidated cash, cash equivalents and short-term investments and capitalization as of June 30, 2000 on a historical basis and as adjusted to give effect to the following:

•	the receipt of about $623.8 million in net proceeds from the issuance of our 12.75% senior serial notes on August 1, 2000;

•	the acquisition on August 4, 2000 of additional ownership interests in the company that indirectly owns our primary Brazilian operating company, and the related payment of about $146.0 million;

•	the exchange by Nextel Communications of all 2,150 shares of series A exchangeable redeemable preferred stock for 12,651,845 shares of our class B common stock, assuming the exchange occurred on June 30, 2000;

•	the reclassification of all of our existing shares of common stock into an equal number of shares of our class B common stock; and

•	the receipt of about $735.3 million in estimated net proceeds from the sale of 45,500,000 shares of our class A common stock in the offerings, assuming an initial public offering price of $17.00 per share, the midpoint of the range listed on the cover.

	June 30, 2000
	(unaudited)

	Actual	As adjusted

	(in thousands, except
	share data)

Cash, cash equivalents and short-term investments(1)	$297,384	$1,510,436

Long-term debt, net of current portion:

13.0% senior discount notes due 2007	$745,870	$745,870

12.125% senior discount notes due 2008	525,870	525,870

12.75% senior serial notes due 2010	—	641,043

Term loans and other	394,894	394,894

Total long-term debt	1,666,634	2,307,677

Stockholders’ (deficit) equity:

Series A exchangeable redeemable preferred stock, 2,150 shares issued and outstanding, actual and no shares issued and outstanding, as adjusted	215,000	—

Common stock, 271,036,733 shares issued and outstanding, actual and no shares issued and outstanding, as adjusted;	927,693	—

Class A common stock, no shares issued and outstanding, actual and 45,500,000 shares issued and outstanding, as adjusted	—	46

Class B common stock, no shares issued and outstanding, actual and 283,688,578 shares issued and outstanding, as adjusted	—	284

Paid-in capital	—	1,877,622

Accumulated deficit	(1,100,900)	(1,100,900)

Net unrealized gain on investments	83,707	83,707

Foreign currency translation adjustment	(129,671)	(129,671)

Total stockholders’ (deficit) equity	(4,171)	731,088

Total capitalization	$1,662,463	$3,038,765

(1)	Included in cash and cash equivalents is about $10.5 million that was not available to fund any of our cash needs or any cash needs of our subsidiaries due to restrictions contained in some of our debt agreements.

DILUTION

      The pro forma net tangible book value as of June 30, 2000 was $(535.4) million or about $(1.89) per share, giving effect to the exchange of all outstanding shares of our series A preferred stock for shares of our class B common stock, assuming the exchange occurred on June 30, 2000. Net tangible book value per share represents the amount of our stockholders’ (deficit) equity, less intangible assets, divided by the number of shares of common stock outstanding on June 30, 2000.

      Net tangible book value dilution per share represents the difference between the following:

•	the amount paid per share by purchasers of class A common stock in the offerings; and

•	the pro forma as adjusted net tangible book value per share of common stock as of June 30, 2000.

      After giving effect to our sale of 45,500,000 shares of our class A common stock in the offerings under the above assumptions, our adjusted pro forma net tangible book value as of June 30, 2000 would have been $199.8 million or $0.61 per share of common stock. This represents an immediate increase in net tangible book value of $2.50 per share to existing stockholders and an immediate dilution of net tangible book value of $16.39 per share to you. The following table illustrates this dilution:

Assumed initial public offering price per share of class A common stock		$17.00

Pro forma net tangible book value per share of common stock as of June 30, 2000.	(1.89)

Increase in pro forma net tangible book value per share of common stock attributable to the offerings	2.50

Pro forma as adjusted net tangible book value per share of common stock as of June 30, 2000 after giving effect to the offerings		0.61

Dilution per share of common stock to new investors in the offerings		$16.39

      The table below summarizes on a pro forma basis as of June 30, 2000, under the above assumptions, the difference between our existing stockholders and the new investors in the offerings with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

	Shares Purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share

Existing stockholders	283,688,578	86%	$1,126,158,000	59%	$4.16

New investors	45,500,000	14	773,500,000	41	17.00

Total	329,188,578	100%	$1,899,658,000	100%

      The tables above assume no exercise of outstanding options and warrants. As of June 30, 2000, there were 22,450,878 shares of common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $7.45 per share. In addition, 2,211,456 shares of common stock were reserved for issuance upon exercise of outstanding warrants at an exercise price of $1.67 per share. The tables above also assume no exercise of the underwriters’ over-allotment options. As shares are issued in connection with these outstanding warrants or options, you will experience further dilution. See “Management” and “Underwriting.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

      The financial information presented below for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 has been derived from our audited consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 have been audited by Deloitte & Touche LLP, our independent auditors. Our audited financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 are included at the end of this prospectus. The financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been derived from our unaudited financial information, included at the end of this prospectus. This information reflects only normal recurring adjustments necessary for the fair presentation of this information. You should not expect the results of operations of interim periods to be an indication of results for a full year.

      Acquisitions. Our results were affected by business combinations, acquisitions and investments. Additional information regarding acquisition and investment activity during 1997, 1998 and 1999 can be found in notes 2, 3 and 15 to the audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

      Other (Expense) Income, Net. Other (expense) income, net consists primarily of foreign currency transaction losses, of which $42.8 million in the six months ended June 30, 1999 and $57.0 million in the year ended December 31, 1999 relate to losses associated with the devaluation of the Brazilian real. In 1995, other (expense) income, net includes a $15.0 million charge representing an other than temporary decline in the fair value of our investment in our Mexican operating company as a result of a decline in the Mexican peso.

      Stock Splits. The weighted average number of common shares outstanding reflects a 100,000-for-1 common stock split effective March 6, 1997, a 3.65-for-1 common stock split effective August 25, 1997, a 4-for-1 common stock split effective June 20, 2000 and a 3-for-2 common stock split to be effected before completion of the offerings. Information presented throughout this prospectus has been adjusted to reflect these stock splits.

      Income Tax (Provision) Benefit. We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those operating companies. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses until it is more likely than not that we will generate taxable income during periods before the expiration of our accumulated net operating losses.

      EBITDA. EBITDA consists of loss before income tax (provision) benefit, interest expense, interest income, depreciation and amortization, equity in losses of unconsolidated affiliates, other (expense) income, net and minority interest in losses of subsidiaries. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

						Six months ended
	Year ended December 31,					June 30,

	1995	1996	1997	1998	1999	1999	2000

	(in thousands, except per share data)

Consolidated Statement of Operations Data:

Operating revenues	$—	$—	$13,015	$42,488	$104,528	$41,760	$110,800

Cost of revenues	—	—	7,424	20,085	40,999	18,072	29,652

Selling, general and administrative	277	9,318	26,768	143,098	226,379	116,222	148,650

Depreciation and amortization	19	168	18,381	56,039	108,091	51,882	65,183

Operating loss	(296)	(9,486)	(39,558)	(176,734)	(270,941)	(144,416)	(132,685)

Interest expense	—	(323)	(56,583)	(106,824)	(179,604)	(82,220)	(106,660)

Interest income	6,233	4,300	19,666	16,655	8,442	2,827	5,547

Equity in losses of unconsolidated affiliates	(6,853)	(5,991)	(11,401)	(12,193)	(31,469)	(11,520)	(17,284)

Other (expense) income, net	(15,002)	379	5,561	2,472	(65,905)	(45,539)	4,016

Minority interest in losses of subsidiaries	—	—	2,085	17,131	19,314	13,299	6,504

Loss before income tax (provision) benefit	(15,918)	(11,121)	(80,230)	(259,493)	(520,163)	(267,569)	(240,562)

Income tax (provision) benefit	(2,119)	(1,355)	6,282	22,358	17	(439)	(368)

Net loss	(18,037)	(12,476)	(73,948)	(237,135)	(520,146)	(268,008)	(240,930)

Accretion of series A redeemable preferred stock to value of liquidation preference	—	—	—	—	—	—	(61,334)

Loss attributable to common stockholders	$(18,037)	$(12,476)	$(73,948)	$(237,135)	$(520,146)	$(268,008)	$(302,264)

Loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.06)	$(0.34)	$(1.08)	$(2.37)	$(1.22)	$(1.34)

Weighted average number of common shares outstanding	219,000	219,000	219,000	219,021	219,359	219,194	225,633

Selected Financial Data:

Cash flows provided by (used in) operating activities	$6,063	$(2,983)	$(16,464)	$(176,961)	$(129,360)	$(100,105)	$(101,774)

Cash flows used in investing activities	(47,895)	(72,286)	(389,153)	(402,902)	(185,315)	(116,809)	(254,983)

Cash flows provided by financing activities	1,592	42,996	512,378	542,225	310,134	242,169	523,945

EBITDA	(277)	(9,318)	(21,177)	(120,695)	(162,850)	(92,534)	(67,502)

	December 31,
						June 30,
	1995	1996	1997	1998	1999	2000

	(in thousands)

Consolidated Balance Sheet Data:

Cash, cash equivalents and short-term investments, including restricted portion	$85,302	$53,029	$288,350	$121,116	$100,028	$297,384

Property, plant and equipment, net	36	8,703	136,210	530,571	539,455	755,229

Intangible assets, net	10,135	10,878	526,000	552,419	454,657	505,675

Total assets	169,675	199,367	1,123,038	1,601,136	1,681,792	2,124,010

Long-term debt, including current portion	—	—	600,020	1,256,943	1,548,496	1,733,732

Stockholders’ equity (deficit)	11,939	39,203	296,029	95,898	(179,590)	(4,171)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Results of Operations

      The following is a discussion and analysis of our consolidated financial condition and results of operations for the three years ended December 31, 1999 and for the six and three months ended June 30, 1999 and 2000. This discussion also addresses significant factors that could affect our prospective financial condition and results of operations. Historical results may not indicate future performance. See “Forward-Looking Statements.”

      Our consolidated financial statements include the accounts of our wholly owned and majority owned operating companies. We use the equity method to account for unconsolidated investments in companies in which we exercise significant influence over operating and financial policies but do not have control.

      We own 100% of our operating companies in Brazil, Mexico, Argentina, Peru and Chile. As a result of our recent additional investment in our Philippine operating company, we will be consolidating the results of this company beginning in the third quarter. Because we have significant influence, but not control, over the business and financial affairs of our Japanese operating company, we account for its operations under the equity method. Due to a lower equity ownership interest in our Canadian operating company, we do not exercise significant influence over this company’s operations and business strategy. Accordingly, we account for this investment as a marketable security.

      The accounts of our consolidated non-U.S. subsidiaries and non-U.S. subsidiaries accounted for under the equity method are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      Operating revenues primarily include monthly access charges for digital interconnect services and digital two-way radio service, charges for airtime and digital two-way radio usage in excess of plan minutes and long distance charges derived from calls placed by our customers.

      Cost of revenues consists primarily of costs of interconnection with local exchange carrier facilities and direct switch and transmitter and receiver site costs, such as property taxes, insurance costs, rent for the network switches and sites and utility costs, including electricity, used to operate our digital mobile networks. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of wireless calls, generally consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks.

Six and Three Months Ended June 30, 1999 vs. Six and Three Months Ended June 30, 2000

     Operating Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Operating revenues	$41,760	100%	$110,800	100%	$69,040	165%

Brazil	16,043	38%	35,115	32%	19,072	119%

Argentina	15,874	38%	31,347	28%	15,473	98%

Mexico	8,862	21%	35,940	33%	27,078	306%

Peru	981	3%	8,243	7%	7,262	NM

Corporate & Other	—	—	155	0%	155	NM
Three Months Ended

Operating revenues	$21,899	100%	$63,625	100%	$41,726	191%

Brazil	7,491	34%	20,278	32%	12,787	171%

Argentina	8,864	41%	17,111	27%	8,247	93%

Mexico	5,021	23%	20,759	33%	15,738	313%

Peru	523	2%	5,322	8%	4,799	NM

Corporate & Other	—	—	155	0%	155	NM

NM — Not Meaningful

      We deliver our wireless service through handset devices, which we refer to as subscriber units. Operating revenues increased primarily due to growth in the number of our digital subscriber units in service and higher average monthly revenue per digital subscriber unit. The growth in the number of digital subscriber units in service of our consolidated subsidiaries, primarily in Brazil, Mexico and Argentina, from about 154,000 at June 30, 1999 to about 469,100 at June 30, 2000 is the result of a number of factors, principally:

•	the expansion of coverage in existing markets;

•	an increased number of indirect distributors;

•	the introduction of new products and services, such as international roaming services;

•	a continued emphasis on increasing brand awareness, primarily through increased advertising; and

•	the launch of digital interconnect service in Peru during June 1999. Before June 1999, only digital two-way radio service was available from our Peruvian operating company. We believe the potential customer base expanded significantly with the addition of interconnect service.

      The higher average monthly revenue per digital subscriber unit is the result of a number of factors, principally:

•	the establishment of the calling party pays program in Argentina, resulting in additional revenue via fees paid by non-subscribers placing calls to our subscribers in Argentina;

•	the introduction of digital interconnect service in Peru during June 1999, which has generated higher revenues per digital subscriber unit than the digital two-way radio service previously available; and

•	a shift in our customer use patterns away from use of digital two-way radio only to full use of our integrated services, with a corresponding increase in number of minutes of use of our digital interconnect services.

     Cost of Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Cost of revenues	$18,072	43%	$29,652	27%	$11,580	64%

Brazil	6,873	16%	10,278	9%	3,405	50%

Argentina	6,060	15%	8,448	8%	2,388	39%

Mexico	4,586	11%	8,482	8%	3,896	85%

Peru	553	1%	2,418	2%	1,865	337%

Corporate & Other	—	—	26	0%	26	100%
Three Months Ended

Cost of revenues	$9,106	42%	$15,690	25%	$6,584	72%

Brazil	3,545	16%	5,729	9%	2,184	62%

Argentina	3,096	14%	4,409	7%	1,313	42%

Mexico	2,071	10%	4,113	7%	2,042	99%

Peru	394	2%	1,413	2%	1,019	259%

Corporate & Other	—	—	26	0%	26	100%

      The increase in cost of revenues is primarily attributable to interconnect costs on higher minutes of use and increased site ground lease costs and utilities that we incurred due to an increase of about 80% in the number of transmitter and receiver sites we placed in service from June 30, 1999 to June 30, 2000.

     Selling, General and Administrative Expenses

					Increase
		% of		% of	(Decrease) from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Selling, general and administrative	$116,222	278%	$148,650	134%	$32,428	28%

Selling and marketing	49,758	119%	91,861	83%	42,103	85%

General and administrative	66,464	159%	56,789	51%	(9,675)	(15)%
Three Months Ended

Selling, general and administrative	$59,337	271%	$81,390	128%	$22,053	37%

Selling and marketing	25,616	117%	51,854	82%	26,238	102%

General and administrative	33,721	154%	29,536	46%	(4,185)	(12)%

      The increase in selling and marketing expenses primarily reflects increased costs incurred in connection with higher consolidated sales of digital subscriber units across all of our reportable segments during the six and three months ended June 30, 2000, including:

•	$20.8 million and $12.6 million of additional advertising costs;

•	$15.2 million and $8.6 million of increased losses due to subsidies generated from increased sales of digital subscriber units and related accessories; and

•	$6.1 million and $5.0 million of increased commissions earned by employees, indirect dealers and distributors as a result of increased digital subscriber unit sales.

      The decrease in general and administrative expenses during the six and three months ended June 30, 2000 is due primarily to a $13.7 million and $10.1 million reduction of bad debt expense due to increased focus on credit and collection activities. This decrease was partially offset by a $4.0 million and a $5.9 million increase in expenses related to billing and customer care as a result of a larger customer base, as well as increases in personnel, facilities and general corporate expenses.

      The aggregate amount of selling, general and administrative expenses are expected to increase as a result of a number of factors, including but not limited to:

•	continuing aggressive advertising and marketing campaigns;

•	increasing sales and marketing, customer care and back-office support staffing; and

•	increasing aggregate amounts of digital subscriber unit subsidies as we sell additional digital subscriber units and related accessories.

     Depreciation and Amortization

					Increase
		% of		% of	(Decrease) from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Depreciation and amortization	$51,882	124%	$65,183	59%	$13,301	26%

Depreciation	38,524	92%	52,058	47%	13,534	35%

Amortization	13,358	32%	13,125	12%	(233)	(2)%
Three Months Ended

Depreciation and amortization	$28,468	130%	$32,682	51%	$4,214	15%

Depreciation	21,736	99%	25,948	41%	4,212	19%

Amortization	6,732	31%	6,734	10%	2	0%

      Depreciation and amortization increased primarily due to increased depreciation as a result of placing additional transmitter and receiver sites into service in existing markets to improve and enhance coverage of our digital mobile networks. System assets relating to the development and expansion of our digital mobile networks represent the largest portion of our capital expenditures during the period. Depreciation begins when system assets are placed into service in the relevant markets. Depreciation is expected to increase as we place additional transmitter and receiver sites and switches into service.

     Segment Losses, Interest Expense, Interest Income and Other

					Increase
		% of		% of	(Decrease) from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Segment losses	$92,534	222%	$67,502	61%	$(25,032)	(27)%

Brazil	39,439	94%	21,087	19%	(18,352)	(47)%

Argentina	23,792	57%	7,608	7%	(16,184)	(68)%

Mexico	15,037	36%	16,933	15%	1,896	13%

Peru	6,501	16%	7,735	7%	1,234	19%

Corporate and other	7,765	19%	14,139	13%	6,374	82%

Interest expense	82,220	197%	106,660	96%	24,440	30%

Interest income	2,827	7%	5,547	5%	2,720	96%

Equity in losses of unconsolidated affiliates	11,520	28%	17,284	16%	5,764	50%

Foreign currency transaction (losses) gains, net	(45,864)	(110)%	5,922	5%	51,786	113%

Minority interest in losses of subsidiaries	13,299	32%	6,504	6%	(6,795)	(51)%
Three Months Ended

Segment losses	$46,544	213%	$33,455	53%	$(13,089)	(28)%

Brazil	18,245	83%	7,758	12%	(10,487)	(57)%

Argentina	13,575	62%	4,689	7%	(8,886)	(65)%

Mexico	6,599	30%	9,416	15%	2,817	43%

Peru	3,367	15%	3,888	6%	521	15%

Corporate and other	4,758	22%	7,704	12%	2,946	62%

Interest expense	43,526	199%	53,945	85%	10,419	24%

Interest income	1,289	6%	5,199	8%	3,910	303%

Equity in losses of unconsolidated affiliates	6,869	31%	10,171	16%	3,302	48%

Foreign currency transaction gains (losses), net	20,833	95%	(6,615)	(10)%	(27,448)	(132)%

Minority interest in losses of subsidiaries	1,258	6%	3,754	6%	2,496	198%

      We define segment losses as losses before interest, taxes, depreciation and amortization and other non-recurring charges. We incurred segment losses across all of our consolidated subsidiaries during the six and three months ended June 30, 1999 and 2000. Segment losses in Brazil and Argentina decreased for the six and three months ended June 30, 2000 as a result of increases in revenue due to subscriber growth in Brazil, subscriber growth and average revenue per unit increases in Argentina and reductions in bad debt expense in both markets. Segment losses in Mexico and Peru increased for the six and three months ended June 30, 1999 and 2000 primarily as a result of increased advertising costs and losses due to subsidies generated from increased sales of digital subscriber units, which were partially offset by higher operating revenues. Segment losses for corporate and other increased for the six and three months ended June 30, 1999 and 2000 due to increased personnel, facilities and general corporate expenses primarily reflecting increased staffing for systems development and support activities required to serve a larger customer base. We expect these segment losses to continue for the next several years while we expand our digital mobile networks and business activities, grow our subscriber base and strengthen the support systems necessary to service our growing number of subscribers.

      The increase in interest expense for the six and three months ended June 30, 2000, resulted from higher levels of outstanding debt drawn primarily to finance our current expansion and improvement of digital mobile network coverage in our Latin American markets.

      The increase in interest income for the six and three months ended June 30, 2000 is primarily due to higher average outstanding cash balances as a result of $442.7 million in proceeds received from the issuance of series A exchangeable redeemable preferred stock in the second quarter of 2000.

      The increase in equity in losses of unconsolidated affiliates for the six and three months ended June 30, 2000 is attributable to increased operating losses incurred by our Philippine operating company and by our Japanese operating company.

      The foreign currency transaction gain for the six months ended June 30, 2000 is due primarily to the strengthening of the Brazilian real relative to the U.S. dollar during the first quarter of 2000 offset by the weakening of the Brazilian real relative to the U.S. dollar during the second quarter of 2000. The foreign currency transaction loss for the six months ended June 30, 1999 is due primarily to the weakening of the Brazilian real relative to the U.S. dollar during the first quarter of 1999 slightly offset by the strengthening of the Brazilian real relative to the U.S. dollar during the second quarter of 1999.

      The decrease in minority interest in losses of subsidiaries for the six months ended June 30, 2000 is attributable primarily to the reductions in minority stockholders’ percentage shares of net operating losses in our primary Brazilian operating company and our Peruvian operating company.

Year Ended December 31, 1998 vs. Year Ended December 31, 1999

     Operating Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$42,488	100%	$104,528	100%	$62,040	146%

Brazil	17,480	41%	34,917	33%	17,437	100%

Argentina	10,662	25%	40,767	39%	30,105	282%

Mexico	12,412	29%	24,937	24%	12,525	101%

Peru	1,934	5%	3,907	4%	1,973	102%

      Operating revenues increased for the year ended December 31, 1999 due primarily to an increased number of digital subscriber units in service and higher average monthly revenue per digital subscriber unit.

      The increased number of digital subscriber units in service is the primary reason for the increase in consolidated operating revenues in 1999. The growth in the number of digital subscriber units in service is the result of a number of factors, principally:

•	the expansion of coverage in existing markets;

•	higher average digital subscriber units in service during 1999 as a result of the inclusion of a full year of attracting new subscribers to our digital mobile services in markets where we launched service during 1998, including Sao Paulo and Rio de Janeiro, Brazil; Buenos Aires and Rosario, Argentina; and Mexico City, Mexico, compared to 1998, which included new subscriber loading activities for only that portion of the year following the initial launches of our digital mobile services in these markets;

•	a continued emphasis on increasing brand awareness, primarily through increased advertising; and

•	the launch of digital interconnect service in Peru during June 1999. Before June 1999, only digital two-way radio service was available from our Peruvian operating company. We believe the potential customer base expanded significantly with the addition of interconnect service.

      The higher average monthly revenue per digital subscriber unit also contributed to the increase in operating revenues in 1999. The higher average monthly revenue is the result of a number of factors, principally:

•	the establishment of the calling-party-pays program in Argentina, resulting in additional revenue from fees paid by non-subscribers placing calls to subscribers of our Argentine operating company;

•	the introduction of digital interconnect service in Peru during June 1999, which generates significantly higher revenues per subscriber than the digital two-way radio service previously available; and

•	a shift in our customer mix away from use of digital two-way radio only to full use of our integrated services with a corresponding increase in minutes of use of our digital mobile services.

     Cost of Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Cost of revenues	$20,085	47%	$40,999	39%	$20,914	104%

Brazil	8,916	21%	16,064	15%	7,148	80%

Argentina	5,324	13%	14,092	13%	8,768	165%

Mexico	5,332	13%	9,175	9%	3,843	72%

Peru	513	—	1,668	2%	1,155	225%

      Cost of revenues increased during 1999 in comparison to 1998 primarily due to interconnect costs on higher minutes of use and increased site ground lease costs, technical expenses and utilities that we incurred due to an increase in the number of switches and transmitter and receiver sites on air during 1999.

     Selling, General and Administrative Expenses

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Selling, general and administrative	$143,098	337%	$226,379	217%	$83,281	58%

Selling and marketing	65,154	153%	112,116	107%	46,962	72%

General and administrative	77,944	184%	114,263	110%	36,319	47%

      Selling and marketing expenses increased across all of our reportable segments during 1999, due to the following:

•	$24.6 million of increased losses due to subsidies generated from increased sales of digital subscriber units and related accessories;

•	$11.2 million of increased commissions earned by employees, indirect dealers and distributors as a result of increased digital subscriber unit sales;

•	$8.4 million of increased costs related to additional employees necessary to support marketing and fulfillment functions for the expanded subscriber base; and

•	$2.8 million of additional advertising costs.

      The increase in general and administrative expenses during 1999 is due to the following:

•	$26.1 million of increased bad debt expense, which is discussed below;

•	$7.8 million of increased expenses related to billing and customer care as a result of a larger customer base; and

•	$2.4 million increase in personnel, facilities and general corporate expenses primarily reflecting increased staffing for support of company wide initiatives, including negotiating contracts with key vendors to take advantage of volume discounts, as well as coordinating the technology needs for future programs such as international roaming and prepaid calling cards.

      Bad debt expense increased $26.1 million from $7.1 million during 1998 to $33.2 million during 1999. This increase is a result of a focused program to aggressively take action on delinquent paying customers and to strengthen credit and collection procedures in Brazil and Argentina. As part of this program, we suspended or deactivated nonpaying customers and implemented procedures to minimize credit risk, such as requiring deposits, requesting bank statements or requesting current credit references from prospective customers. Following the institution of this program, bad debt expense decreased from $22.4 million during the first six months of 1999 to $10.8 million during the last six months of 1999.

     Depreciation and Amortization

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Depreciation and amortization	$56,039	132%	$108,091	103%	$52,052	93%

      Depreciation and amortization increased for 1999 as compared to 1998 primarily due to:

•	increased depreciation as a result of placing additional transmitter and receiver sites into service in existing markets to improve and expand coverage during 1999; and

•	the recording of a full year of depreciation during 1999 on transmitter and receiver sites and switches placed into service at various dates during 1998.

      System assets relating to the development and expansion of our digital mobile networks represent the largest portion of capital expenditures during 1999. We begin depreciating an asset when it is placed into service.

     Segment Losses, Interest Expense, Interest Income, and Other

					Increase(Decrease)
		% of		% of	from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Segment losses	$120,695	284%	$162,850	156%	$42,155	35%

Brazil	60,945	143%	68,554	66%	7,609	12%

Argentina	35,353	83%	36,979	35%	1,626	5%

Mexico	10,253	24%	28,813	28%	18,560	181%

Peru	3,007	7%	12,579	12%	9,572	318%

Corporate and other	11,137	26%	15,925	15%	4,788	43%

Interest expense	106,824	251%	179,604	172%	72,780	68%

Interest income	16,655	39%	8,442	8%	(8,213)	(49)%

Equity in losses of unconsolidated affiliates	12,193	29%	31,469	30%	19,276	158%

Foreign currency transaction gains (losses) and other, net	2,472	6%	(65,905)	(63)%	(68,377)	NM

Minority interest in losses of subsidiaries	17,131	40%	19,314	18%	2,183	13%

NM — Not Meaningful

      We incurred segment losses across all of our consolidated subsidiaries for 1999. Segment losses in each of our operating segments increased during 1999 in comparison to 1998 primarily due to higher costs attributable to increased sales of digital subscriber units, which were partially offset by higher operating revenues. Segment losses for corporate and other increased due to increased personnel, facilities and general corporate expenses primarily reflecting increased staffing for systems development and support activities required to serve a larger customer base. We expect these segment losses to continue while we are expanding our digital mobile networks and business activities, expanding our subscriber base and expanding the support systems necessary to service our growing number of subscribers.

      The increase in interest expense during 1999 in comparison to 1998 is due to higher levels of outstanding debt throughout the year. Draws were made on our $225.0 million equipment financing facility with Motorola Credit Corporation and our Argentine operating company’s $100.0 million secured term loan facility, to fund network expansion during 1999. In addition, capitalized interest decreased during 1999 as average construction in progress balances decreased from 1998, when the balances consisted primarily of costs associated with the subsequent launches of markets in Brazil, Argentina and Mexico, to 1999, when the balances consisted primarily of costs associated with expanding and enhancing coverage in existing markets.

      We attribute the decrease in interest income to the lower average cash balances on hand during 1999 in comparison to 1998. During 1999, our primary funding sources consisted of borrowings under long-term debt facilities and capital contributions from a wholly owned subsidiary of Nextel Communications. Both of these borrowings occurred immediately before, or simultaneously with, our anticipated uses of the funds. During 1998, however, our primary funding source was the net proceeds from the issuance of our 12.125% senior discount notes, which generated interest income before they were used in our business.

      Our equity in losses of unconsolidated affiliates increased primarily due to a $16.4 million increase in the loss from our investment in our Philippine operating company. The loss from this investment was caused both by an increase in our ownership during 1998 and an increase in the net losses of our Philippine operating company. Digital mobile service was launched in Manila during the third quarter of 1998. The increase in the net losses of our Philippine operating company was due primarily to higher interest expense and depreciation and amortization related to the build-out of its network and higher selling and marketing costs associated with equipment subsidies and advertising during 1999. Increased losses in our Japanese operating company caused the remaining increase in equity in losses of unconsolidated affiliates during 1999.

      Our foreign currency transaction gains (losses) and other, net of $(65.9) million was related primarily to the devaluation during 1999 of the Brazilian real relative to the U.S. dollar.

      The increase in our minority interest in losses of subsidiaries was directly related to increased losses attributable to minority stockholders of our primary Brazilian operating company and our Peruvian operating company.

      We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those segments. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses until it is more likely than not that we will generate taxable income during periods before the expiration of our accumulated net operating losses.

Year Ended December 31, 1997 vs. Year Ended December 31, 1998

      Our 1997 consolidated financial statements include the accounts and balances of our operating companies in Brazil, Mexico and Argentina. The accounts and balances of our Brazilian operations were included from January 30, 1997 through the end of 1997. The accounts and balances of our Mexican operations were included from September 1, 1997 through the end of 1997. The accounts and balances of our Argentine operations were included from January 1, 1997 through May 5, 1997. From May 6, 1997 through January 30, 1998, our interest in our Argentine operations was accounted for under the equity method. Our 1998 consolidated financial statements include the accounts and balances of our Brazilian and Mexican operations for the entire year, and of our Argentine and Peruvian operations for the eleven months ended December 31, 1998.

					Increase(Decrease)
		% of		% of	from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1997	Revenues	1998	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$13,015	100%	$42,488	100%	$29,473	226%

Cost of revenues	7,424	57%	20,085	47%	12,661	171%

Selling, general and administrative	26,768	206%	143,098	337%	116,330	435%

Depreciation and amortization	18,381	141%	56,039	132%	37,658	205%

Interest expense	56,583	435%	106,824	251%	50,241	89%

Interest income	19,666	151%	16,655	39%	(3,011)	(15)%

Equity in losses of unconsolidated affiliates	11,401	88%	12,193	29%	792	7%

Foreign currency transaction gains and other, net	5,561	43%	2,472	6%	(3,089)	(56)%

Minority interest in losses of subsidiaries	2,085	16%	17,131	40%	15,046	722%

Income tax benefit	6,282	48%	22,358	53%	16,076	256%

     Operating Revenues

      In 1998, operating revenues increased by $29.5 million as compared to 1997. This increase is primarily attributable to fees generated from digital mobile service and analog service provided in Brazil in 1998 and from analog services provided in Mexico in 1998. A portion of the increase is also attributable to the greater number of months that our Mexican operations were consolidated during 1998, and to the purchase of the majority interest in our Argentine and Peruvian operating companies in January 1998. During 1997, revenues were primarily attributable to analog service provided in Mexico and Brazil. As we launched digital mobile service in Brazil, Argentina and Mexico during 1998, fees were generated predominantly by digital mobile service.

     Cost of Revenues

      In 1998, cost of revenues increased $12.7 million as compared to 1997. This increase relates primarily to increases in site and switch operating costs. These costs include site rents, utilities and maintenance, increases in interconnect costs related to our digital mobile networks and increases in the cost of equipment sales and maintenance. The increase in cost of revenues is also attributable to a full year of consolidation of our Mexican operations during 1998 compared to only four months in 1997 and the addition of our Argentine and Peruvian operating companies as consolidated subsidiaries during 1998.

     Selling, General and Administrative Expenses

      The $116.3 million increase in selling, general and administrative expense in 1998 as compared to 1997 is attributable to market growth, the launch of the digital mobile networks, an increase in staffing and other costs required to support the digital mobile service, increased subsidies on sales of subscriber units and advertising and marketing costs incurred to create brand awareness in each of the markets that launched digital mobile service during 1998.

     Depreciation and Amortization

      The $37.6 million increase in depreciation and amortization expense to $56.0 million in 1998 from $18.4 million in 1997 is primarily attributable to amortization of licenses in our Argentine, Brazilian and Mexican operating companies, an increase in depreciation expense related to the launch of our digital mobile networks during 1998 and depreciation and amortization expense related to the consolidation of the operating results of our Argentine operating company for the full year in 1998 and our Peruvian operating company commencing in February 1998.

     Interest Income, Interest Expense and Other

      Interest expense increased $50.2 million to $106.8 million in 1998 from $56.6 million in 1997. This increase is attributable to accretion of interest and related amortization of debt issue costs on the 12.125% senior discount notes, a full year of interest accretion and amortization of debt issue costs on the 13.0% senior discount notes, and increased interest expense due to the greater amount of outstanding borrowings under the equipment financing facility for McCaw International (Brazil) Ltd., the company through which we hold our Brazilian operations, and our Argentine operating company’s secured term loan facility during 1998. These increased costs were partially offset by an increase in the amount of interest capitalized in connection with the construction and development of our digital mobile networks during 1998.

      Interest income decreased $3.0 million to $16.7 million during 1998 from $19.7 million during 1997. The decrease is primarily attributable to a reduction of income recognized on the investment of the net proceeds from the 12.125% senior discount notes, compared to the income recognized on the investment of the net proceeds from the issuance of the 13.0% senior discount notes, before they were used in our business.

      Equity in losses of unconsolidated affiliates increased $0.8 million to $12.2 million in 1998 from $11.4 million in 1997. The loss in 1998 was primarily attributable to about $5.8 million in losses associated with our 38% interest, or 30% through August 1998, in our Philippine operating company and $5.5 million in losses associated with our 21% interest in our Japanese operating company. During 1997, the equity in losses of unconsolidated affiliates also includes $4.5 million of losses associated with our 50% interest in our Argentine operating company which was accounted for using the equity method for the majority of 1997.

      Foreign currency transaction gains and other, net decreased $3.1 million during 1998 as compared to 1997 primarily due to an increase in foreign currency gains recognized on the remeasurement of our Mexican operating company’s net monetary liabilities and our Japanese operating company’s yen-denominated debt.

      Minority interest in the net losses of our Brazilian operations and our Mexican operations totaled $17.1 million in 1998, an increase of $15.0 million over 1997. This increase is primarily attributable to the minority stockholders’ about 23% interest in the net loss of our Brazilian operations.

      We recognized an income tax benefit of $22.4 million in 1998 compared to an income tax benefit of $6.3 million in 1997. The increased income tax benefit recognized in 1998 was primarily attributable to operating losses related to our Brazilian and Mexican operations.

Liquidity and Capital Resources

      Working capital increased by $84.1 million to $65.8 million at June 30, 2000 compared to a working capital deficit of $18.3 million at December 31, 1999 primarily relating to the increase in cash and cash equivalents resulting from aggregate proceeds of $442.7 million generated by issuances of shares of our series A exchangeable redeemable preferred stock in the second quarter of 2000 to a wholly owned subsidiary of Nextel Communications. This working capital increase was partially offset by the utilization of a portion of the proceeds to fund capital expenditures and additional investments in consolidated subsidiaries.

      We incurred losses attributable to common stockholders of $237.1 million in 1998, $520.1 million in 1999 and $302.3 million during the six months ended June 30, 2000. The operating expenses and capital expenditures associated with developing, enhancing and operating our digital mobile networks have more than offset our operating revenues. Our operating expenses, debt service obligations and anticipated capital expenditures are expected to continue to more than offset operating revenues for the next several years. We have consistently used external sources of funds, primarily from debt incurrences and from the issuance of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications, to fund operations, capital expenditures, acquisitions and other nonoperating needs.

     Cash Flows

      Net cash used in operating activities for 1999 improved by $47.6 million compared to 1998 primarily due to improvements in working capital management, including improved cash collections and increased inventory turnover.

      Capital expenditures to fund the continued expansion and enhancement of our digital mobile networks continue to represent the largest use of our funds for investing activities. Cash payments for capital expenditures increased $54.5 million to $141.4 million for the six months ended June 30, 2000. The increase in capital expenditures is part of our strategy to focus on aggressive expansion and improvement of digital mobile network coverage in our Latin American markets, primarily in Brazil and Mexico. During the first half of 2000, we used $80.5 million of cash to increase our ownership interests in our Peruvian and Brazilian operating companies and to acquire three companies with analog specialized mobile radio licenses in Chile. During 1998, significant capital expenditures were made in advance of the commercial launch of digital interconnect service in São Paulo, Buenos Aires, Rio de Janeiro, Mexico City and Rosario, all of which occurred during the middle to latter part of 1998. Capital expenditures during 1999 were $226.2 million lower than during 1998. The lower amount of capital expenditures in 1999 is related to a commensurately reduced network construction program. In contrast to the five markets launched during 1998 in major metropolitan areas of Latin America, in 1999, we launched only one new market in Lima, Peru. In addition, the principal focus of our capital expenditures and our digital mobile network construction program in 1999 was to improve the quality of service in our existing coverage areas rather than to expand our wireless service area. Investments in unconsolidated affiliates decreased from $97.6 million in 1998 to $38.4 million in 1999. The lower investment amount in 1999 resulted from reduced investment activity in Japan and a temporary reduction in investment activity in the Philippines.

      Net cash provided by financing activities for the six months ended June 30, 2000 consisted primarily of aggregate net proceeds of $442.7 million from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications, and $88.1 million from borrowings under vendor credit facilities offset by repayment of $13.2 million of long-term debt. Net cash provided by financing activities for the year ended December 31, 1999 consisted primarily of the following:

•	$200.0 million in aggregate net proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications;

•	$132.9 million from additional borrowings under our long-term debt facilities;

•	$17.0 million of contributions from minority stockholders of our majority owned consolidated subsidiaries; and

•	$2.0 million in proceeds from the exercise of stock options;

      offset by:

•	$25.6 million in payments to Nextel Communications as reimbursement of costs incurred on our behalf; and

•	$16.2 million of repayment of principal amounts outstanding under our long-term debt facilities.

      During 1998, cash provided by financing activities consisted primarily of proceeds from the issuance of the 13.0% senior discount notes, borrowings under our Argentine operating company’s secured term loan facility and McCaw International (Brazil)’s equipment financing facility. For more information, see “Description of Our Indebtedness.”

Future Capital Needs and Resources

      Our strategy is focused on aggressive expansion and improvement of digital mobile coverage in our Latin American markets, expansion into new markets and continued support as appropriate in light of perceived future prospects of our investments in Asia. Our business plan, which has been developed based on this strategy, is designed to improve digital subscriber unit growth, revenues and other key financial performance measurements. We have already begun to take the actions necessary to achieve our business plan. These actions include:

•	improving digital mobile network coverage within our existing markets in Latin America;

•	expanding our digital mobile network service to reach new areas in Latin America;

•	improving brand awareness;

•	introducing innovative pricing plans;

•	working closely with industry associations and local government offices to eliminate anti-competitive and anti-consumer regulations;

•	developing new and strengthening existing distribution channels; and

•	introducing new products and services.

      Our business plan has been developed in anticipation of the continuing acceleration of the growth, and continuing improvements in the financial and operating performance, of our digital mobile networks. Accordingly, we expect that anticipated cash expenditures during the remainder of 2000 and 2001 will be focused on the following items:

•	capital expenditures to continue to expand and improve digital mobile network coverage in existing or targeted future markets, primarily in Latin America;

•	acquisition of additional spectrum to support entry into new digital mobile network markets and to support increased network capacity and reduce future network construction expenditures in some of our existing digital mobile markets;

•	acquisition of additional ownership interests in existing operating companies;

•	debt service requirements;

•	capital contributions to support and develop our investment positions in Asia as appropriate in light of perceived future prospects; and

•	working capital requirements.

      Based on our assessment of the business activity and related cash needs of our operating companies, we believe that the net proceeds from the offerings, together with our available cash on hand and borrowings expected to be available under our existing financing agreements, will be sufficient to continue our operations through the end of 2001. This conclusion is based on:

•	our $297.4 million of available cash, cash equivalents and short-term investments, and continued availability of about $83.8 million of borrowing capacity under our existing financing facilities, at June 30, 2000;

•	the receipt of about $623.8 million of net proceeds in August 2000 from the issuance of our 12.75% senior serial notes;

•	the receipt of an estimated $735.3 million of net proceeds from the sale of shares of class A common stock in the offerings; and

•	the payment in August 2000 of about $146.0 million to the minority stockholders of McCaw International (Brazil) and the related increase in our ownership interest.

Beginning in 2002, we expect that we will need to obtain additional funding to meet the anticipated cash needs associated with implementing our business plan. In making this assessment we have also considered:

•	the increase in our cash needs attributable to our potential acquisitions that are already subject to binding agreements or those which we are currently negotiating, including the payment of about $66.5 million to purchase all of Cordillera Communications Corporation’s equity interests in several analog companies in Chile and Peru and the payment of up to $8.2 million in cash to purchase additional licenses in Chile from Gallyas S.A. and its affiliates; and

•	the future reductions in capital contributions from Motorola as a result of Motorola no longer being a minority owner in our Peruvian and Brazilian operating companies and from the former minority stockholders in our Philippine and Brazilian operating companies whose equity interests we recently acquired.

      The availability of borrowings under our financing agreements is subject to conditions and limitations, and we cannot provide assurance that those conditions will be met at the times that we need to access borrowings under the relevant facilities. The terms of our financing agreements also require us at specified times to maintain compliance with various operating and financial covenants or ratios, which may become more stringent over time. Any failure to meet these covenants or ratios could have adverse effects on us and our ability to implement our current business plan, such as making future borrowings under those agreements unavailable or requiring repayment of amounts previously borrowed under those agreements in advance of their currently scheduled maturities. In addition, our capital needs and our ability to adequately address those needs through existing or any future potential debt or equity funding sources are subject to a variety of factors that cannot presently be predicted with certainty. These factors include, among others, the commercial success of our digital mobile networks, the amount and timing of our capital expenditures and operating losses and the volatility and demand of the debt and equity markets.

      We have had and may in the future have discussions with third parties regarding potential acquisitions of, or equity investments in, those third parties or wireless communications businesses or assets owned by them. Consideration of these potential acquisitions and investments is part of our proactive approach to expanding coverage in our principal target markets in Latin America and also could represent financially attractive or strategically desirable investment opportunities elsewhere. At this time, other than the existing arrangements that have been consummated or are disclosed in this prospectus, we have no material binding commitments or understandings with any third parties that would require us to purchase an interest in or otherwise make any investment in or financial commitment to any new ventures. Our current expectation of cash needs and anticipated availability of related required funding during the remainder of 2000 and 2001 do not reflect the impact of any potential acquisitions or investments that may occur other than those described above. Any potential acquisitions or investments could involve significant additional funding needs in excess of those sources that we currently anticipate to be available. These activities could require us to raise additional equity or debt funding to successfully pursue, consummate and realize the potential benefits of those potential acquisitions or investments.

      Our anticipated cash needs as well as our conclusions as to the adequacy of our available sources could change significantly if:

•	our business plans change;

•	economic conditions in any of our markets or competitive practices in the mobile wireless communications industry, especially in Latin America, change materially from those currently prevailing or anticipated; or

•	other presently unexpected circumstances are encountered that have a material effect on the cash flow and profitability of our mobile wireless business.

We have been and will continue to be sensitive to abrupt changes in the financial markets and the business environments in those countries where we have operations, and will attempt to adjust our operating and financing plans accordingly.

      We have called upon Nextel Communications to provide us with significant financial support in the past, particularly during 2000. In the future, if we are unable to obtain necessary funding from other sources, we may seek additional financing from Nextel Communications. However, Nextel Communications has no legal obligation to make any additional equity investments or to otherwise advance any other funds to us. In addition to the absence of any legal obligation of Nextel Communications to provide funding to us, some of the agreements to which Nextel Communications currently is a party restrict the amount available to Nextel Communications and its relevant subsidiaries for specified purposes, including investments in and advances to us. If we are unable to obtain the capital we require to implement our business plan, or to obtain it on acceptable terms and in a timely manner, we would attempt to take appropriate responsive actions to tailor our activities to our available financing, including making revisions to our business plan to accommodate the reduced funding. See “Forward-Looking Statements.”

Effect of New Accounting Standards

Statement of Financial Accounting Standards No. 133

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by SFAS No. 138 in June 2000, establishes accounting and reporting standards for derivative instruments, including some derivatives embedded in other contracts. It also established standards for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. In June 1999, the FASB issued SFAS No. 137, “Deferral of the Effective Date of FASB Statement No. 133 — an Amendment of FASB Statement No. 133,” which deferred the effective date for us until January 1, 2001. We are in the process of evaluating the potential impact of this standard on our financial position and results of operations.

Staff Accounting Bulletin No. 101

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations.

FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25,” which clarifies the application of APB Opinion No. 25 for some issues, including:

•	the definition of an employee for purposes of applying APB Opinion No. 25;

•	the criteria for determining whether a plan qualifies as a noncompensatory plan;

•	the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

•	the accounting for an exchange of stock compensation awards in a business combination.

Interpretation No. 44 became effective July 1, 2000, but some of the conclusions cover specific events that occurred before its effectiveness, but after December 15, 1998 or January 12, 2000, as the case may be. We do not expect the adoption of this guidance on July 1, 2000 to have a material impact on our financial position or results of operations.

Emerging Issues Task Force Issue 00-14

      In May 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-14: “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and income classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the fourth quarter of 2000. We are in the process of evaluating the potential impact of this consensus on our financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      We finance a portion of our operations through senior notes and bank and vendor credit facilities. These financial instruments expose us to market risks, including interest rate risk and foreign currency exchange risk. Our U.S. dollar denominated borrowings and vendor equipment financing account for about 90% of our cross currency exposure. The tenor of available hedging products is generally short-term and does not match our long-term capital flows. We are also exposed to interest rate risk due to fluctuations in the U.S. prime rate, LIBOR, the Eurodollar rate and the Average Base Rate, or ABR. These rates are used to determine the variable rates of interest that are applicable to borrowings under our bank and vendor credit facilities.

      Our debt is denominated in U.S. dollars, while our operating revenues are denominated in foreign currencies. Fluctuations in exchange rates relative to the U.S. dollar, primarily those related to the Brazilian real and the Mexican peso, expose us to significant foreign exchange risk. We attempt to protect our revenues and earnings from foreign currency exchange risks by periodically adjusting prices in local currencies.

      As of June 30, 2000, we held about $29.9 million of debt securities in the form of commercial paper as short-term investments. As the weighted average maturity from the date of purchase was less than four months, these short-term investments do not expose us to a significant amount of interest rate risk.

      We hold an investment in the common stock of Clearnet, a publicly traded company, which had a fair value of $232.5 million at June 30, 2000. We report our investment in Clearnet at its fair market value in our financial statements. Negative fluctuations in the stock price of Clearnet expose us to equity price risks. A 10% decline in the stock price would result in a $23.3 million decrease in the fair value of our investment in Clearnet.

      The table below presents principal cash flows by year of maturity for our fixed and variable rate debt obligations at June 30, 2000. Fair values are determined based on quoted market prices for our senior notes and carrying value for our bank and vendor credit facilities at June 30, 2000.

      Descriptions of our senior notes and bank and vendor credit facilities are contained in note 7 to the audited consolidated financial statements included at the end of this prospectus and should be read in conjunction with the following table. The change in the total and fair values of our long-term debt as compared to December 31, 1999 reflects additional borrowings under the existing bank and vendor credit facilities and the changes in the applicable market conditions.

	Year of Maturity

							Total Due
							at
	2000	2001	2002	2003	2004	Thereafter	Maturity	Fair Value

	(U.S. dollars in thousands)

Long-Term Debt:

Fixed Rate	$366	$816	$481	$—	$—	$1,681,463	$1,683,126	$1,209,669

Average Interest Rate	14.5%	14.5%	14.5%	—	—	12.6%	12.6%

Variable Rate	35,676	148,653	103,253	103,253	69,494	—	460,329	460,329

Average Interest Rate	10.9%	11.5%	11.0%	11.0%	11.3%	—	10.8%

BUSINESS

Overview

      We provide integrated digital mobile services targeted at meeting the needs of business customers in selected international markets. Our principal operations are in major business centers and related transportation corridors of Brazil, Mexico, Argentina and Peru. As part of our growth strategy, we have recently expanded our wireless coverage in Latin America by purchasing companies with analog specialized mobile radio licenses in Chile. In addition to our wholly owned Latin American operations, we own, directly and through other entities, a majority interest in a digital mobile services provider in the Philippines and minority interests in digital mobile services providers in Japan and Canada.

      We were organized in 1995 as a holding company for Nextel Communications’ operations in selected international markets. Nextel Communications contributed its analog operations in Mexico, Brazil and Peru in 1995 and its interest in Clearnet in 1998. Our operating companies launched analog and digital mobile services in our markets as follows:

Country	Analog	Digital

Mexico	1993	1998

Brazil	1994	1998

Canada	1994	1996

Peru	1995	1999

Argentina	1997	1998

Philippines	1998	1998

Japan	—	1998

      We use iDEN technology to provide our digital mobile services on 800 MHz spectrum holdings in Latin America, the Philippines and Canada and on 1.5 GHz spectrum holdings in Japan. This technology allows us to use our spectrum more efficiently and offer multiple integrated digital wireless services. We deliver our wireless services through handset devices, which we refer to as subscriber units. We are designing our digital mobile networks to support multiple integrated digital wireless services, including:

•	digital mobile telephone service;

•	Nextel Direct Connect service, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call, without interconnecting to the public switched telephone network;

•	advanced calling features, such as three-way calling, voicemail and call forwarding;

•	international roaming capabilities; and

      •  paging and short-text messaging.

In addition, we plan to offer users access to digital two-way mobile data and Internet connectivity services in the future.

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of our parent and its affiliates that also use iDEN 800 MHz technology. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel Worldwide with the introduction of the i2000 digital subscriber unit. This digital dual-mode subscriber unit operates on networks using either iDEN 800 MHz and GSM 900 MHz technologies. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have about 80 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 50 countries and territories.

      Our operating companies have specialized mobile radio licenses in markets that cover about 382 million people, of which about 149 million are in Latin America. As of June 30, 2000, our operating companies had a total of about 1,225,900 digital subscriber units in service. Our proportionate share, based on our current ownership percentage of these operating companies, was about 599,900 digital subscriber units in service. Since the launch of our commercial digital mobile operations in 1998, we have experienced significant and rapid growth in digital subscriber units in service. From June 30, 1999 to June 30, 2000, our operating companies increased the total number of their digital subscriber units in service in the countries indicated below by 97%. In Latin America, our operating companies increased the total number of digital subscriber units in service by 205% during the same period.

      The table below provides an overview of the mobile wireless voice communications systems operated by our operating companies in the countries indicated, giving effect to recent acquisitions. For purposes of the table, total digital subscriber units in service represents all digital subscriber units in use on the digital mobile networks of each of the operating companies. Proportionate digital subscriber units in service represents our proportionate share of that total, based on our percentage equity ownership interest of the operating company in the relevant country. System type indicates whether the local wireless communications system is based on an analog specialized mobile radio system, a digital enhanced specialized mobile radio system or a personal communications services, or PCS, system.

				Proportionate
			Total Digital	Digital
	Our Current		Subscriber	Subscriber
	Interest in		Units in	Units in	Start Date of Initial
	Our Operating		Service at	Service at	Commercial Digital
Country	Companies	System Type	June 30, 2000	June 30, 2000	Mobile Services

			(in thousands)

Brazil	100.0%	analog/digital	204	204	May 1998

Mexico	100.0%	analog/digital	133	133	September 1998

Argentina	100.0%	analog/digital	90	90	June 1998

Peru	100.0%	analog/digital	42	42	June 1999

Chile	100.0%	analog	—	—	—

Total Latin America			469	469

Philippines	51.1%	digital	37	19	July 1998

Japan	32.1%	analog/digital	48	15	July 1998

Canada	14.4%	analog/digital/PCS	672	97	October 1996

Total			1,226	600

      In August 2000, BCT.TELUS Communications, Inc. announced that it has agreed to make an offer to acquire all of the shares of our Canadian operating company for cash and stock. Upon completion of the acquisition, we estimate that we will own less than 5% of the outstanding shares of BCT.TELUS if the maximum number of shares are issued in the exchange offer. Also, in August 2000, we agreed to acquire additional analog specialized mobile radio channels in Chile for cash and stock of a new Chilean operating company that will hold our Chilean operations. Upon completion of the acquisition, we estimate that we will own about 87% of this new company.

Business Strategy

      Our principal objective is to become the leading provider of integrated digital wireless communications services to business customers in selected international markets. We believe we will distinguish ourselves from our competitors and compete successfully by:

•	Focusing on major business centers in emerging markets. We operate primarily in Latin America in markets that we believe offer favorable long-term growth prospects for wireless communications services. We believe that there are significant opportunities for growth in these markets due to relatively low wireless and wireline penetration rates and increasing income levels. In a given market, we initially focus on highly concentrated business centers such as Mexico City, São Paulo, Rio de Janeiro, Buenos Aires and Lima. These areas have high population densities and, we believe, a concentration of the country’s business users and economic activity. We intend to continue to enhance and expand our networks, to leverage our existing customer base and to continue developing innovative products and services. We believe this will allow us to capture the benefits of the projected growth in the demand for wireless services in our current markets and to increase our market share.

•	Providing a differentiated package of wireless services. We offer a package of services and features that combines multiple communications services in a single wireless subscriber unit. This package includes Nextel Direct Connect, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call. In addition, we offer billing based upon actual seconds of airtime after the first minute and rate plans that do not distinguish between peak and off-peak minutes. We also offer international roaming in selected iDEN 800 MHz and GSM 900 MHz markets. We believe that none of our competitors currently offers a similar package of services. We intend to continue to emphasize the differentiated features of iDEN technology and our networks. We also intend to continue to enhance our service offerings, such as the anticipated future availability of regional Nextel Direct Connect and wireless data services in selected markets.

•	Targeting business customers. We believe that our focus on business customers will result in higher monthly average revenue per digital subscriber unit and lower digital subscriber unit cancellations. Based on the experience of Nextel Communications in the United States, we believe business customers are more likely to recognize the advantages and value of our integrated service offerings. Further, we believe that we are the only major wireless service provider in our markets directing fully-integrated digital offerings principally to the business segment. To increase our subscriber base, our operating companies are continuing to implement marketing programs and promotions that have been proven successful in Nextel Communications’ markets in the United States.

•	Expanding and strengthening our geographic service areas. We intend to selectively expand our coverage in those markets in which we currently operate. In addition, we may pursue new investments in high growth international markets that complement our existing operations and offer the opportunity to further our business strategy. We believe our established presence in Latin America and Asia, our strategic affiliations with Nextel Communications and Motorola and our acquisition experience will enable us to capitalize on opportunities in our existing markets, as well as selected new markets. In addition, as opportunities arise, we may also increase our ownership of those operating companies that we do not wholly own.

•	Offering international roaming. We are deploying international digital mobile networks that will provide roaming capabilities to our customers on a single digital subscriber unit. Our customers will be able to roam as they travel in iDEN 800 MHz or GSM 900 MHz markets where we operate or have roaming agreements. We believe that offering international roaming capabilities with one phone, one number and one bill distinguishes our service offerings from those of other wireless operators in our markets.

•	Leveraging our relationship with Nextel Communications. Our relationship with Nextel Communications is important as we continue to upgrade and deploy our digital mobile networks and provide new products and services to expand our subscriber base. Access to the technology, supplier relationships, network development and marketing expertise of Nextel Communications has afforded us significant competitive advantages. We intend to continue to leverage Nextel Communications’ expertise in the future as we enhance and expand our networks and launch new products and services. In addition, we currently utilize the “Nextel” brand name in Latin America and the Philippines. We also benefit from Nextel Communications’ relationship with Motorola, which supplies us with network equipment, digital subscriber units and related services, generally at the same basic prices extended to Nextel Communications.

Recent Developments

      Increase in Ownership Interest in NEXNET. In March 2000, Nichimen Corporation declined to make a required capital contribution and, as a result, transferred some of its shares of NEXNET Co. Ltd., our Japanese affiliate, to the contributing stockholders, including us. Additionally, on March 30, 2000, we purchased from another stockholder additional shares for about $0.4 million in cash. We were also granted an option, exercisable at any time before March 31, 2001, to purchase any or all of the remaining shares of NEXNET stock owned by the same stockholder. As a result of these share acquisitions, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option, our equity ownership interest would increase to about 44%.

      Purchase of Common Equity Shares in Companies in Brazil, Peru and Chile. In May 2000, we purchased another stockholder’s interest in our Peruvian operating company for about $2.8 million in cash and increased our ownership from about 63% to about 69%.

      In May 2000, we purchased all of the equity interests of Motorola International Development Corporation in our Peruvian operating company. This purchase increased our ownership interest from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in the parent company of our primary Brazilian operating company. This purchase increased our ownership of our Brazilian operations from about 88% to about 92%. In May 2000, we also purchased three Chilean analog specialized mobile radio companies from Motorola International. We paid Motorola International an aggregate purchase price of about $77.7 million in cash for the acquisitions in Brazil, Peru and Chile.

      McCaw International (Brazil). We entered into a purchase, release and settlement agreement dated as of July 21, 2000 with the minority stockholders in McCaw International (Brazil). Under that agreement, on August 4, 2000, we made a cash payment to the minority stockholders totaling $146.0 million, received all of the equity interests held by the minority stockholders in McCaw International (Brazil) and exchanged mutual releases with the minority stockholders. In addition, all pending court disputes between us and one of the minority stockholders were permanently dismissed. For a description of these disputes, see “— Legal Proceedings — Telcom Ventures.” As a result, we increased our ownership interest in both our primary Brazilian operating company and its parent to 100%. Additionally, all rights of the minority stockholders in McCaw International (Brazil), including their rights to put their equity interests to us beginning in October 2001, were terminated.

      Increase in Investment in Nextel Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in our Philippine operating company from about 38% to about 51% by purchasing some of the minority owners’ equity interests for about $9.8 million.

      Shanghai, People’s Republic of China Negotiations. As a result of recent changes to the regulatory environment in China, a joint venture in which we own a 30% interest terminated an agreement with China United Telecommunications Corporation. The joint venture is Shanghai CCT-McCaw Telecommunications Systems Co., Ltd. Under this agreement, we had the right to share in the profits of a cellular network in Shanghai. In consideration for entering into this termination agreement, Shanghai CCT-McCaw received about $61.3 million in cash, and we and the other joint venture participants received warrants to purchase shares of China United Telecommunications stock. In May 2000, we received a reimbursement of $7.5 million for advances we previously made to Shanghai CCT-McCaw. We are currently working with the other stockholders of the joint venture to arrange reimbursement of expenses incurred by the stockholders related to their investments in Shanghai CCT-McCaw and the sale of our interests in the joint venture. Any funds remaining after payment of these expenses and satisfaction of other existing obligations will be distributed among the stockholders of Shanghai CCT-McCaw. We would be entitled to receive 30% of the total amount so distributed, based on our ownership interest.

      Brazil Regulatory Development. In April 2000, Brazil’s telecommunications regulatory agency issued new regulations relating to the provision of wireless communications services in Brazil. As a result of the regulations, Brazil has opened its markets to wider competition in the mobile wireless communications segment in which we operate. These new regulations relaxed restrictions that significantly limited the ability of our Brazilian operations to provide digital mobile services to all potential business customer groups. They have also allowed our Brazilian operations to be more responsive to their customers’ demands and needs for mobile wireless communications services.

      Argentina Regulatory Development. In September 2000, new regulations were adopted relating to the provision of wireless communications services, including specialized mobile radio services, in Argentina. As a result, Argentina is expected to open its markets to wider competition in the mobile wireless communications segment in which we operate. These new regulations are expected to be implemented in the near future.

      Additional Capital. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications. These advances were received in connection with our anticipated purchase of Motorola International’s equity interests in our Peruvian and primary Brazilian operating companies and the three Chilean analog companies, as discussed above. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. Pursuant to a stock exchange agreement between us and the preferred stockholders, on June 12, 2000, all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for 49,682,088 shares of our common stock based on the accreted value of the series A preferred stock at that date of $587.9 million. Before June 12, 2000, the series A preferred stock was not exchangeable for common stock. On June 29, 2000, we issued an additional 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million. These additional 2,150 shares of our series A exchangeable redeemable preferred stock will be exchanged for 12,651,845 shares of our class B common stock before completion of the offerings.

      Stock Splits. On June 2, 2000, our board of directors approved an increase in the number of authorized shares of common stock from 73,000,000 to 200,000,000. This enabled us to complete a 4-for-1 common stock split, which was effective June 20, 2000. Before completion of the offerings, we will increase the number of shares of our authorized common stock and effect a 3-for-2 common stock split.

      12.75% Senior Serial Notes. On August 1, 2000, we completed the issuance and sale in a private placement of $650.0 million aggregate principal amount of our 12.75% senior serial redeemable notes due 2010. This sale generated about $623.8 million in net cash proceeds.

      Acquisitions. In August 2000 we purchased from Cordillera Communications Corporation all of its equity ownership in several analog companies in Chile and Peru. At closing, we paid $26.0 million of the total purchase price of about $66.5 million. The remaining $40.5 million will be paid over the next two years but is subject to reduction if we are unable to obtain, within the next 24 months, the regulatory relief necessary to provide integrated digital mobile services in Chile.

      In August 2000, we also entered into an agreement with Gallyas S.A. and its affiliates to acquire specialized mobile radio channels in Chile. These channels cover the cities of Santiago, Viña del Mar, Valparaiso and Concepción. The purchase price for the acquisition is payable partially in cash and partially in shares of a new Chilean company which will hold our Chilean operations. Completion of the acquisition is subject to, among other things, receipt of the regulatory relief necessary for us to provide integrated digital mobile services in Chile and regulatory approval of the transfer of the channels to us.

      We have also entered into term sheets or are negotiating agreements regarding additional potential investments to increase our spectrum position or make strategic acquisitions. However, definitive agreements may not be reached regarding any of these potential investments.

      Motorola Equipment Purchase Agreements. On August 14, 2000, we and some of our operating companies entered into equipment purchase agreements with Motorola. Under these agreements, Motorola will provide us with infrastructure equipment and services. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain other minimum purchase commitments that, if not met, subject us to penalties based on a percentage of the commitment shortfall.

      Proposed Acquisition of Clearnet by BCT.TELUS Communications, Inc. In August 2000, BCT.TELUS announced that it has agreed to make an offer to acquire all of the shares of Clearnet for cash and stock. BCT.TELUS is a telecommunications company that provides wireline, wireless data and internet communications services primarily in Western Canada. We have agreed to exchange our Clearnet stock for non-voting shares of BCT.TELUS. We have entered into lock-up and standstill agreements with BCT.TELUS. Under these agreements, we have agreed not to dispose of any BCT.TELUS shares we receive for a period of up to one year after the closing date of the acquisition. We currently own 8.4 million shares of Clearnet, or about 14.4% of the outstanding equity. Upon completion of the acquisition, we estimate that we will own less than 5% of the outstanding shares of BCT.TELUS if the maximum number of shares are issued in the exchange offer.

Wireless Technology

      Currently, most mobile wireless communications services in our markets are either specialized mobile radio, cellular or personal communications services, or PCS, systems. Our operating companies offer analog or digital specialized mobile radio, or a combination of both.

      Our digital mobile networks combine the advanced iDEN technology developed and designed by Motorola with a low-power, multi-site transmitter and receiver configuration that permits frequency reuse. The iDEN technology shares many common components with Global System for Mobile Communications, or GSM, technology, which has been established as the current digital wireless communications standard in Europe and elsewhere. The iDEN technology is a variant of the GSM technology that is being deployed by some personal communication services operators in the United States. The design of our existing and proposed digital mobile networks currently is premised on dividing a service area into multiple sites. These sites have a typical coverage area ranging from less than one mile to thirty miles in radius, depending on the terrain and the power setting. Each site contains a low-power transmitter, receiver and control equipment referred to as the base station. The base station in each site is connected by microwave, fiber optic or telephone line to a computer controlled switching center. The switching center controls the automatic transfer of wireless calls from site to site as a subscriber travels, coordinates calls to and from a digital subscriber unit and connects wireless calls to the public switched telephone network. In the case of two-way radio, a piece of equipment called a dispatch application processor provides a call setup, identifies the target radio and connects the subscriber initiating the call to the other subscribers. These two-way radio calls can be connected to one or several other subscribers and can be made without interconnecting to the public switched telephone network.

      Northern Telecom, Inc. has supplied the mobile telephone switches for our digital networks. At June 30, 2000, our consolidated subsidiaries had 5 operational switches and about 950 transmitter and receiver sites constructed and in operation in our digital mobile networks.

      Currently, there are three principal digital technology formats used by providers of cellular telephone service or personal communications services: time division multiple access, or TDMA, digital transmission technology; code division multiple access, or CDMA, digital transmission technology; and GSM-PCS, a variation of the TDMA-based GSM digital technology format.

      Although TDMA, CDMA and GSM-PCS are digital transmission technologies that share basic characteristics and areas of contrast to analog transmission technology, they are not compatible or interchangeable with each other. Although Motorola’s proprietary iDEN technology is based on the TDMA technology format, it differs in a number of significant respects from the versions of this technology used by cellular and personal communications services providers.

      The implementation of a digital mobile network using iDEN technology significantly increases the capacity of our existing channels and permits us to utilize our current holdings of specialized mobile radio spectrum more efficiently. This increase in capacity is accomplished in two ways.

•	First, each channel on our digital mobile networks is capable of carrying up to six voice and/or control paths, by employing six-time slot TDMA digital technology. Alternatively, each channel is capable of carrying up to three voice and/or control paths, by employing three-time slot TDMA digital technology. Each voice transmission is converted into a stream of data bits that are compressed before being transmitted. This compression allows each of these voice or control paths to be transmitted on the same channel without causing interference. Upon receipt of the coded voice data bits, the digital subscriber unit decodes the voice signal. Using iDEN technology, we achieve about six times improvement over analog specialized mobile radio in channel utilization capacity for channels used for two-way dispatch service. We also achieve about three times improvement over analog specialized mobile radio in channel utilization capacity for channels used for mobile telephone service.

•	Second, our digital mobile networks reuse each channel many times throughout the market area in a manner similar to that used in the cellular industry, further improving channel utilization capacity.

      Unlike other digital transmission technologies, iDEN can be deployed on non-contiguous frequency holdings. This benefits us because our 800 MHz channel holdings are, in large part, composed of non-contiguous channels. Further, iDEN technology allows us to offer our multi-functional package of digital mobile services.

Spectrum Position

      Through our operating companies, we employ iDEN technology on 800 MHz spectrum holdings in major business centers and related transportation corridors in Brazil, Mexico, Argentina, Peru, the Philippines and Canada and on 1.5 GHz spectrum holdings in Japan.

      To construct a viable digital mobile network utilizing iDEN technology, we believe that at least 100 channels are necessary in any given market. We own or have options to acquire at least 100 channels in most of the markets in which we have constructed or currently intend to construct digital mobile networks. By deploying digital technology, we expect to significantly increase subscriber capacity. Our large specialized mobile radio channel position reduces capital expenditures required to convert to digital networks.

      Our current spectrum strategy focuses on strengthening our channel position in our existing markets. We also may seek to acquire specialized mobile radio channels or other mobile wireless communications service providers in selected urban centers that have attractive economic characteristics. As part of our strategy for expansion of our networks, we may continue to purchase analog channels, which we would then convert to use in digital mobile networks, as we have done in the past.

Network Implementation, Design and Construction

      Our networks are in various stages of development and deployment. Our critical design criteria for expanding and enhancing our digital mobile networks include the following:

•	contiguous wide area coverage of major business centers and related transportation corridors in our licensed areas;

•	signal quality comparable to that currently provided by existing cellular and personal communications services carriers in our service area;

•	call hand-off for mobile telephone service throughout our digital mobile networks;

•	minimization of blocked and dropped calls, consistent with recognized industry performance targets;

•	regulatory authorizations necessary to offer enhanced services such as mobile telephone service, data transmission and short-text messaging services; and

•	cost-efficient routing of calls to minimize local interconnection costs and toll charges and to provide maximum utilization of our digital mobile network facilities.

      Careful frequency planning and system design are necessary before beginning digital mobile network construction to ensure satisfactory coverage over the entire network. Frequency planning involves the selection of specific areas in our markets for the placement of transmitter sites and the identification of specific frequencies that will be employed at each site in the initial configuration.

      In addition to frequency planning and system design, the implementation of our digital mobile networks, and the conversion of our existing analog networks to digital mobile networks, requires:

•	site acquisition;

•	equipment procurement;

•	construction;

•	equipment installation;

•	testing; and

•	optimization.

A site is selected on the basis of its proximity to targeted customers, the ability to acquire and build the site and frequency propagation characteristics. Site procurement efforts include obtaining leases and permits and, in many cases, zoning approvals. Once the requisite governmental approvals are obtained, the preparation of each site, including grounding, ventilation, air conditioning and construction, typically takes three months. Equipment installation, testing and optimization generally takes at least an additional four weeks. After system operations begin in a selected market, we expect to add new sites to our digital mobile networks continually to improve coverage, quality and capacity.

      Any scheduled build-out or expansion may be delayed due to the need to obtain additional financing as well as typical construction and other delays.

International Roaming Services

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of our parent and its affiliates that also use iDEN 800 MHz technology. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel Worldwide with the introduction of the i2000. This digital dual-mode subscriber unit operates on both iDEN 800 MHz and GSM 900 MHz technology. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operated and covered by our roaming agreements. We currently have about 80 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 50 countries and territories. After we enter into roaming agreements, we and our roaming partners must undertake testing and implementation procedures before roaming can begin. In addition, each operator with whom we enter into a roaming agreement in any given country may have varying service coverage areas; some may operate in metropolitan areas while others may have nationwide service.

Markets

      We primarily target emerging markets characterized by strong long-term economic growth prospects, highly concentrated business centers and favorable competitive environments.

      Strong Economic Growth Prospects. We operate primarily in Latin America and, to a lesser extent, in other international markets that we believe offer favorable long-term economic growth prospects.

      Highly Concentrated Business Centers. We operate primarily in major business centers and related transportation corridors in selected markets of Latin America, including São Paulo, Rio de Janeiro, Buenos Aires, Mexico City and Lima. These areas are generally characterized by high population densities and, we believe, a concentration of the country’s business users and economic activity. In addition, vehicle traffic congestion, low landline penetration and unreliability of the land-based telecommunications infrastructure encourage the use of mobile wireless communications services in these areas.

      Favorable Competitive Environments. Compared to the United States, there historically were relatively few licensed wireless communications service providers operating in most of the emerging markets in which we operate. With the advent of privatization programs and the deregulation of telecommunications markets, competition has begun to increase.

      Where we believe attractive opportunities exist, we also make strategic investments in entities that operate digital mobile systems in developed markets such as Japan.

Marketing

      Most of our operating companies market their wireless communications services primarily to business customers and mobile work forces, such as service companies, security firms,

contractors and delivery services. We believe that companies with mobile work forces represent growing sectors of the economies in our markets. These types of businesses often need to provide their personnel with the ability to communicate directly with one another, either on a private one-to-one call or a one-to-many group call. By expanding and enhancing our digital mobile network, we plan to increase significantly the quality and capacity of our wireless communications networks utilizing specialized mobile radio frequencies and be in a position to offer a broader array of digital wireless services to a larger customer base. For a more detailed description of the marketing focus of each operating company, see the “Marketing” discussion for each operating company under “— Operating Companies.”

Competition

      In each of the markets where our operating companies operate or will operate, we compete or will compete with other communications services providers. These competitors include landline telephone companies and other wireless communications companies. Many of our competitors are well-established companies with substantially greater financial and marketing resources, larger customer bases, better name recognition, bundled service offerings, larger spectrum positions and larger coverage areas than we have. In addition, many existing telecommunications enterprises in the markets in which our operating companies conduct business have successfully attracted significant investments from multinational communications companies. Because of their financial resources, these competitors may be able to reduce prices to gain market share. We expect that the prices we charge for our products and services will decline over the next few years as competition intensifies in our markets. The iDEN technology we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services or with other iDEN networks not operating in the 800 MHz spectrum. Therefore our customers will not be able to roam on non-GSM 900 MHz or non-iDEN 800 MHz cellular or personal communications services systems or any system for which we do not have a roaming agreement. Further, they will not be able to roam on GSM 900 MHz systems unless they elect to purchase dual-band phones that are compatible both with iDEN 800 MHz and GSM 900 MHz. At present, the i2000 subscriber unit developed by Motorola, which enables our customers to roam on other providers’ GSM 900 MHz cellular systems, is the only dual-band phone that we expect will be available to our customers in the foreseeable future. Accordingly, those customers will not have coverage outside of our coverage area until:

•	we build out additional digital mobile networks in areas outside our existing markets;

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage area and we enter into roaming agreements with those operators; or

•	digital subscriber units that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

      For a more detailed description of the competitive factors affecting each operating company, see the “Competition” discussion for each operating company under “— Operating Companies.”

Regulation

      The licensing, construction, ownership and operation of wireless communications systems, are regulated by governmental entities in the markets in which our operating companies conduct business. The grant, maintenance, and renewal of applicable licenses and radio frequency allocations are also subject to regulation. In addition, these matters and other aspects of wireless communications system operations, including rates charged to customers and the resale of wireless communications services, may be subject to public utility regulation in the jurisdiction in which service is provided. Further, statutes and regulations in some of the markets in which our operating companies conduct business impose limitations on the ownership of telecommunica-

tions companies by foreign entities. Changes in the current regulatory environments, or the interpretation or application of current regulations, in those countries or future judicial intervention could impact our business. These changes may affect interconnection arrangements, requirements for increased capital investments, prices our operating companies are able to charge for their services or foreign ownership limitations, among other things.

      We use specialized mobile radio technology, which subjects us to uncertainty in some jurisdictions where our operating companies may not be considered operators of public communications networks. Differences in the regulatory framework applicable to companies who are and are not deemed to be operators of public communications networks may place us at a competitive disadvantage with respect to our ability to:

•	interconnect with public switched telephone networks in those jurisdictions, in terms of the frequency, at competitive rates and with availability of the necessary numbers to undertake this interconnection;

•	provide services to all segments of the population, such as the restrictions applicable to our Brazilian and Japanese operations, which require that they offer their services only to businesses or individuals characterized by a common economic interest; and

•	provide services under particular programs, such as calling party pays programs.

      These differences also may impact our flexibility in terms of permitted foreign investment and acquisitions of additional spectrum. In addition, as a result of the different regulatory regimes, we may be subject to more onerous requirements under our licenses regarding build-out, installation and loading, among others, than our competitors who are licensed to use spectrum other than specialized mobile radio.

      For a more detailed description of the regulatory environment in each of the countries in which the operating companies conduct business, see the “Regulatory and Legal Overview” discussion for each operating company under “— Operating Companies.”

Foreign Currency Controls and Dividends

      In some of the countries in which we operate, the purchase and sale of foreign currency is subject to governmental control. Additionally, local law in some of these countries may limit the ability of our operating companies to declare and pay dividends. Local law may also impose a withholding tax in connection with the payment of dividends. For a more detailed description of the foreign currency controls and dividend limitations and taxes in each of the countries in which our operating companies conduct business, see the “Foreign Currency Controls and Dividends” discussion for each operating company under “— Operating Companies.”

Operating Company Ownership

      We own 100% of our operating companies in Brazil, Mexico, Argentina, Peru and Chile. Where we own less than 100%, we generally enter into arrangements to provide us with some level of influence over key business and strategic decisions involving our operating companies, whether through a stockholders’ agreement, board representation or other corporate governance protections. Our recent additional investment in our Philippine operating company has not only increased our economic interest but also our ability to participate in the business and strategic development of this company. Our board representation and other corporate governance rights allow us to influence the business and direction of our Japanese operating company and to participate in the decision-making process for our Canadian operating company.

      For a description of other stockholders of our operating companies that are not wholly owned, see the discussion of the stockholders for each of these operating companies under “— Operating Companies.”

Operating Companies

Brazil

      Operating Company Overview. We refer to our wholly owned Brazilian operating company, Nextel Telecomunicações Ltda., as Nextel Brazil. Nextel Brazil provides analog and digital mobile services under the tradename “Nextel” in the following major business centers and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Campinas	Belo Horizonte
Rio de Janeiro	Brasília
São Paulo	Fortaleza

      Nextel Brazil has licenses in markets covering about 62 million people. As of June 30, 2000, Nextel Brazil provided service to about 204,200 digital subscriber units.

      Nextel Brazil’s operations are headquartered in São Paulo, with branch offices in 14 other cities. As of June 30, 2000, Nextel Brazil had about 1,000 employees.

      Marketing. Nextel Brazil offers both a broad range of service options and pricing plans designed to meet the specific needs of its targeted business customers. It currently offers digital two-way radio only plans and integrated service plans, including two-way radio and interconnect, in its digital markets. Nextel Brazil also offers analog two-way radio in its analog markets. Nextel Brazil’s target customers are businesses with mobile work forces, as well as utilities and government agencies. Nextel Brazil uses a direct sales force, as well as dealers and independent agents.

      Competition. Nextel Brazil competes with other analog specialized mobile radio and cellular service providers in Brazil. Other specialized mobile radio service providers include MComCast S.A., Splice Com S.A., Teleglobal S.A. and Unical S.A.

      Until 1998, all local, long distance and cellular telecommunications services in Brazil were provided though operating subsidiaries of Telecomunicações Brasileiras S.A., a government-owned holding company known as Telebras. In July 1998, the government of Brazil privatized Telebras by dividing Telebras into twelve separate telecommunications companies and selling a controlling interest in each newly created company by auction. Since the privatization of Telebras, each cellular market that was served by Telebras is now served by one of eight cellular companies created by the privatization, including Telesp Celular S.A., which is controlled by Portugal Telecom, in São Paulo; Tele Sudeste Celular S.A., which is controlled by a consortium led by Telefónica de España S.A., in Rio de Janeiro and Espirito Santo; and Tele Centro Oeste Celular S.A., which is controlled by Splice Com S.A., in Brasilia and other central cities. Additionally, the government of Brazil has divided the Brazilian market into ten cellular regions, and, during 1997 and 1998, awarded band B cellular licenses covering all ten regions in Brazil. Accordingly, in several markets in Brazil, including the city of São Paulo, there are two cellular service providers. In May 1998, BCP Telecomunicações S.A., an affiliate of BellSouth Corp., began offering digital cellular service in São Paulo. In addition, as a result of the new regulations described below, Nextel Brazil will compete with additional providers in each of its markets.

      On July 10, 2000, Brazil’s telecommunications regulatory agency published draft Guidelines for the Implementation of the Personal Mobile Service, which are personal communication services operations in Brazil. These guidelines are expected to be finalized and adopted in the near future.

      The guidelines establish rules regarding the selection of up to three additional mobile telephony providers per region, corresponding to bands or sub-ranges C, D and E. Under the guidelines, Brazil will be divided into three regions for personal communications services operation within the 1.8 GHz broadband frequency, as opposed to ten regions for the current cellular service providers. Each of the three regions will have three new competitors in addition to the existing two competitors, which have bands A and B. The current A and B band cellular providers will have the right to switch to personal communications services. If they elect to do so, they will have the right to acquire two 5 MHz sub-ranges in the 1.9 GHz range to enable them to offer the same services as the personal communications services providers.

      The bidding for these new licenses will be conducted by auction, on a sequential basis for each of the three bands. There are no restrictions on the participation of companies organized and based in Brazil, even if they are foreign-owned. Interested companies may compete in each of the three regions. There are, however, other conditions to participation that apply to entities and their controlling, controlled or affiliate companies:

•	the same provider may not provide cellular or personal communications services, or both, through more than one authorization or concession in the same service area; and

•	a company that is a provider of switched fixed telephony services cannot bid in the auction for C band personal communications services licenses.

      Each successful bidder for the C, D and E bands will be granted three licenses. The first license will authorize personal communications services operations; the second will permit national long distance service as of January 1, 2002; and the third will permit international long distance service as of January 1, 2002. For this purpose, the new personal communications services providers will have their own access codes to forward long distance calls.

      These guidelines introduce new concepts in Brazilian mobile telephony. First, the service enables the communication between mobile stations, as well as from mobile stations to non-mobile stations within the same personal communications services registration area. Also, calls originated within a registration area and having a destination point outside that registration area will be treated as switched fixed telephone service for national and international long distance.

      Regulatory and Legal Overview. Brazil’s telecommunications regulatory agency is Agência Nacional de Telecomunicaçoes, known as Anatel. On April 27, 2000, Anatel approved new regulations relating to specialized mobile radio services in Brazil. As a result, Brazil has begun to open its markets to wider competition in the mobile wireless communications segment where we operate. The former regulations imposed various restrictions that significantly limited the ability of Nextel Brazil to provide digital mobile services to all potential customer groups. The former regulations also limited its ability to be fully responsive to customers’ demands and needs for mobile wireless communications services. The new regulations are expected to have a significant positive impact for our Brazilian operations, principally by:

•	allowing service to be provided not only to formal legal entities but also to groups of individuals characterized by a common activity, such as doctors or lawyers; however, our service still may not be provided to stand-alone individuals;

•	lifting restrictions on the volume of interconnect traffic, which previously required that the volume of traffic interconnected with the public switched telecommunications network could not exceed one third of the sum of intra-network traffic volume and outgoing calls interconnected to the public switched telecommunications network;

•	allowing specialized mobile radio companies to provide their users with other services that are not characterized as another type of telecommunication service, such as short messaging and packet data and Internet data services; and

•	confirming that specialized mobile radio networks in different service areas can interconnect among themselves for dispatch services, which allows for long distance dispatch.

      The new regulations also allow for implementation of a calling party pays program. However, the specific guidelines governing this program are not expected to be issued until later this year. Once these guidelines are published, we intend to deploy calling party pays in our markets in Brazil; we currently expect to have this service available to customers beginning in 2001. However, we cannot be sure as to the timing or completion of the implementation of calling party pays, or, if implemented, as to the terms and conditions that may apply.

      The new regulations now permit affiliated companies to hold more than one license in the same service area. However, holders of specialized mobile radio licenses and their affiliates, like us, are still prohibited from holding more than 10 MHz of spectrum in the same service area.

      Although we believe that the new regulations give us significantly greater flexibility to provide digital mobile services, we are still required to provide dispatch as a basic service before we can provide any other service. For example, we cannot offer interconnect without two-way radio as well. In addition, we are required to provide similarly situated customers with services on a similar basis.

      No material changes were introduced under the new regulations in regard to the grant of new licenses. Any company interested in obtaining new specialized mobile radio licenses from Anatel is required to apply and to present documentation showing the technical, legal and financial qualifications required by the legislation. Anatel may unilaterally communicate its intention to grant new licenses, as well as the terms and conditions applicable to the licenses such as the relevant price. If it intends to grant a license, Anatel is required to publish an announcement in the official gazette. Any company willing to respond to the unilateral invitation from Anatel, or willing to render the applicable service in a given area claimed by another interested party, may have the opportunity to obtain a license. Whenever the number of claimants is larger than the available spectrum, Anatel is required to conduct competitive bidding to determine which interested party will be granted the available licenses.

      A license for the right to provide specialized mobile radio services is granted for an undetermined period of time. While the associated radio frequencies are licensed for a period of 15 years, they are renewable only once for an additional 15-year period. Renewal of the license is subject to rules established by Anatel. Renewal is required at least three years before the expiration of the original term and must be decided upon by Anatel within 12 months. Anatel may deny a request for renewal of the license for the right to use associated radio frequencies, but only if the applicant is not making rational and adequate use of the frequency, the applicant has committed repeated breaches in the performance of its activities or there is a need to modify the radio frequency allocation.

      We believe that the new framework will be more flexible in regard to operational requirements. However, we will still be required to make available to Anatel, at any time, all information regarding our client-base. In addition, the new rules also require that the service be available and in regular operation within the relevant service area, in accordance with the terms and minimum coverage and signal requirements provided for under the regulations. Failure to meet Anatel’s requirements may entail repossession of the channel by Anatel and forfeiture of the license. We believe that Nextel Brazil is currently in compliance with all of the operational requirements of its licenses.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Brazil is subject to governmental control. There are two foreign exchange markets in Brazil that are subject to Central Bank of Brazil regulations. The first is the commercial/financial floating exchange rate market. This market is reserved generally for trade-related transactions such as import and export transactions, registered foreign currency investments in Brazil and specified other transactions involving remittances abroad. The second foreign exchange market is the tourism floating exchange rate market. The commercial/financial exchange market is restricted to transactions that require prior approval of the Brazilian monetary authorities. Both markets operate at floating rates freely negotiated between the parties. The purchase of currency for repatriation of capital invested in the country and for payment of dividends to foreign stockholders of Brazilian companies is made in the commercial/financial floating exchange rate market. Purchases for these purposes may only be made if the original investment of foreign capital and capital increases were registered with the Central Bank of Brazil. In this case, there are no significant restrictions on the repatriation of share capital and remittance of dividends.

      Nextel S.A., the Brazilian subsidiary through which any dividend is expected to flow, has applied to the Central Bank of Brazil for the registration of all investments in foreign currency. A substantial portion of those applications are still pending. An administrative decision is expected before the end of 2000 from the Brazilian monetary authorities. Nextel S.A. intends to structure future capital contributions to Brazilian subsidiaries to maximize the amount of share capital and dividends that can be repatriated through the commercial/financial exchange rate market. We cannot be sure, however, that Nextel S.A. can repatriate through the commercial/financial exchange rate market share capital and dividends on foreign investments that have not been registered.

      Brazilian law provides that the Brazilian government may, for a limited period of time, impose restrictions on the remittance by Brazilian companies to foreign investors of the proceeds of investments in Brazil. These restrictions may be imposed whenever there is a material imbalance or a serious risk of a material imbalance in Brazil’s balance of payments. The Brazilian government may also impose restrictions on the conversion of Brazilian currency into foreign currency. These restrictions may hinder or prevent us from purchasing equipment required to be paid for in any currency other than Brazilian reais. Under current Brazilian law, a company may pay dividends from current or accumulated earnings and dividend payments are not subject to withholding tax. Interest payments on foreign loans are generally subject to a 15% withholding tax.

Mexico

      Operating Company Overview. We refer to our wholly owned Mexican operating company, Comunicaciones Nextel de Mexico S.A. de C.V., as Nextel Mexico. Nextel Mexico provides analog and digital mobile services under the tradename “Nextel” in the following major business centers and along related transportation corridors, as well as in a number of smaller markets:

Digital

Analog

Mexico City Puebla Queretaro Toluca	Guadalajara Mexico City Monterrey Puebla Tijuana

Nextel Mexico offered services in its analog and digital mobile networks simultaneously for several months, while it migrated its analog customers to the digital mobile network in Mexico City, Toluca, Queretaro and Puebla. Nextel Mexico ceased offering analog service to new customers in Mexico City, Toluca, Queretaro and Puebla in the second half of 1999.

      Nextel Mexico has licenses in markets covering about 50 million people. As of June 30, 2000, Nextel Mexico provided service to about 132,900 digital subscriber units.

      Nextel Mexico is headquartered in Mexico City and has regional offices in Guadalajara, Monterrey, Tijuana, Toluca, Puebla and Queretaro. As of June 30, 2000, Nextel Mexico had about 700 employees.

      Marketing. Nextel Mexico offers its digital and analog services primarily to business customers, offering a broad range of services and pricing plans designed to meet their specific needs.

      Nextel Mexico offers integrated services, including interconnect services, digital two-way radio and paging in its digital markets and analog two-way radio in its analog markets.

      Nextel Mexico markets its services through a distribution network that includes a variety of direct sales representatives and independent dealers. The development of alternate distribution channels has been a key factor in its commercial performance. Additionally, Nextel Mexico has used an advertising campaign supported by press, radio, magazines, television and direct marketing to develop brand awareness.

      Competition. Nextel Mexico’s analog operations compete with those of Radiocel, S.A. de C.V., a large analog operator, and with other analog system operators in its markets. Nextel Mexico’s digital mobile networks compete with analog system providers and also with cellular and personal communications services system operators in its market areas.

      The Mexican cellular market is divided into nine regions. The Secretary of Communications and Transportation of Mexico has divided the cellular telephone system in each region into the Cellular A-Band and the Cellular B-Band. In each region, Radiomóvil Dipsa, S.A. de C.V., known as Telcel, and a subsidiary of Teléfonos de México, S.A. de C.V., known as Telmex, holds the Cellular B-Band concession. Its cellular competitor in each region holds the Cellular A-Band concession. Iusacell, S.A. de C.V., a joint venture controlled by Verizon Communications, holds the right to provide cellular service in the greater Mexico City area, as well as in the regions covering most of the central and southern areas of Mexico. In the northern region of Mexico, cellular service is provided by Movitel del Norroeste, S.A. de C.V., Celular de Telefonía, S.A. de C.V., Telefonía Celular del Norte, S.A. de C.V. and Baja Celular Mexicana, S.A. de C.V., currently owned by Motorola. Cellular service in the southeast region of Mexico is provided by Portatel del Sureste, S.A. de C.V.

      Pegaso Telecomunicaciones, S.A. de C.V., a joint venture among Grupo Pegaso, Leap Wireless International Inc. and Sprint Corporation, provides personal communications services and wireless local loop commercial services in Tijuana, Monterrey, Guadalajara and Mexico City. In October 1999, Sistemas Profesionales de Comunicaciones, S.A. de C.V., referred to as Unefon, obtained a nationwide concession in the 1.9 GHz band. This concession allows Unefon to provide personal communications services and wireless local loop commercial services. Currently Unefon is providing services in Acapulco, Toluca, León and Mexico City.

      Regulatory and Legal Overview. The Secretary of Communications and Transportation of Mexico, known as the SCT, regulates the telecommunications industry in Mexico. The Comision Federal de Telecomunicaciones, known as COFETEL, oversees specific aspects of the telecommunications industry on behalf of the Secretary.

      Since early 1994, the Mexican government has been deregulating the telecommunications industry to improve the quality and expand the coverage of telecommunications services. The Mexican government has stated its intention to increase competition within the telecommunications industry. It has also stated its desire to attract foreign investment to improve Mexico’s telecommunications infrastructure. Mexico’s Federal Telecommunications Law, which became effective in June 1995, outlines the broad rules for opening the local and long distance service markets to competition.

      The Mexican Federal Telecommunications Law requires that all telecommunications licenses, which are referred to as concessions in Mexico, must be owned by Mexican individuals or entities that do not have more than 49% of their voting equity interest owned by non-Mexican entities. Although the foreign ownership limitation existed before the enactment of the Mexican Federal Telecommunications Law for specified types of telecommunications licenses, the Mexican Foreign Investment Law effective as of December 28, 1993 deleted the reference to this rule. It also allowed up to a 100% foreign ownership participation in entities involved in specialized mobile radio services. Due to this change, the foreign participation in Nextel Mexico and its subsidiaries was increased to become a majority foreign owned corporation. However, the Mexican Federal Telecommunications Law enacted on June 8, 1995 reinstituted the former 49% foreign ownership limitation. This did not affect Nextel Mexico and its subsidiaries since they became majority foreign owned companies during the time that this level of ownership was legally permitted. For this reason, in May 1996 Nextel Mexico and its subsidiaries applied for and obtained a modification of all of their 800 MHz licenses. These modifications deleted, among other things, all conditions that related to the 49% foreign ownership limitation. As a result, all of the 800 MHz licenses in which Nextel Mexico has an interest, except for one license covering 10 channels along a major highway from Mexico City to Guadalajara, are not subject to the foreign ownership limitation. Although licenses to provide cellular services are also subject to the 49% foreign ownership limitation, the Mexican Federal Telecommunications Law explicitly provides a waiver for cellular providers. This waiver is granted upon receipt of a favorable opinion from the Mexican National Foreign Investments Commission.

      The Mexican Federal Telecommunications Law provides all wireless communications services providers with the right to interconnect to the public switched telephone network operated by Telmex. Some of these telecommunications companies have had difficulty obtaining interconnect services from Telmex, despite having interconnection agreements with Telmex. Because Nextel Mexico operates under specialized mobile radio licenses, it is not deemed to be a provider of telecommunications services in Mexico. As a result, it is unclear whether Nextel Mexico is entitled to interconnection. For assurance, Nextel Mexico has entered into commercial agreements with Telmex providing for interconnection between its networks and the public switched telephone network. This agreement is effective through August 4, 2001. Nextel Mexico may not be able to renew this agreement or otherwise obtain interconnect services.

      To become a concessionaire, a provider must apply to and receive the approval of the Secretary and COFETEL. To acquire spectrum, a provider must participate in an auction process. Awarded concessions contain requirements regarding build-out and loading that, if not complied with, can lead to sanctions, including revocation of the concession.

      Foreign Currency Controls and Dividends. Mexican companies may distribute dividends and profits outside of Mexico if the Mexican company meets specified distribution and legal reserve requirements. A Mexican company must distribute 10% of its pretax profits to employees and allocate 5% of net profits to the legal reserve until 20% of the stated capital is set aside. Under Mexican corporate law, approval of a majority of stockholders of a corporation is required to pay dividends. Dividends paid by Nextel Mexico to any U.S. stockholder are subject to a 5% withholding tax. Interest payments to U.S. residents are subject to a 15% withholding tax; interest payments to a U.S. financial institution registered with the Mexican tax authorities are subject to a 5% withholding tax; and interest payments to a U.S. fixed asset or machinery supplier registered with the Mexican tax authorities are subject to a 10% withholding tax.

Argentina

      Operating Company Overview. We refer to our wholly owned Argentine operating company, Nextel Argentina S.R.L., as Nextel Argentina. Nextel Argentina provides analog and digital mobile services under the tradename “Nextel” in the following major business centers and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Buenos Aires	Cordoba
Mar del Plata	Mendoza
Rosario

Nextel Argentina converted from analog to digital mobile service in Buenos Aires and Rosario in the second half of 1998.

      Nextel Argentina has licenses in markets covering about 23 million people. As of June 30, 2000, Nextel Argentina provided service to about 90,100 digital subscriber units.

      Nextel Argentina is headquartered in Buenos Aires and has regional offices in Mar del Plata, Rosario, Mendoza and Cordoba, and three branches in Buenos Aires. As of June 30, 2000, Nextel Argentina had about 550 employees.

      Marketing. Nextel Argentina’s digital mobile service offerings include telephone interconnect, digital two-way radio and paging. Nextel Argentina currently offers analog two-way radio in its analog markets.

      Nextel Argentina markets its services through a direct sales force and employs independent dealers. Nextel Argentina provides extensive training to each of its distribution channels to ensure a high level of customer satisfaction.

      Competition. Nextel Argentina’s major competitors among the other specialized mobile radio providers, as measured by the number of subscribers, are Movicom/ Movilink, which is owned by CRM S.A., a joint venture that includes BellSouth Corporation and Motorola, and Unifon, which is owned by Telefonica de Argentina S.A. Movicom/ Movilink holds channels in Buenos Aires and in each of Argentina’s three other major cities. In addition to operating various analog networks, Movicom/ Movilink also operates an iDEN based digital mobile system in Buenos Aires and Rosario. Unifon operates analog networks in Buenos Aires and other major cities.

      There are four cellular and personal communications service license holders in Argentina with which Nextel Argentina also competes: Movicom, Unifon, Compañia de Teléfonos del Interior S.A., which is owned by Verizon Communications, and Telecom Personal, which is owned by Telecom Argentina STET-France Telecom S.A. The licenses held by these companies, which were auctioned in 1999, provide for national coverage. Each of the four license holders has the right to provide personal communications services in specified regions of the country. Of these license holders, all are currently operating in the city of Buenos Aires and in the surrounding area. The grant of these licenses did not result in the entry of new competitors to the market because the licenses were awarded only to the existing providers of cellular telephone services. The licenses and associated frequencies provide existing cellular companies with increased spectrum capabilities and the ability to launch a new range of wireless products.

      The four holders of cellular and personal communications services licenses also hold wireline local and long distance telephone licenses. Licenses for wireline local and long distance telephony services are also being awarded to unrelated companies, which do not become effective until November 2000.

      Regulatory and Legal Overview. The Comision Nacional de Comunicaciones, referred to as the Argentina CNC, and the Secretary of Communications of Argentina are the Argentine telecommunications authorities responsible for administration and regulation of the specialized mobile radio industry.

      Specialized mobile radio licenses have an indefinite term but are subject to revocation for violation of applicable regulatory rules. Depending on the type of network configuration, analog and digital mobile service must begin within six months to one year after receipt of channel assignment. Failure to meet service or loading requirements can result in revocation of the channel authorizations. The Argentina CNC will revoke the licensee’s specialized mobile radio license upon the finding of a third breach by the licensee of service requirements. Specialized mobile radio licenses and channel authorizations also may be revoked for violation of other regulatory authority rules and regulations. All analog and digital channel holders that received their channel authorizations in the November 1995 auction, including Nextel Argentina, were granted an extension to meet initial loading requirements. This extension provided for one additional year, to December 1997, to meet the requirements. Nextel Argentina has met its loading requirements in all of its markets except Cordoba and Mendoza. When these two markets are interconnected with its other Argentine markets, Nextel Argentina believes it will have satisfied all of its loading requirements and will retain its rights to substantially all of its specialized mobile radio licenses in these markets. Argentina imposes no limitation on foreign ownership of specialized mobile radio licenses.

      Specialized mobile radio providers are assured interconnection with the public switched telephone network according to the terms of the rules under which the channels were awarded, as well as under other applicable laws. Furthermore, interconnection with the public switched telephone network must be on a nondiscriminatory basis. Nextel Argentina provides interconnect services to its subscribers under interconnection agreements with Telefónica de Argentina S.A. and Telecom Argentina STET-France Telecom S.A. In May 1999, the Argentina CNC authorized Nextel Argentina to implement a calling party pays program with the fixed line carriers with whom it interconnects.

      In September, Argentina’s president announced that new telecommunications regulations were being adopted. The purpose of the new regulations is to guarantee the complete deregulation and free competition of telecommunications services in Argentina beginning in November 2000. The rules will cover the following:

•	licenses of telecommunications services;

•	national interconnection;

•	universal service; and

•	administration of the spectrum.

These regulations are expected to be implemented in the near future.

      Foreign Currency Controls and Dividends. Under current law, Argentine currency is convertible into U.S. dollars without restrictions. Argentina has a free exchange market for all foreign currency transactions.

      Under applicable Argentine corporate law, a company may pay dividends only from liquid and realized profits as shown on the company’s financial statements prepared in accordance with Argentine generally accepted accounting principles. Of those profits, 5% must be set aside until a reserve of 20% of the company’s capital stock has been established. Subject to these requirements, the balance of profits may be declared as dividends and paid in cash upon a majority vote of the stockholders. Under current law, dividend payments are not subject to withholding tax, except when the dividend payments are the result of profits paid out in excess of the profits computed for income tax purposes. If paid in this manner, a 35% withholding tax applies on the amount of the surplus. Interest payments are subject to withholding taxes ranging from 15% to 35%.

Peru

      Operating Company Overview. We refer to our wholly owned Peruvian operating company, Nextel del Peru, S.A., as Nextel Peru. Nextel Peru provides digital mobile services under the tradename “Nextel” in the following major business centers and along related transportation corridors:

Digital

City of Lima

Province of Callao

Nextel Peru operated parallel analog and digital mobile networks while migrating its analog customers to the digital mobile network. Nextel Peru ceased offering analog services by the end of the second quarter of 1999.

      Nextel Peru has licenses in markets covering about 7 million people. Nextel Peru launched digital mobile service in the greater Lima area in June 1999. As of June 30, 2000, Nextel Peru provided service to about 41,900 digital subscriber units.

      Nextel Peru is headquartered in Lima. As of June 30, 2000, Nextel Peru had about 250 employees.

      Marketing. Nextel Peru’s digital mobile service offerings include interconnect services, dispatch radio and short messaging services on its digital mobile network. Nextel Peru currently targets the mobile work force, which it believes will be the most likely users of its digital mobile network’s integrated service offerings. To establish brand identity for its digital mobile services, Nextel Peru has undertaken a promotional advertising campaign that targets the business segment of the market. In addition to advertising, Nextel Peru relies heavily on its direct sales force to educate potential customers on the benefits of using its digital mobile services and continues to build an indirect sales channel to increase presence and sales.

      Competition. Nextel Peru competes with all other providers of cellular and mobile services in Peru. Its largest specialized mobile radio competitor is Radio Trunking del Peru S.A. BellSouth Peru S.A., formerly Tele2000, a BellSouth subsidiary, and Telefónica Servicios Móviles S.A.C., a subsidiary of Telefónica del Peru S.A.A., are Peru’s two cellular operators. Telefónica Servicios Móviles provides nationwide coverage and operates under the brand name “Moviline.” BellSouth Peru offers cellular service in the greater Lima area and 11 other cities and has nationwide roaming agreements with Telefónica del Peru.

      Regulatory and Legal Overview. The Organismo Supervisor de Inversión Privada en Telecomunicaciones of Peru, known as OSIPTEL, and the Ministry of Transportation, Communications, Housing and Construction of Peru, referred to as the Peruvian Ministry of Communications, regulate the telecommunications industry in Peru. OSIPTEL oversees private investments and competition in the telecommunications industry. The Peruvian Ministry of Communications grants telecommunications licenses and issues regulations governing the telecommunications industry. In 1991, the Peruvian government began to deregulate the telecommunications industry to promote free and open competition. The Telecommunications Law of Peru, the general regulations under that law and the specific regulations governing trunking services govern the operation of specialized mobile radio services in Peru.

      In Peru, specialized mobile radio and paging service providers are granted 20-year licenses, which may be extended for an additional 20-year term, subject to compliance with the terms of the license. Licenses may be revoked before their expiration for violations of applicable regulatory rules. Licensees must also comply with a five-year minimum expansion plan that establishes the minimum loading requirements for the licensees. Nextel Peru has met its loading requirements.

      Under the general regulations of Peru’s telecommunications law, all wireless telecommunications licensees have the right to interconnect to the public switched telephone network. Furthermore, interconnection with the public switched telephone network must be on an equal and nondiscriminatory basis. The terms and conditions of interconnection agreements must be negotiated in good faith between the parties in accordance with the interconnect regulations and procedures issued by OSIPTEL. In February 1999, Nextel Peru executed an interconnection agreement with Telefónica del Peru S.A., which was approved by OSIPTEL and became effective in June 1999. In August 1999 Nextel Peru executed a similar interconnection agreement with BellSouth Peru, which was approved by OSIPTEL and became effective in September 1999. Beginning in April 2000, the interconnection agreement between Telefónica del Perú and Nextel Peru was amended to offer a calling party pays program to fixed line users of Telefónica del Perú. Peru imposes no limitation on foreign ownership of specialized mobile radio or paging licenses or licensees.

      Foreign Currency Controls and Dividends. Under current law, Peruvian currency is convertible into U.S. dollars without restrictions. Peru has a free exchange market for all foreign currency transactions. On October 1, 1998, Nextel Peru executed a legal stability agreement with the Peruvian government, which, among other things, guarantees free conversion of foreign currency for Nextel Peru and its stockholders for a term of 10 years.

      The payment and amount of dividends on Nextel Peru’s common stock is subject to the approval of a majority of the stockholders at a mandatory meeting of its stockholders. According to Peruvian corporate law, the stockholders may decide on the distribution of interim dividends or, alternatively, delegate the decision to the board of directors. Dividends are also subject to the availability of earnings, determined in accordance with Peruvian generally accepted accounting principles. Earnings are available for distribution only after 10% of pre-tax profits have been allocated for mandatory employee profit sharing and 10% of the net profits have been allocated to a legal reserve. This reserve is not available for use except to cover losses in the profit and loss statement. This reserve obligation remains until the legal reserve constitutes 20% of the capital stock. After the legal reserve has been allocated, the stockholders may act at a meeting to allocate any portion of the net profits to any special reserve. The remaining amount of the net profits is available for distribution.

      Dividends paid by Nextel Peru to its U.S. stockholders are not subject to withholding tax. Interest paid by Nextel Peru to U.S. residents is subject to a 30% withholding tax, unless they qualify for a reduced rate.

      Other Nextel Peru Stockholders. As a result of our purchase of a minority owner’s 6% equity interest and Motorola International’s 31% equity interest in Nextel Peru in May 2000, we own 100% of Nextel Peru.

Chile

      Operating Companies Overview. We recently acquired 100% of the equity interests in three analog companies in Chile from Motorola International and six other analog companies in Chile from Cordillera Communications Corporation. These nine operating companies provide analog services in the following major business centers and along related transportation corridors:

Analog

Concepción

Santiago
Valparaiso
Viña del Mar

These cities represent about half of the Chilean population. These companies also hold several other specialized mobile radio channels in other parts of Chile, although no services are currently offered in those markets.

      Our Chilean companies have licenses in markets covering about 7 million people. As of June 30, 2000, these companies in Chile provided analog services to about 2,000 subscriber units.

      These companies are headquartered in Santiago de Chile and have regional offices in Valparaiso and Concepción. In connection with our purchase from Motorola International of these analog companies, we entered into an agreement for Motorola International to manage the operations of these companies during a transition period. These services were terminated in mid-September 2000. As of June 30, 2000, these companies had about 30 employees.

      In August 2000, we entered into an agreement with Gallyas S.A. and its affiliates to acquire specialized mobile radio channels in Chile. These channels cover the cities of Santiago, Viña del Mar, Valparaiso and Concepción. We will pay about $8.2 million in cash for the acquisition. Additionally, we will transfer to Gallyas about 7.7 million of the 60 million shares of a new Chilean company which will hold our Chilean operations. Upon completion of the acquisition, we will own about 87% of this new company. Shares of the new Chilean operating company held by Gallyas will be subject to restrictions on transfer and to a right of first refusal in our favor. Additionally, Gallyas will have a put option and we will have a call option with respect to these shares, each of which may be exercised for 5 years after the closing of the acquisition. Completion of the acquisition is subject to, among other things, receipt of the regulatory relief necessary for us to provide integrated digital mobile services in Chile and regulatory approval of the transfer of the channels to us.

      Marketing. Our Chilean companies currently offer exclusively analog two-way radio services, focusing on small and medium size companies. We intend to deploy a digital mobile network if we obtain the necessary regulatory approvals.

      Competition. Presently, there are no providers of digital specialized mobile radio services in Chile. Competitors in the analog specialized mobile radio business in Chile are Gallyas S.A., with whom we have the acquisition agreement described above, Telefónica Móvil S.A. and Sharfstein.

      There are also five mobile telephone service providers authorized to operate throughout Chile, three of which are in the personal communications services 1,900 MHz band and two of which are in the cellular 800 MHz band. These mobile telephone service providers are Entel PCS Telecomunicaciones S.A., a personal communications services concessionaire controlled by Entel Chile, a Chilean corporation controlled in turn by Chilean nationals and Stet-Telecom Italia, and Motorola; Entel Telefonia Móvil S.A., a personal communications services concessionaire also controlled by Entel Chile and Motorola, Inc.; Smartcom PCS, a personal communications services concessionaire controlled by Endesa España; CTC Comunicaciones Moviles S.A., which, in addition to its specialized mobile radio concessions, is the holder of a cellular concession; and BellSouth Comunicaciones S.A., a cellular concessionaire controlled by BellSouth Corporation.

      Regulatory and Legal Overview. The main regulatory agencies of the Chilean telecommunication sector are the Ministry of Transportation and Telecommunications and the Undersecretary of Telecommunications. The application, control and interpretation of the provisions of the General Telecommunications Law and other applicable regulations is the responsibility of the Ministry which, for these purposes, acts through the Undersecretary.

      Telecommunications concessions, including specialized mobile radio concessions, may be granted only to legal entities duly incorporated and domiciled in Chile. However, there is no restriction or limitation for the participation or ownership of foreign investors in Chilean telecommunications concessionaires.

      As a general rule, telecommunications concessions are granted in Chile without any initial payment of fees. However, telecommunication concessionaires that use the radioelectric spectrum for the operation of their respective concessions, such as specialized mobile radio concessionaires, are subject to an annual fee. The amount of the fee is based on the size of the applicable system, the portion of the spectrum utilized and the service area that has been authorized.

      Telecommunications concessions are not limited as to their number, type of service or geographical area. Therefore, it is possible to grant two or more concessions for the provision of the same service on the same location, except where technical limitations exist, as in the case of specialized mobile radio and public telephone service concessions. Concessions for the provision of public telecommunication services are granted for a 30-year period. These concessions may be renewed for additional 30-year periods if requested by the concessionaire. There are a number of regulatory issues, some of which have recently been addressed by the Chilean regulatory authorities, including issues relating to interconnection, number and routing plans and access charges.

      In Chile, concessionaires of public telecommunication services and concessionaires of intermediate services of telecommunication that render long distance telephonic services are required to establish and accept interconnections between each other. These interconnections permit subscribers and users of public telecommunication services of the same type to be interconnected with each other inside or outside Chile. Telecommunication services of the same type are those which are technically compatible with each other. The Undersecretary determines which telecommunication services are technically compatible. These interconnections must be performed according to the technical rules, procedures and terms established by the Undersecretary. The Undersecretary has recently issued regulations relating to the interconnection of public telephone networks with other similar public and intermediate telecommunication providers, which may include specialized mobile radio services such as ours. It is not clear, however, that specialized mobile services will be deemed to be of the same type as, and technically compatible with, public telephone networks. Therefore, we may not be able to enjoy the interconnection benefits of these new regulations. Currently, there are no specialized mobile radio concessionaires in Chile effectively interconnected to the public switched telephone network or to other public telecommunication services established in Chile.

      Additionally, under new regulations, telecommunications services that are deemed technically compatible with public telephone networks will be able to request specific numbering blocks for their subscribers. There are also new regulations governing the routing procedures between the public telephone network and technically compatible telecommunications services. It is not clear, however, that our specialized mobile radio services will be deemed to be technically compatible with public telephone networks for purposes of these new regulations governing numbering and routing.

      Specialized mobile radio concessionaires may freely determine the fees charged to their subscribers. However, the fees and tariffs charged by a telecommunication concessionaire to another telecommunication concessionaire for the services rendered through interconnection, specifically the access charges, must be fixed by the authorities. The authorities fix the charges in accordance with a tariff setting procedure based upon, among other things, the cost structure of the respective concessionaire, as set forth in the General Telecommunications Law. This procedure is necessary for the mandatory application of the calling party pays system among the telecommunication concessionaires. To date, this procedure has never been applied to any specialized mobile radio concessionaire.

      Finally, in order to provide digital mobile services in Chile and incorporate digital technology to the networks of our Chilean operating companies, their specialized mobile radio concessions must be amended according to the procedures established in the General Telecommunications Law. These procedures grant to third parties the right to file oppositions against the corresponding concession’s amendment applications.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Chile is subject to governmental control. There are two foreign exchange markets in Chile that are subject to regulations of the Chilean Central Bank. The first is the formal exchange market, which consists of banks and other entities authorized to participate in the market by the Central Bank. This market is generally used for trade-related transactions, such as import and export transactions, registered foreign currency investments and other transactions, such as remittances abroad. Other purchases and sales of foreign exchange may be effected in the informal exchange market by entities not expressly authorized to operate in the formal exchange market, such as foreign exchange houses and travel agencies. Both markets operate at floating rates freely negotiated between the participants. There are no limits imposed on the extent to which the informal exchange rate can fluctuate above or below the formal exchange rate or the observed exchange rate. The observed exchange rate is the official exchange rate determined each day based on the average exchange rates observed in the formal exchange market.

      Foreign investments in Chile are subject to exchange controls. Appropriate registration of a foreign investment in Chile, among other things, grants investors access to the formal exchange market. Registration also provides specified guaranties with respect to the ability to repatriate funds and the stability of the applicable tax regime. Foreign investments can be registered with the Chilean Foreign Investment Committee under Decree Law No. 600 of 1974 or with the Central Bank of Chile under the Compendium of Foreign Exchange Regulations issued by the Central Bank of Chile under the Central Bank Act.

      The foreign investment regulations permit the foreign investor to access the formal exchange market to repatriate their investments and profits. They do not, however, necessarily guarantee that foreign currency will be available in the market.

      The distribution of profits by limited liability companies, such as our Chilean companies, is not legally regulated in Chile. Therefore, these distributions must be made according to the regulations stated in the bylaws of the limited liability company. If the bylaws do not specify, the partners may agree as to the distribution. Under Chilean corporate law, corporations may distribute dividends among their stockholders only from the net profits of that fiscal year or from retained profits recognized by balance sheets approved by the stockholders meeting. However, if the company has accumulated losses, profits of that corporation must first be allocated to cover the losses. Losses in a specific fiscal year must be offset with retained profits, if any.

      Unless otherwise agreed at a stockholders meeting by the unanimous vote of all issued shares, open stock corporations must annually distribute at least 30% of the net profits of each fiscal year. This distribution must be in the form of a cash dividend to their stockholders in proportion to their ownership or as otherwise stated in the bylaws. Closed stock corporations must follow the provisions of their bylaws; if the bylaws do not contain these provisions, the rules described above for the distribution of profits by open stock corporations apply.

      In any event, the board of directors may distribute dividends if the corporation has no accumulated losses, subject to the personal responsibility of the directors approving the distributions.

Philippines

      Operating Company Overview. We refer to our Philippine operating company, Nextel Communications Philippines, Inc., as Nextel Philippines. Our current aggregate equity interest in Nextel Philippines, which includes our direct and indirect holdings, is about 51%. We directly hold, through two wholly owned subsidiaries, an aggregate of about 40% and indirectly hold about 11% of the outstanding shares of capital stock of Nextel Philippines. The stockholders that hold our indirect interest in Nextel Philippines are:

•	Gamboa Holdings, which holds about 20% of the outstanding shares of Nextel Philippines and which is 60% owned by ACCRA Investments Corporation, a Philippine holding company with investments in a number of Philippine companies and which is 40% owned by one of our indirect subsidiaries; and

•	Emerald Investments, which holds about 8% of the outstanding shares of Nextel Philippines and is 60% owned by ACCRAIN Holdings Corporation, an affiliate of ACCRA Investments, and 40% owned by one of our indirect wholly owned subsidiaries.

The remaining 32% of interest in Nextel Philippines is held by an unrelated Philippine corporation.

      Nextel Philippines provides digital mobile and paging services under the tradename “Nextel” in the following major business centers and along related transportation corridors, as well as in a number of smaller markets:

Digital

Manila

Cavite
Batangas

Nextel Philippines recently entered into an agreement to sell its paging business, subject to regulatory approval and other customary conditions.

      Nextel Philippines’ licenses cover about 75 million people. As of June 30, 2000, Nextel Philippines provided service to about 36,800 digital subscriber units.

      Nextel Philippines is headquartered in the Ortigas business district of metropolitan Manila. As of June 30, 2000, Nextel Philippines had about 700 employees, of which about 400 were operators serving its paging customers.

      Marketing. Nextel Philippines markets its analog, digital and paging services primarily to business customers. Nextel Philippines sells its digital subscriber units in 15 business centers and sales outlets that exclusively carry Nextel Philippines’ products. To target business customers, Nextel Philippines employs a direct sales force, as well as independent dealers and agents.

      Competition. We are one of two specialized mobile radio license holders in the Philippines. The other license holder has not yet begun operations. There are also currently five cellular telephone providers with nationwide licenses in the Philippines. SMART Communications, Inc. is the largest cellular telephone provider. Other competitors include Globe Telecom, Inc.; Filipino Telecom Corporation; Isla Communications Co., Inc.; and Express Telecommunications Philippines, Inc.

      Regulatory and Legal Overview. The Philippines telecommunications industry is principally governed by Republic Act No. 7925, enacted on March 1, 1995. Under the Philippines telecommunications law, the National Telecommunications Commission, an agency under the Department of Transportation and Communications, regulates the telecommunications industry.

      Engaging in telecommunications operations requires a Congressional franchise. After securing a Congressional franchise, a franchise holder must apply to the Philippines telecommunications commission for an operating license called a Certificate of Public Convenience and Necessity, following public notice and a hearing. After receipt of an application for a Certificate for a particular telecommunications service, and after the applicant presents its evidence of legal, technical and financial capability to operate the services at a public hearing, the Philippine telecommunications commission initially issues a provisional authority. The provisional authority serves as a temporary operating permit and allows the applicant to begin construction and commercial operations. Nextel Philippines’ provisional authority is subject to revocation for failure to:

•	operate continuously for two years; or

•	begin operations within two years of the issuance or the expiration date of any extensions to the provisional authority.

Nextel Philippines’ provisional authority is scheduled to expire on January 21, 2001. Nextel Philippines has met the conditions required to avoid revocation of its provisional authority and has applied for a Certificate of Public Convenience and Necessity.

      The Philippines telecommunications law provides that a telecommunications entity with regulated types of services must make a public offering of at least 30% of its aggregate common stock. This offering must occur within a period of five years from the later of the effective date of the law or the entity’s commencement of commercial operations. Since Nextel Philippines began commercial operations in February 1995 and the Philippines telecommunications law became effective on March 22, 1995, the relevant five-year period within which Nextel Philippines must undertake a public offering expired on March 22, 2000. As a result, on March 20, 2000, Nextel Philippines submitted to the Philippines Securities and Exchange Commission its application for registration of its public offering. We have been advised by Philippines counsel that the registration process typically exceeds one year.

      On advice of legal counsel in reliance on relevant provisions of the Philippines telecommunications law mandating the equality of treatment among all telecommunications companies, Nextel Philippines believes that it is entitled by operation of law to an extension of the public offering deadline until February 2005. A number of telecommunications companies in the Philippines have been granted a period of ten years from the start of commercial operations within which to undertake an initial public offering. On April 3, 2000, the Office of the President issued an opinion stating that we should be subject to the ten-year period by virtue of the fact that other franchises have been allowed ten years from the start of commercial operations.

      Under Philippine law, direct ownership of a telecommunications company by a foreign entity is limited to 40% of the company’s capital stock. Philippine law also limits the participation of foreign investors in the governing body of any telecommunications enterprise to their proportionate share in its capital. Therefore, a foreign investor’s participation in the management of a telecommunications company is limited solely to membership on its board of directors and committees of the board of directors, including the executive committee. Further, all the executive and managing officers, including the president, chief executive officer and treasurer, are required to be citizens of the Philippines.

      Presidential Executive Order No. 59 (1993) prescribes, as a matter of national policy, the compulsory and nondiscriminatory interconnection of authorized public telecommunications carriers. Interconnection allows the subscribers of one telecommunications company to place and receive calls from the subscribers of another telecommunications company. Interconnection is negotiated and effected through bilateral agreements between the parties involved, subject to specified technical, operational and traffic settlement rules of the Philippine Telecommunications Commission. Nextel Philippines has entered into an interconnection agreement with Philippines Long Distance Telephone Company. It is interconnected through that agreement with most of the public telecommunications carriers in the Philippines, except SMART Communications and Express Telecommunications. In May 1999 Nextel Philippines began proceedings at the Philippine telecommunications commission to compel SMART Communications to directly interconnect with Nextel Philippines. In January 2000, the Philippine telecommunications commission issued an order requiring the interconnection. SMART Communications filed a motion for reconsideration of the order, but Nextel Philippines, based on advice of Philippines legal counsel, believes that the motion will be denied. Nextel Philippines is, however, still barred from interconnection with SMART Communications’ network, although Nextel Philippines permits calls from the SMART Communications’ network to its network.

      As part of its effort to improve teledensity, the Philippine government requires cellular telephone providers to meet specified landline buildout requirements, including installation of 400,000 telephone lines by each cellular telephone operator. The installation represents a significant investment for each of these providers. The Philippine Telecommunications Commission has determined that this requirement is not applicable to trunked radio networks like that of Nextel Philippines.

      Foreign Currency Control and Dividends. Under current regulations of the Central Bank of the Philippines, foreign exchange may be freely sold and purchased outside the Philippine banking system. Restrictions exist on the sale and purchase of foreign exchange in the banking system. The Central Bank, with the approval of the President of the Philippines, has the statutory authority, during a foreign exchange crisis or in times of national emergency, to temporarily suspend or restrict sales of foreign exchange, require licensing of foreign exchange transactions or require delivery of foreign exchange to the Central Bank or its designee.

      Foreign investments do not need to be registered with the Central Bank. The registration of a foreign investment with the Central Bank is only required if the foreign exchange needed to service the repatriation and the remittance of capital and dividends are to be sourced from the Philippine banking system. Foreign exchange needed for capital repatriation and remittance of dividends of unregistered investments can be sourced lawfully outside of the Philippine banking system. Under current law, there is a 20% withholding tax on dividends and a 15% withholding tax on interest payments.

      Corporate Governance. We have the right to designate four of the 11 members of the board of directors of Nextel Philippines and two of the five members of the executive committee of that board. In addition, the presence of one member nominated by us is required to satisfy the quorum requirement for meetings of the executive committee. Further, each stockholder that owns in excess of one-third of Nextel Philippines, including us, has veto rights on decisions involving the following significant corporate actions:

•	the acquisition of any entity;

•	the merger, consolidation or sale of Nextel Philippines or any subsidiary or any disposition of a material amount of assets;

•	the amendment of the articles of incorporation or by-laws;

•	any amendment affecting the preemptive rights of stockholders;

•	appointment and removal of the president and secretary;

•	approval of or amendment to the annual business plan;

•	entering other lines of business;

•	issuances of stock;

•	the approval of annual operating and capital budgets;

•	any borrowings in excess of $200,000;

•	any transactions with affiliates in excess of $200,000;

•	any expenditure of more than $2,000,000 that is not part of the business plan;

•	any dispositions of assets, making loans or canceling any debt or claim other than in the ordinary course of business;

•	appointment and removal of the chief executive officer, chief financial officer, president, treasurer and corporate secretary of Nextel Philippines;

•	appointment or change of the chief technology officer;

•	appointment or change of the auditor;

•	election of members of the executive committee;

•	filling of vacancies of the board of directors for causes other than removal or expiration of term; and

•	any activity outside the ordinary course of business.

As a result of our increased investment in July 2000, we not only increased our economic interest but also our ability to participate in the business and strategic development of this company. We also proposed amendments to the bylaws of Nextel Philippines that would limit the veto rights described above to one of the wholly owned subsidiaries through which we hold our direct interest in Nextel Philippines. Our ability to limit these veto rights to our subsidiary is being contested by other stockholders of Nextel Philippines. See “— Legal Proceedings — Nextel Philippines SEC Proceedings.”

Japan

      Operating Company Overview. We own about a 32% equity interest in our Japanese operating company, NEXNET Co., Ltd. The other stockholders in NEXNET are DJSMR Business Partnership, a Japanese partnership in which Motorola Japan is the executive partner, which holds about a 51% equity interest; Nichimen Corporation, which holds about a 12% equity interest; and ORIX Corporation, which holds about a 5% equity interest.

      In March 2000, Nichimen Corporation declined to make a required capital contribution and, as a result, transferred some of its shares of NEXNET stock to the contributing stockholders, including us. Additionally, on March 30, 2000, we executed a stock purchase and option agreement with Nichimen. Under this agreement, we purchased additional shares of stock in NEXNET for a purchase price of about $0.4 million. We were also granted an option, exercisable at any time before March 31, 2001, to purchase any or all of the remaining NEXNET shares of stock owned by Nichimen. The exercise price of this option will be determined based on the per share paid-in capital valuation at the time of the purchase. As a result of the additional shares we acquired, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option to purchase all of Nichimen’s remaining shares, our equity ownership interest would increase to about 44%.

      NEXNET launched commercial digital mobile service in the Kanto region of Japan, which includes Tokyo, in the third quarter of 1998 under the tradename “NEXNET.” NEXNET is authorized to provide nationwide digital mobile services to its subscribers under a sub-entrustment agreement with Motorola Japan Ltd., a subsidiary of Motorola referred to as Motorola Japan. NEXNET’s digital mobile network operates on the 1.5 GHz frequency rather than the 800 MHz frequency used by our other operating companies.

      Japan’s population is about 127 million people. As of June 30, 2000, NEXNET provided service to about 47,500 digital subscriber units.

      NEXNET is headquartered in Tokyo. As of June 30, 2000, NEXNET had about 120 employees.

      Marketing. NEXNET’s current sales and marketing efforts focus primarily on providing cost-effective, local digital mobile services to its target customers, which are primarily businesses in various industries, particularly transportation. NEXNET believes that businesses with mobile workforces are the most likely users of its integrated digital mobile service offerings. In addition to advertising, NEXNET relies on its network of independent dealers, many of which are affiliated with Motorola, to sell NEXNET’s services to potential subscribers.

      Competition. The Japan Ministry of Posts and Telecommunications has promulgated regulations that provide that specialized mobile radio licenses may only be granted to nonprofit organizations. Under the Japan Radio Wave Law, the Japanese telecommunications ministry has granted licenses to two nonprofit specialized mobile radio providers: National Mobile Radio Centers Council and Japan Mobile Telecommunication — Systems Association. National Mobile Radio Centers Council, which began offering commercial analog service in 1982, is an association of eight mobile radio centers that are regionally organized and supported financially by the Japanese government and several other companies. Japan Mobile Telecommunication — Systems Association was founded in 1993 and began offering commercial analog service the same year. These two non-profit providers are licensed to offer both analog and digital services. These non-profit organizations may, however, entrust the operation of the network under a license to a commercial entity or entities. Under an entrustment agreement, Motorola Japan is authorized to operate the analog and digital businesses of Japan Mobile Telecommunication — Systems Association. The entrustment agreement has a term of one year. It is automatically renewed at the end of each term for an additional one-year period, unless either party to the agreement sends a notice of non-renewal at least three months before the then scheduled expiration. Motorola Japan has subentrusted the operation of Japan Mobile Telecommunication — Systems Association’s digital business on the 1.5 GHz frequency to NEXNET under a sub-entrustment agreement. The sub-entrustment agreement has the same term as the entrustment agreement. It may be terminated earlier if NEXNET fails to perform its obligations under the agreement, including performance of a buildout plan prescribed by the agreement. Motorola Japan continues to operate Japan Mobile Telecommunication — Systems Association’s analog business, which mainly uses the 800 MHz frequency.

      Japan is divided into ten cellular licensing regions including Kanto shin-etsu, which includes the Tokyo metropolitan area, Tokai, Kansai, Hokuriku, Chugoku, Shikoku, Kyushu, Hokkaido, Tohoku and Okinawa. For the most populous and economically active regions, Kanto, Tokai and Kansai, the Japanese telecommunications ministry licensed four operators in each region. With the exception of Okinawa, three service providers have been licensed to operate in each of the remaining six regions. The first commercial personal communications services network was launched in Japan in July 1995. The Japanese telecommunications ministry divided the country into ten personal handheld service licensing regions, allowing up to three operators in each region.

      The largest cellular operator is Nippon Telegraph and Telephone DoCoMo, followed by DDI, Digital Phone Group, Nippon Idou Tsushin Corp., TU-KA Group and Digital TU-KA Group. DDI Pocket Telephone is the largest personal handheld service operator, followed by Nippon Telegraph and Telephone Personal and Astel.

      Regulatory and Legal Overview. The Japanese telecommunications ministry regulates the telecommunications industry in Japan. The Japan Radio Wave Law governs all users of radio spectrum. Additionally, the Japan Telecommunications Business Law governs the operations of telecommunications providers that operate in the telecommunications business for profit. The Japanese telecommunications ministry classifies telecommunications service providers as either Type One or Type Two. Type One operators own and operate the telecommunications infrastructure. All other operators are Type Two operators. Both Type One and Type Two operators are governed by the Japan Radio Wave Law and the Japan Telecommunications Business Law. However, Japan Mobile Telecommunication — Systems Association’s analog and digital businesses are self-operated radio systems and therefore are only governed by the Japan Radio Wave Law. Japan Mobile Telecommunication — Systems Association’s digital business is subentrusted to NEXNET. In order for NEXNET to operate the subentrusted business, no license is required under the Japan Radio Wave Law. However, NEXNET is required to provide its services only to businesses and is restricted from offering its services to individuals.

      The Japanese telecommunications ministry regulates the radio frequencies assigned for specialized mobile radio services by granting licenses for radio equipment to be installed on the network. Each license is granted on a nationwide basis for a term of up to five years, renewable for additional five-year terms. There are standard loading requirements with respect to these licenses.

      Wireless telecommunications services operators, whether they are Type One or Type Two, have the right to interconnect to the public switched telephone network. This interconnection is subject to approval by the Japanese telecommunications ministry of the interconnection agreement between the wireless telecommunications services operator and the public switched telephone network. The Japanese telecommunications ministry has approved NEXNET’s interconnection agreement with Nippon Telegraph and Telephone Corporation.

      There are no foreign ownership restrictions for Japanese telecommunications companies, other than for ownership of Nippon Telegraph and Telephone and Kokusai Denshin Denwa.

      Foreign Currency Controls and Dividends. Under current law, the Japanese yen is convertible into U.S. dollars without restrictions. Japan has a free exchange market for all foreign currency transactions. Dividends and interest paid by NEXNET to its U.S. stockholders are subject to a 10% withholding tax under the tax treaty between the U.S. and Japan.

      Corporate Governance. Under a stockholders’ agreement with the other NEXNET stockholders, seven of the eight members of NEXNET’s board of directors are designated by stockholders based on the ownership interests of each stockholder. The eighth director is elected by a majority vote of all stockholders. Based on our current 32% ownership interest, we have the right to designate two of the seven designated directors.

      For decisions as to NEXNET’s overall business policy, capital calls, the declaration and payment of dividends or other distributions to stockholders and other decisions not in the ordinary course of business, the vote of at least six of the seven designated directors is required. As a result of our respective ownership interests, both we and DJSMR Business Partnership effectively have a veto right for these types of decisions.

      The stockholders’ agreement also gives each stockholder a right of first refusal with respect to any proposed transfer of NEXNET shares, other than to an affiliate of the transferor. In addition, all transfers of NEXNET shares require board approval. As a result, we would have the opportunity to buy additional NEXNET shares if any other stockholder proposed a sale of its shares to an unrelated third party. Similarly, if we were to propose a sale of all or a portion of our interest in NEXNET, the other stockholders would have a right of first refusal, which may cause potential purchasers to bid less than they otherwise would have for the shares we were proposing to transfer.

      Rather than exercising their right of first refusal, another stockholder could instead choose to participate with us in a proposed sale. This means that we may not be able to sell all of the shares that we would like to if the potential purchaser does not agree to buy the additional shares. Further, if DJSMR Business Partnership decides to sell its shares to an unaffiliated third party in connection with an offer to purchase all outstanding shares of NEXNET, we would be required to also sell our shares unless we and the other stockholders elected to purchase all of the shares of DJSMR Business Partnership on the same terms and conditions as the third party offer. As a result, we may be forced to sell our shares at a time or at a price we do not find attractive. Finally, the stockholders’ agreement grants the other NEXNET stockholders the right to purchase all of our shares if we experience a change of control at a price determined by an independent appraiser.

Canada

      We own about 14% of the equity interests in Clearnet Communications, Inc., a publicly traded company whose shares are listed on the Toronto Stock Exchange and on the Nasdaq National Market. Clearnet is the largest specialized mobile radio operator in Canada as measured by the number of current subscribers, the number of 800 MHz channels and the population of its service territory. Clearnet reported that as of June 30, 2000, it provided digital services to about 672,500 subscriber units, including 274,200 digital subscriber units. It also reported that its digital service covered a population of about 20.8 million. Additionally, Clearnet holds one of the two national 30 MHz licenses to provide personal communications services in Canada. Clearnet launched personal communications services in some of Canada’s major metropolitan areas in October 1997. As of June 30, 2000, it reported that it had about 398,300 personal communications services subscribers. We are currently contractually entitled to one representative on Clearnet’s board of directors.

      In August 2000, BCT.TELUS announced that it has agreed to make an offer to acquire all of the shares of Clearnet for cash and stock. BCT.TELUS is a telecommunications company that provides wireline, wireless, data and internet communications services primarily in Western Canada. We have agreed to exchange our non-voting shares of BCT.TELUS. We have entered into lock-up and standstill agreements with BCT.TELUS. Under these agreements, we have agreed not to dispose of any BCT.TELUS shares of stock we receive for a period of up to one year after the closing date of the acquisition. Upon completion of the acquisition, we estimate that we will own less than 5% of the outstanding shares of BCT.TELUS if the maximum number of shares are issued in the exchange offer.

Shanghai, People’s Republic of China

      The cellular network for the Global System for Mobile Communications, or GSM, developed in Shanghai was a cooperative project established by China United Telecommunications Corporation and Shanghai Science Technology Investment Corp. Ltd. The Shanghai GSM system began commercial operations in July 1995.

      In August 1995, we formed a joint venture with Shanghai Science Technology under which we provided financial support for construction of the initial phases of the Shanghai GSM system in exchange for a contractual right to share profits from the system with Shanghai Science Technology. We also provided advice and direction in the key areas of engineering, customer care, billing practices, quality assurance and system performance.

      In December 1997, CCT Technology Services Limited acquired a 51% ownership interest in the joint venture with Shanghai Science Technology in exchange for about $46.0 million. These investments were made in equity, stockholder loans, stockholder guarantees and fees. Upon receipt of government approvals for CCT Technology’s investment, the joint venture changed its name to Shanghai CCT-McCaw Telecommunications System Co., Ltd. As of December 31, 1999, our ownership interest in Shanghai CCT-McCaw was 30%. Based on that ownership interest, we had a contractual right to receive 12% of the profits of the Shanghai GSM system.

      In September 1999, China United Telecommunications advised Shanghai CCT-McCaw and all similarly situated investors in China United Telecommunications of a new policy of the Chinese government. Under the policy, all existing arrangements between China United Telecommunications and joint ventures in which foreign companies had invested needed to be terminated.

      Following several months of discussions with China United Telecommunications, and based on advice of legal and financial advisers, Shanghai CCT-McCaw signed an agreement on March 17, 2000 with China United Telecommunications terminating our cooperation agreement. On April 1, 2000, in connection with the termination, Shanghai CCT-McCaw received about $61.3 million, based on the exchange rate in effect on April 1, 2000. We also received warrants to purchase shares of China United Telecommunications common stock. The warrants are exercisable for about 8.2 million shares during the period beginning in December 2000 and ending in June 2001 at the initial public offering price of HK$15.58 or US$2.00 per share. The carrying value of our investment in Shanghai CCT-McCaw was about $15.0 million as of March 31, 2000. We expect to fully recover this value through a cash distribution from Shanghai CCT-McCaw based on the terms of the agreement. On May 24, 2000, we received a reimbursement of $7.5 million for advances made to Shanghai CCT-McCaw. We are currently working with the other stockholders of the joint venture to arrange reimbursement of expenses incurred by the stockholders related to their investments in Shanghai CCT-McCaw and final liquidation of the joint venture. Any funds remaining after payment of existing obligations will be distributed among the stockholders of Shanghai CCT-McCaw. We would be entitled to receive 30% of the total amount so distributed based on our ownership interest.

Employees

      As of June 30, 2000, we had about 70 employees at the corporate level, and our consolidated subsidiaries had about 2,500 employees. Neither we nor any operating company that we control is a party to any collective bargaining agreement. We believe the relationship between us and our employees, and between each of the operating companies that we control and its employees, is good.

Properties

      In June 1999, we moved our principal executive and administrative offices to the same location in Reston, Virginia as Nextel Communications’ principal executive and administrative offices. We have since moved our offices to a nearby location, also in Reston, Virginia where we lease about 16,900 square feet of office space under a lease expiring in December 2003. Before our relocation to Reston, Virginia, our principal executive and administrative offices were located in Seattle, Washington where we continue to lease about 6,600 square feet of office space. We intend to retain our former office space in Seattle until our lease expires in December 2000. This office is used as our Asia/ Pacific regional office and for housing other administrative services. In addition, our operating companies lease office space and transmitter and receiver sites in each of the countries where they conduct business.

      Each operating company leases transmitter and receiver sites for the transmission of radio service under various individual site leases. Most of these leases are for terms of five years or less, with options to renew. As of June 30, 2000, our consolidated subsidiaries had constructed sites at leased locations for their digital mobile business, as shown below:

Operating
Company	Number

Nextel Brazil	475

Nextel Mexico	210

Nextel Argentina	200

Nextel Peru	65

Total	950

Legal Proceedings

Nextel Philippines SEC Proceedings

      Immediately before the Nextel Philippines annual stockholders meeting on July 13, 1998, the Philippines Securities and Exchange Commission issued a temporary restraining order in favor of several Nextel Philippines stockholders. These stockholders requested nullification of previously adopted amendments of the bylaws of Nextel Philippines contemplated by the corporate governance provisions of agreements entered into with local stockholders of Nextel Philippines, referred to as the Philippines Partner Agreements. The temporary restraining order enjoined Nextel Philippines from implementing those bylaw amendments for a 72-hour period. The stockholders further requested that a preliminary injunction be issued with the same effect pending a trial on the merits on the validity of the bylaw amendments. On July 15, 1998, as contemplated by an agreement of Nextel Philippines and the stockholders that was confirmed by the Philippines Securities and Exchange Commission, the temporary restraining order was permitted to expire. Also, pending a trial on the merits as to the validity of the bylaw amendments, the petitioners agreed to withdraw their petition for a preliminary injunction, and Nextel Philippines agreed that the provisions of the bylaw amendments limiting veto rights in corporate governance matters only to one of our wholly owned subsidiaries would not be implemented. Although we cannot predict the outcome of this proceeding, we believe that the stockholders’ claims are without merit, and Nextel Philippines intends to vigorously defend against those claims.

Nextel Philippines Arbitration

      On October 30, 1998, under the dispute resolution provisions of the Philippines Partner Agreements, we began arbitration proceedings in Hong Kong against two of the local stockholders of Nextel Philippines. In these proceedings, we asserted that the two stockholders had failed to perform their respective contribution obligations under the Philippines Partner Agreements. We seek equitable and legal relief, including, but not limited to, compensatory damages and injunctive relief. We have since purchased the interests of one of these local stockholders, and we entered into a release with it.

Telcom Ventures

      In January 1997, we purchased 81% of the capital stock of McCaw Brazil, which entitled us to 90% of the voting rights. A group represented by Telcom Ventures owned 19% of the capital stock at that time, which entitled it to 10% of the voting rights. Pursuant to a stockholders agreement, that group had the right so long as it maintained at least a 10% ownership interest in McCaw Brazil to designate candidates representing at least 10% of the directors of McCaw Brazil. The group also was entitled to veto rights with respect to specified significant corporate actions such as mergers or sales of substantially all of the assets.

      Under the stockholders agreement, the group had the right to defer making its pro rata share of any capital calls that may have arisen until April 29, 1999 without suffering any dilution of its right to receive dividends and other cash or noncash distributions. The group ultimately did not make these capital contributions by April 29, 1999 in accordance with the relevant terms of the stockholders agreement, which resulted in the proportionate dilution of its equity interest in McCaw Brazil. Since their share of McCaw Brazil’s capital stock dropped below 10%, the group was no longer entitled to designate a member of the McCaw Brazil board of directors. We called upon the group’s designated director to resign, but he refused.

      On August 16, 1999, we and McCaw Brazil filed a motion for judgment against Telcom Ventures in the Circuit Court for the City of Alexandria, Virginia, seeking declarations relating to the effect of these actions under the stockholders agreement. Telcom Ventures filed its answer denying the material allegations made in the motion for judgment, and asserted counterclaims alleging breaches of fiduciary duty and contract, constructive fraud and actual fraud. According to their pleadings, Telcom Ventures intended to seek compensatory damages of $100 million plus punitive damages. We and McCaw Brazil timely filed a denial of the material allegations in the counterclaim.

      On April 26, 2000, Telcom Ventures filed a second complaint in Chancery in the Circuit Court of the City of Alexandria, Virginia, against McCaw Brazil and Nextel International, seeking, among other things, dissolution of McCaw Brazil, rescission of the issuance to us of shares of McCaw Brazil’s stock and other declaratory and injunctive relief. We and McCaw Brazil timely filed a denial of the material allegations in that complaint.

      On July 7, 2000, the court denied McCaw Brazil’s and Nextel International’s motion for partial summary judgment on the August 16, 1999 complaint. On July 10, 2000, Telcom Ventures filed a motion for partial summary judgment on its claims of breach of fiduciary duty and constructive fraud, and for summary judgment on McCaw Brazil’s and Nextel International’s August 16, 1999 motion for judgment.

      On July 21, 2000, we entered into a purchase, release and settlement agreement with the group. Under that agreement, on August 4, 2000, we made a cash payment to members of the group totaling $146.0 million, received all of the equity interests held by the group in McCaw Brazil and exchanged mutual releases with all of the group’s members. In addition, all pending court disputes between us and Telcom Ventures, a member of the group, were permanently dismissed. As a result, we now own 100% of McCaw Brazil, and all the rights of the group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us, beginning in October 2001, were terminated.

INDUSTRY OVERVIEW

      The global telecommunications industry is undergoing rapid change, fueled by:

•	privatization;

•	increased competition;

•	expansion of wireless services;

•	growth of the Internet;

•	increased use of data-intensive applications; and

•	deployment of higher-capacity digital networks.

      Historically, wireline penetration rates in emerging markets of Latin America, the Middle East and Asia have been significantly below those of most industrialized countries due to the lack of investment in telecommunications infrastructure. We believe that the rapid growth of wireless communications services in emerging markets is expected to outpace that of the global wireless communications industry. This belief is based on the low wireline penetration and significant demand for telecommunications services in these markets.

Global Telecommunications Growth Trends

      Growth in the telecommunications industry in these markets, and particularly wireless communications, has been driven by a number of trends that are expected to cause this growth to continue.

•	Privatization Leads to Increases in Penetration. The opening of telecommunications markets to new entrants has resulted in increased competition in the sector overall.

•	Increased Competition Broadens the Size of the Addressable Market. With the introduction of new entrants, the price of wireless communication services to the consumer declines, which effectively expands the size of the market. In addition, many wireless operators have launched lower-priced prepaid plans to target large segments of the population with lower incomes and limited credit.

•	Expanding Penetration Lowers Per Subscriber Costs. This increased subscriber base allows wireless operators to distribute the fixed costs of wireless networks over a greater number of users, which reduces the per subscriber cost of providing these services. In addition, wireless operators are increasingly employing digital technology on their networks, which allows for the more efficient use of spectrum.

•	Offering Calling Party Pays Billing Increases Wireless Service Usage. Regulators in many markets are increasingly allowing calling party pays billing systems, under which wireless service charges associated with a call are billed to the person who initiates the call. Calling party pays increases wireless usage, reduces the overall cost of mobile ownership to the subscriber and encourages mobile subscribers to accept more incoming calls.

•	Developing Data Applications Further Expands Wireless Service Utility and Functionality. The covergence of personal computing, the Internet and wireless communications is expanding the utility and functionality of wireless services. The introduction of wireless portals and web services to facilitate access to Internet applications through mobile phones is in its early stages.

Latin American Telecommunications Opportunity

      With a population of 469 million and a combined gross domestic product of approximately $1.7 trillion in 1999, Latin America is a large and attractive telecommunications market. The following table shows population, wireline and wireless penetration, and the wireless growth rate as of December 31, 1999 for our markets as compared to those of the United States and Western Europe.

	Population	Wireline	Wireless	Wireless Growth
Country	(in millions)	Penetration(%)	Penetration %	Rate (98-99)%

United States	276.2	66.1	31.2	24.3

Western Europe	386.4	54.2	39.4	62.4

Brazil	168.0	14.9	9.0	93.7

Mexico	97.4	11.2	7.8	127.5

Argentina	36.6	20.1	12.1	75.3

Peru	25.2	6.7	3.9	33.2

Chile	15.0	20.7	15.1	134.5

Canada	30.5	63.5	23.0	31.6

Japan	126.5	49.4	44.9	20.2

Philippines	74.5	3.4	2.4	*

*  Not available

Penetration rates above and elsewhere in this section represent the number of subscribers in any given territory expressed as a percentage of the total population in that territory.

Source: International Telecommunications Union.

     We have focused our efforts in Latin America because of its attractive growth prospects for our digital integrated wireless communications service offerings. Low levels of wireline penetration have presented an opportunity for wireless services operators to satisfy the significant demand for telecommunications services in many parts of Latin America, contributing to rapid initial growth. Wireline networks require the construction of extensive infrastructure in the form of buried or overhead cable networks, while wireless communications systems generally require less extensive construction. For developing countries, wireless communications systems can represent a more cost-effective and faster method of expanding telecommunications infrastructure than traditional wireline networks.

      Historically, Latin America has experienced significant growth in wireless services, as reflected in a compounded annual growth rate of 82% in subscribers from 1996 through 1999. According to Pyramid Research, wireless subscribers in Latin America are estimated to grow at a compounded annual growth rate of 22% for the period 1999 to 2004. Wireless service revenues in the region accounted for about $14.1 billion in 1999 with a compounded annual growth rate estimated at about 19% for the period 1999 to 2004.

Latin American Wireless Market Growth Projections

							Growth
	1999	2000E	2001E	2002E	2003E	2004E	Rate

End-of-period penetration	8.2%	11.3%	14.2%	16.5%	18.6%	20.5%	20.2%

Total service revenues (in billions)	$14.1	$20.7	$24.8	$28.4	$31.3	$33.6	18.9%

Average subscribers (in millions)	38.2	53.7	68.8	81.3	92.9	103.6	22.1%

Source: Pyramid Research.

     Continued growth of wireless services is expected to result from increased penetration and usage as service costs decline, wireless network coverage and capacity expands and service functionality increases. As wireless providers acquire customers and build high-capacity networks, they are positioned to provide a broader array of wireless services, such as Internet access, e-mail and other data applications like short messaging services. As capacity expands and service functionality improves, we believe high-end residential and business customers will be more likely to discriminate in favor of a wider service offering, including value-added and data applications.

MANAGEMENT

Executive Officers and Directors

      We have set forth below information on our executive officers and directors as of September 15, 2000:

Name	Age	Positions

Timothy M. Donahue	51	Chairman of the board of directors

Keith D. Grinstein	40	Vice chairman of the board of directors

Steven M. Shindler	37	Chief executive officer and director

Lo van Gemert	45	President and chief operating officer

Byron R. Siliezar	44	Vice president and chief financial officer

Jose Felipe	50	Vice president

Robert J. Gilker	49	Vice president and general counsel

Daniel F. Akerson	51	Director

Steven P. Dussek	44	Director

C. James Judson	55	Director

Dennis M. Weibling	49	Director

      Timothy M. Donahue has been chairman of our board since July 1999 and a director since August 1997. Mr. Donahue has served as president and chief executive officer of Nextel Communications since July 1999 and as a director of Nextel Communications since June 1996. From February 1996 until July 1999, Mr. Donahue was president and chief operating officer of Nextel Communications. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, formerly McCaw Cellular Communications, including, most recently, regional president for the Northeast. Mr. Donahue is a director of Nextel Partners, Inc. and SpectraSite Holdings, Inc.

      Keith D. Grinstein has been vice chairman of our board since August 1999 and a director since January 1996. Mr. Grinstein was our president from January 1996 until March 1999 and our chief executive officer from January 1996 until August 1999. From January 1991 to December 1995, Mr. Grinstein was president and chief executive officer of the aviation communications division of AT&T Wireless Services. Mr. Grinstein also held a number of positions at McCaw Cellular Communications and its subsidiaries, including vice president and assistant general counsel of McCaw Cellular Communications and vice president, general counsel and secretary of LIN Broadcasting Company. Mr. Grinstein currently is a director of The Ackerley Group Inc., F5 Networks Inc. and Nextera Enterprises Inc. and a partner of Second Avenue Partners.

      Steven M. Shindler has been a director on our board since May 1997 and has been our chief executive officer since March 24, 2000. Mr. Shindler is also executive vice president and chief financial officer of Nextel Communications, a position he has held since May 1996. From 1987 to May 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where, most recently, he was a managing director in its communications finance group. Mr. Shindler also serves as a director of SpectraSite Holdings.

      Lo van Gemert has been our president and chief operating officer since September 1999. Mr. van Gemert served as senior vice president of Nextel Communications from July 1999 until August 2000 and as Nextel Communications’ president of the north region from October 1996 until August 1999. Before joining Nextel Communications in 1996, Mr. van Gemert served as executive vice president at Rogers Cantel in Canada, where he was responsible for personal communications services, paging, data and air-to-ground services. From 1980 to 1994, Mr. van Gemert held various senior management positions, domestically and abroad, at Sony Corporation and BellSouth Corporation.

      Byron R. Siliezar has been our vice president and chief financial officer since January 1999. From July 1998 to January 1999, Mr. Siliezar was our vice president and controller. Mr. Siliezar served as vice president of finance at Neodata Corporation, a subsidiary of EDS Corporation, from 1997 until joining us; as international controller of Pagenet, Inc. from 1996 until 1997; and in various executive and management positions at GTE Corporation from 1982 to 1996.

      Jose Felipe has served as our vice president since January 1999. He is also the president of our Argentine operating company. From July 1998 to January 1999, Mr. Felipe was our vice president — Latin America. From 1991 to 1998, Mr. Felipe held various senior management positions with AT&T Corp., most recently president and chief executive officer of the Puerto Rico and Virgin Islands region and vice president of emerging markets of the Latin American region.

      Robert J. Gilker has been our vice president and general counsel since September 2000. From August 1998 to August 2000, he served as vice president, law and administration and secretary of MPW Industrial Services Group, Inc., a publicly held provider of industrial cleaning and facilities support services. From 1987 until he joined MPW, Mr. Gilker was a partner with the law firm of Jones, Day, Reavis & Pogue.

      Daniel F. Akerson has been a director on our board since March 1996. Mr. Akerson served as chairman of our board from March 1996 until July 1999. Mr. Akerson is also currently chairman of the board of directors of Nextel Communications, a position he has held since March 1996 and serves as a member of the operations committee of that board of directors. From March 1996 until July 1999, Mr. Akerson was chief executive officer of Nextel Communications. Since September 1999, Mr. Akerson has served as chairman and chief executive officer of NEXTLINK Communications, Inc., a publicly held competitive local exchange carrier controlled by Craig O. McCaw. From June 1993 to March 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm, and also held the positions of chairman of the board and chief executive officer of General Instrument Corporation, a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications Corporation, including president and chief operating officer. Mr. Akerson serves as a director of American Express Company and America Online, Inc.

      Steven P. Dussek has served as a director on our board since March 1999. From September 1999 until March 2000, Mr. Dussek was our chief executive officer. Mr. Dussek was our president and chief operating officer from March 1999 until September 1999. Since May 1996, Mr. Dussek has served in various senior management positions with Nextel Communications, most recently as executive vice president and chief operating officer. From May 1995 to May 1996, Mr. Dussek served as vice president and general manager of the Northeast region for the PCS division of AT&T Wireless Services. From 1993 to March 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc. Mr. Dussek is currently a director of Clearnet.

      C.  James Judson has been a director on our board since February 1995. Mr. Judson is also vice president, secretary and general counsel of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures. He has held those positions since January 1995. From 1969 to January 1995, Mr. Judson was a partner in the Davis Wright Tremaine law firm.

      Dennis M. Weibling has been a director on our board since February 1995. From October 1995 to March 1996, Mr. Weibling served as Nextel Communications’ acting chief executive officer. Mr. Weibling is currently president of Eagle River, a position he has held since 1993. Mr. Weibling is a director of Nextel Communications and is a member of the operations committee, audit committee and compensation committee of the Nextel Communications board of directors. He is also a director of NEXTLINK Communications and Nextel Partners.

Other Key Senior Management

      Peter A. Foyo has served as president of our Mexican operating company since August 1998. From 1988 to 1998, Mr. Foyo held various senior management positions with AT&T Corp., most recently as corporate strategy director of Alestra S.A. de C.V., a joint venture between AT&T and a local Mexican partner. In that position, Mr. Foyo was responsible for developing a pan regional network plan for Latin America including fixed, wireless and network services on Alestra’s behalf.

      Alexis Mozarovski has served as president of our Brazilian operating company since June 1999. From 1980 to 1999, Mr. Mozarovski held various positions with Aydin Corp., most recently as vice president for Latin American operations and president of Aydin S.A. where he was responsible for implementing communication systems for government agencies and cellular companies throughout Latin America.

      Miguel A. Rivera has served as president of our Peruvian operating company since January 2000. Previously, Mr. Rivera was the general manager of the Lima Stock Exchange from 1999 to 2000. From 1986 to 1998, Mr. Rivera held various executive positions with IBM in Latin America, most recently as general manager — manufacturing industry, Latin America, where he was responsible for implementing the IBM manufacturing industry strategy throughout the region.

      Antonio M. Urera has served as president and chief operating officer of our Philippine operating company since June 1998. From March 1997 to May 1998, Mr. Urera held various senior management positions at Bayentel Telecommunications, Inc., most recently as executive vice president — network group from September 1997 to May 1998. From 1989 to 1997, Mr. Urera held a number of positions at Eastern Telecommunications Philippines, Inc., including senior vice president for operations, with responsibility for sales, marketing and technical operations as well as general manager and chief operating officer.

Committees of the Board of Directors

      We have established three committees: an audit committee, a plan administration committee and an executive committee.

      Audit Committee. We established an audit committee in November 1997. Messrs. Weibling (Chairman) and Shindler serve as members of the audit committee. The audit committee reviews with our management, the internal auditors and the independent auditors, our policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements before public distribution; approves any significant changes in our accounting principles or financial reporting practices; reviews independent auditor services; and recommends to our board of directors the firm of independent auditors to audit our consolidated financial statements.

      Plan Administration Committee. We established a plan administration committee in June 1998. Messrs. Weibling (Chairman) and Judson serve as members of the plan administration committee. The plan administration committee administers, and makes all ongoing determinations concerning matters relevant, to our equity incentive plans.

      Executive Committee. We established an executive committee in March 1999. Messrs. Donahue (Chairman), Shindler and Weibling serve as members of the executive committee. The executive committee exercises the authority of our board of directors with respect to the management of our company, subject to limitations imposed by applicable law and our board of directors.

      We plan to add a compensation committee, whose functions will include those of the current plan administration committee, and other committees. We also intend to add at least three independent directors to our board, some or all of whom will join our audit and compensation committees following completion of the offerings.

Compensation of Executive Officers

      In the table and discussion below, we summarize the compensation earned during the last three fiscal years by: (1) each individual who served as our chief executive officer during 1999; (2) each of our three other most highly compensated executive officers who earned more than $100,000 in salary and bonuses for services rendered in all capacities during 1999; and (3) one other individual who would have been among the individuals in clause (2) above but for the fact that he was not serving as an executive officer at December 31, 1999.

      The options reflected on the table below include options granted under the Nextel International 1997 stock option plan and equity awards under Nextel Communications’ incentive equity plan. These options generally vest over a four-year period and become exercisable, subject to the provisions of each plan, for shares of our common stock and Nextel Communications’ class A common stock, respectively. Additionally, stock appreciation rights were granted under our stock appreciation rights plan. As of December 31, 1999, all stock appreciation rights had been exchanged for options granted under the Nextel International 1997 stock option plan.

      The amounts on the table below reflecting other compensation are comprised of our contributions to Nextel Communications’ section 401(k) plan and the value received from purchases under Nextel Communications’ stock purchase plan, which reflects the difference between the purchase price, which is the lower of 85% of market value at the beginning or the end of each quarter, and the market value. Information throughout this prospectus related to the Nextel Communications’ incentive equity plan reflects its 2-for-1 common stock split effective in June 2000.

		Annual
		Compensation				Long-Term Compensation
						Awards
					Other
					Annual			Securities
					Compen-	Restricted		Underlying
Name and Principal Position	Year	Salary($)		Bonus($)	sation($)	Stock Awards($)		Options(#)

Steven P. Dussek(1)	1999	233,530		197,438	—	458,400	(2)	2,020,000
Former chief executive	1998	—		—	—	—
officer	1997	—		—	—	—

Keith D. Grinstein(4)	1999	207,518		113,400	—	—		100,000
Vice chairman and former	1998	195,054		73,426	—	—		120,000
president and chief	1997	180,000		79,200	—	—		3,080,000
executive officer

Lo van Gemert(5)	1999	98,928		79,270	—	1,438,200	(6)	250,000
President and chief	1998	—		—	—	—
operating officer	1997	—		—	—	—

Byron R. Siliezar	1999	197,708		100,620	—	—		360,000
Vice president and chief	1998	56,250	(7)	23,494	—	—		126,000
financial officer	1997	—		—	—	—

Jose Felipe	1999	236,688		149,900	188,454 (9)	—		530,000
Vice president	1998	116,795		75,000	—	—		510,000
	1997	—		—	—	—

Heng-Pin Kiang(10)	1999	128,323		—	—	—		30,000
Former senior vice	1998	165,769		50,000	—	—		28,000
president, general counsel and secretary	1997	160,940		60,000	—	—		1,680,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	All Other
Name and Principal Position	Compensation($)

Steven P. Dussek(1)	199,841	(3)
Former chief executive	—
officer	—

Keith D. Grinstein(4)	3,800
Vice chairman and former	3,900
president and chief	3,200
executive officer

Lo van Gemert(5)	2,672
President and chief	—
operating officer	—

Byron R. Siliezar	34,544	(8)
Vice president and chief	76,854	(8)
financial officer	—

Jose Felipe	36,805	(9)
Vice president	37,000	(9)
	—

Heng-Pin Kiang(10)	62,614	(10)
Former senior vice	7,600
president, general counsel and secretary	5,572

(1)	Mr. Dussek is currently a director and from September 1999 until March 2000 was our chief executive officer. He was our president and chief operating officer from March 1999 until September 1999. As Mr. Dussek is also the executive vice president and chief operating officer of Nextel Communications, Nextel Communications has paid Mr. Dussek’s entire salary and bonus since September 1999. The 1999 salary and bonus shown represents $150,618 of salary paid by us and $280,350 of salary and bonus paid by Nextel Communications.

(2)	Mr. Dussek’s deferred stock award granted in 1999 is based on 30,000 shares times $15.280 per share, which was the closing price of Nextel Communications’ class A common stock on February 18, 1999, the date of award. Mr. Dussek’s deferred stock award vests ratably on each of the first three anniversary dates of the grant date. The value of the shares covered by Mr. Dussek’s deferred stock award as of December 31, 1999 was $1,546,875 (30,000 shares times $51.5625, the closing price of Nextel Communications’ class A common stock on that date).

(3)	The $199,841 represents Mr. Dussek’s allowance for relocation expenses, of which $72,511 was paid by us and $127,330 was paid by Nextel Communications.

(4)	Mr. Grinstein is currently vice chairman of our board of directors. He was our president until March 1999 and our chief executive officer until August 1999.

(5)	Mr. van Gemert became our president and chief operating officer in September 1999.

(6)	Mr. van Gemert was granted two deferred stock awards during 1999. On February 18, 1999, Mr. van Gemert received 20,000 shares which vest ratably on each of the first three anniversary dates of the grant date. On September 1, 1999, Mr. van Gemert received 40,000 shares which vest on the fourth anniversary of the grant date. The closing price of a share of Nextel Communications’ class A common stock on the award dates was $15.280 on February 18, 1999 and $28.315 on September 1, 1999. The value of the shares covered by Mr. van Gemert’s deferred stock award as of December 31, 1999 was $3,093,750 (60,000 shares times $51.5625, the closing price of Nextel Communications’ class A common stock on that date).

(7)	The $56,250 reflects Mr. Siliezar’s salary paid from July 20, 1998 to December 31, 1998.

(8)	The $76,854 represents Mr. Siliezar’s signing bonus of $30,000 and allowance for relocation expenses of $46,852 in 1998. The $34,544 represents Mr. Siliezar’s allowance for relocation expenses in 1999.

(9)	“Other Annual Compensation” for Mr. Felipe includes a $90,000 foreign services differential, an $86,874 housing allowance and $11,580 representing the aggregate personal travel costs of Mr. Felipe, for the period from April 1, 1999, the effective date of our letter agreement with Mr. Felipe, to December 31, 1999. “All Other Compensation” for Mr. Felipe includes a $35,436 allowance for relocation expenses in 1999 and a $35,000 signing bonus in 1998.

(10)	Mr. Kiang resigned as senior vice president and general counsel effective September 1999 and resigned as secretary of our board effective November 1999 and resumed his employment on April 1, 2000. His termination agreement provided for a cash payment of $60,000, which is included in “All Other Compensation,” and a consulting relationship for the period September 15, 1999 to March 31, 2000 at a rate of $14,506 per month.

Option Grants in Fiscal Year 1999

      In the table below, we list selected information on options exercisable for shares of our common stock, referred to as NII options, and Nextel Communications’ class A common stock, referred to as NCI options, that were granted to each of the named executive officers during 1999. For the NII options, we calculated the potential realizable value based on the 10-year term of the option at the time of grant utilizing the midpoint of the range of the initial public offering price of $17.00 per share as the current fair market value. The stock price appreciation of 5% and 10%, compounded annually from the date an option is granted to its expiration date, are hypothetical gains determined under rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The actual gain, if any, on the exercise of a stock option will depend on the future performance of our common stock, the option recipient’s continued employment through the date on which the options are exercised and the time at which the underlying shares are sold. For the NCI options, we used the Black-Scholes pricing model to estimate the present value of options at the date of grant, using the following assumptions options:

•	an expected stock price volatility of 51%;

•	a risk free interest rate of 5.06 — 6.09%;

•	an expected life of 5 years; and

•	an expected dividend yield of 0%.

						NII Options
						Potential Realized
						Value at Assumed
	Number of	Percent of				Annual Rates of Stock
	Securities	Total Options			NCI Options	Price Appreciation for
	Underlying	Granted to	Exercise or		Grant Date	Option Term ($)
	Options	Employees in	Base Price	Expiration	Present
	Granted(#)	Fiscal Year(%)	($/Shares)	Date	Value($)	5%	10%

Steven P. Dussek

NII options	1,800,000(1)	38.29	4.005	05/13/2009	—	38,101,474	60,670,230

NCI options	170,000(2)	0.93	15.280	02/18/2009	1,305,331	—	—

NCI options	50,000(3)	0.27	28.315	09/01/2009	740,302	—	—
Keith D. Grinstein

NII options	—	—	—	—	—	—	—

NCI options	100,000(2)	0.55	15.280	02/18/2009	767,842	—	—
Lo van Gemert

NII options	—	—	—	—	—	—	—

NCI options	150,000(2)	0.82	15.280	02/18/2009	1,151,763	—	—

NCI options	100,000(3)	0.55	28.315	09/01/2009	1,462,607	—	—
Byron R. Siliezar

NII options	300,000(1)	6.38	4.005	05/13/2009	—	6,350,246	10,111,705

NCI options	60,000(2)	0.33	15.280	02/18/2009	461,084	—	—
Jose Felipe

NII options	450,000(4)	9.57	4.005	05/13/2009	—	9,525,369	15,167,557

NCI options	80,000(2)	0.44	15.280	02/18/2009	614,274	—	—
Heng-Pin Kiang

NII options	—	—	—	—	—	—	—

NCI options	30,000(2)	0.16	15.280	02/18/2009	230,353	—	—

(1)	These NII options were granted on May 13, 1999 and vest over a four-year period on a monthly basis from the date of grant.

(2)	These NCI options were granted on February 18, 1999 and vest over a four-year period at a rate of 25% per year from the date of grant.

(3)	These NCI options were granted on September 1, 1999 and vest over a four-year period at a rate of 25% per year from the date of grant.

(4)	These NII options were granted on May 13, 1999; 25% of the options vested immediately and 75% of the options vest over a four-year period on a monthly basis from the date of grant.

Option Exercises in Fiscal Year 1999 and Year-End Option Values

      In the table below, we list information on the exercise of options during the year ended December 31, 1999 and unexercised option values as of December 31, 1999 for each of the named executive officers. The value of the in-the-money NCI options is based on the closing price of Nextel Communications’ class A common stock as reported by the Nasdaq Stock Market on December 31, 1999, which was $51.563 per share, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options. The value of the in-the-money NII options is based on $17.00, the midpoint of the range of the initial public offering price listed on the cover, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options.

			Number of Securities
			Underlying Unexercised
			Options at Fiscal
	Shares		Year-End(#)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable

Steven P. Dussek

NII options	—	—	262,500	1,537,500

NCI options	242,500	7,937,735	—	587,500
Keith D. Grinstein

NII options	180,000	553,800	2,657,496	162,504

NCI options	115,000	2,626,093	55,000	230,000
Lo van Gemert

NII options	—	—	—	—

NCI options	102,500	1,792,109	—	392,500
Byron R. Siliezar

NII options	—	—	86,248	333,752

NCI options	—	—	1,500	64,500
Jose Felipe

NII options	—	—	321,090	578,910

NCI options	15,000	318,557	—	125,000
Heng-Pin Kiang

NII options	180,000	553,800	1,429,374	40,626

NCI options	59,500	840,903	12,500	66,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Value of Unexercised
	In-the-Money Options at
	Fiscal Year-End($)

Name	Exercisable	Unexercisable

Steven P. Dussek

NII options	3,411,188	19,979,813

NCI options	—	22,513,895
Keith D. Grinstein

NII options	40,748,272	2,491,728

NCI options	2,245,938	8,833,438
Lo van Gemert

NII options	—	—

NCI options	—	13,385,078
Byron R. Siliezar

NII options	715,090	3,632,910

NCI options	54,094	2,339,156
Jose Felipe

NII options	2,954,198	5,336,802

NCI options	—	4,525,313
Heng-Pin Kiang

NII options	21,917,068	622,932

NCI options	546,875	2,552,344

Employment Agreements

      Nextel Communications executed on our behalf a letter agreement with Mr. Felipe in May 1999 providing for his employment effective April 1, 1999. The letter provides for base compensation of $250,000 per year, as well as eligibility for bonuses of $150,000 based on the achievement of specified performance objectives. Further, Mr. Felipe is paid a foreign services differential of $120,000 per year to compensate him for the higher cost of living in Argentina as compared to the United States, and an allowance to cover Mr. Felipe’s cost of rental housing.

      We do not have employment agreements with any of our other executive officers.

Compensation Committee Interlocks and Insider Participation

      Our board of directors does not currently have a compensation committee. Our full board of directors is responsible for executive compensation matters. Mr. Shindler serves on our board of directors and also serves as our Chief Executive Officer. In addition, Mr. Grinstein serves on our board of directors and was our Chief Executive Officer from January 1996 until August 1999, and Mr. Dussek serves on our board of directors and was our Chief Executive Officer from September 1999 until March 2000 and our Chief Operating Officer from March 1999 until September 1999.

Compensation of Directors

      Currently, our directors do not receive any compensation.

Equity Incentive Plans

      We currently have two equity incentive plans in effect. Awards under the plans that are currently outstanding or are made before the closing of the offerings will be made in respect of the class B common stock and awards granted after the closing of the offerings will be made in respect of the class A common stock. In this section, all references to common stock refer to the class A and class B common stock issuable under the respective award.

      1997 Stock Option Plan

      Our 1997 stock option plan was adopted by the board of directors in June 1997 and amended in July 1998 and May 1999. It provides for issuance of a maximum of 16,350,000 shares of common stock.

      The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986. It also provides for nonqualified stock option grants. These grants may be made to our employees, directors, officers, consultants, agents, advisors, and independent contractors or those of our subsidiaries. The plan provides that it will be administered by the board of directors or a committee consisting of at least two members of the board. Presently, the plan administration committee is serving in this role.

      The term of the stock options granted under the plan is ten years from the date of grant, subject to adjustment by the plan administrator, which may extend the period of an option. The exercise price of the options granted under the plan is determined by the plan administrator. The exercise price of options as incentive stock options granted under the plan may not be less than 100% of the fair market value on the date the option is granted. In accordance with the terms and requirements of the plan, independent appraisals of the market value of our common stock have been conducted from October 1998 through May 2000. The options vest on a monthly basis over a four-year period, unless provided otherwise in the option agreement evidencing the award. No option may be transferred by the optionee other than by will or the laws of descent and distribution, subject to exceptions with the permission of the plan administrator to the extent permitted by the Internal Revenue Code.

      An optionee whose relationship with us ceases for any reason other than termination for cause, as defined in the plan, may exercise the vested portion of options. Vested, nonforfeitable options of an optionee, other than an optionee whose relationship with us terminates because of total disability or death, may be immediately exercised for a period of 90 days following the termination of the relationship. For an optionee whose relationship with us terminates because of total disability or death, the right to exercise vested, nonforfeitable options extends to one year from the date of an optionee’s termination as a result of disability or death. If an optionee dies, the right to exercise passes to the optionee’s estate. All unvested options, all options of an optionee terminated for cause, and all options not exercised within the required period are forfeited upon these events.

      To the extent required for incentive stock option status under Section 422 of the Internal Revenue Code and to the extent the aggregate fair market value of the common stock with respect to which incentive stock options are granted under the plan and options granted under any other stock option plan in the year first exercisable during any calendar year exceeds $100,000, the excess over $100,000 will be treated as a nonqualified stock option. No incentive stock option may be granted under this plan or any other stock option plan to any person possessing more than 10% of the total combined voting power of all classes of our stock, unless the exercise price of that option is at least 110% of the fair market value of the stock subject to the option, and the option term does not exceed five years. The term of incentive stock options may not exceed ten years.

      Any shares of common stock that have been subject to an option and cease to be subject to the option, other than by reason of exercise, will be available for future awards under the plan.

      The plan provides that any shares of common stock issued under an option granted under the plan may not be sold or otherwise disposed of or transferred for value during a period of up to 180 days following the initial underwritten public offering of our equity securities, including the offerings, without our prior written consent or that of the underwriters.

      As of June 30, 2000, options to purchase an aggregate of 14,352,180 shares of common stock were granted under the plan. An aggregate 1,997,820 of shares of common stock remained available for grant, although we do not intend to make further awards under the plan. Of the options granted, options to purchase 11,998,128 shares of common stock were outstanding, and options to purchase 2,354,052 shares of common stock had been exercised.

     Incentive Equity Plan

      Our incentive equity plan was approved by our plan administration committee in May 2000 and ratified by our board of directors in June 2000. It provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, officers, including officers who are members of our board of directors, and other key employees, consultants, and advisors or those of our subsidiaries with respect to 30,000,000 shares of common stock, except replacement option rights, which may not in the aggregate exceed five percent of the shares of common stock outstanding on January 1 of that year. The number of shares of common stock that may be issued or transferred as restricted shares under the plan may not in the aggregate exceed 1,200,000 shares. The number of performance units granted under the plan may not in the aggregate exceed 3,000,000. Notwithstanding anything to the contrary and subject to adjustments as provided in the plan, the aggregate number of shares of common stock actually issued or transferred upon the exercise of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code may not exceed 30,000,000 shares. The plan is administered by the plan administration committee of our board of directors.

      Option Rights. The plan administrator may grant option rights that entitle the optionee to purchase shares of common stock at a price equal to or greater than market value on the date of grant. The option price of a replacement option right, however, may be less than the market value on the date of grant. Replacement option rights are otherwise subject to the same terms, conditions, and discretion as other option rights under the plan. A replacement option right is an option right that is granted in exchange for the surrender and cancellation of an option to purchase shares of another corporation that has been acquired by us or one of our subsidiaries.

      Option rights granted under the plan may be option rights that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock option rights.

      Each grant, unless otherwise determined by the plan administrator, becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant. The remainder of the shares of common stock covered by the grant become exercisable in equal parts on each of the third and fourth anniversaries of the date of grant. These vesting periods apply for so long as the option holder remains in our continuous employment. However, in the event of an initial public offering or a defined change of control before the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee continues to be employed by us. In the event of an initial public offering or change of control on or after the first anniversary of the date of grant but before the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control. The remaining shares of common stock covered by the grant become exercisable in equal parts on each of the second, third, and fourth anniversaries of the date of grant for so long as the optionee continues to be employed by us.

      Each grant also provides, unless otherwise expressly determined in a resolution duly adopted by the board of directors, that the option right will:

•	if the optionee is a nonaffiliate director, immediately become fully exercisable upon the occurrence of a defined change of control;

•	if the optionee is an employee, immediately become fully exercisable upon the termination of the optionee’s employment without cause, as defined under the plan, within one year of a defined change of control; and

•	if the optionee is an executive, as defined under the plan, immediately become fully exercisable upon the termination of the optionee’s employment by us without cause, as defined under the plan, or by the executive for good reason, as defined under the plan, in each case, within one year of a defined change of control;

      These change of control terms are deemed void if it should be determined that any of these terms would prevent a proposed merger or other business combination that is intended by the parties to be accounted for as a pooling of interests from qualifying for this intended accounting treatment. For purposes of the plan, a change of control generally includes, in respect of both us and Nextel Communications while Nextel Communications holds a majority of our combined voting power of outstanding securities, specified mergers, consolidations, reorganizations, the sale of substantially all of the assets or acquisitions of 50% or more of the voting securities.

      Appreciation Rights. Appreciation rights granted under the plan may be granted as pure appreciation rights or in tandem with other option rights. The difference is that tandem appreciation rights may only be exercised at a time when the related option is exercisable and when the difference between the market price of our common stock and the exercise price of the related option is a positive number. The exercise of a tandem appreciation right also requires surrender and cancellation of the related option. Pure appreciation rights have a base price that is at least equal to the market price of our common stock on the date of grant. When granted, pure appreciation rights must specify some minimum period of continuous service as a director, employee or consultant that is necessary before the right becomes exercisable, although the appreciation right may provide for earlier exercise in the event of some change of control events. Pure appreciation rights must also specify an outside date for exercise, which can be no greater than 10 years from the date of grant.

      An appreciation right, whether pure or tandem, represents the right to receive from us the difference, or spread, between either the option price, in the case of a tandem appreciation right, or the base price, in the case of a pure appreciation price, and the market price of our common stock on the date of exercise of the appreciation right. This amount may be payable in cash, shares of common stock or a combination of cash and common stock, as determined by the recipient or the plan administrator. Currently our plan administration committee is the plan administrator. Appreciation rights may also provide for the payment of dividend equivalents on the award in cash or in common stock.

      Restricted Shares. A grant of restricted shares involves the immediate transfer to the recipient of ownership of a specific number of shares of common stock in consideration of the performance of services. The recipient is entitled immediately to voting, dividend, and other ownership rights in the shares. The transfer may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant, as the plan administrator may determine. The plan administrator may condition a grant of restricted shares on the achievement of specified performance objectives.

      Restricted shares must be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by the plan administrator. The plan administrator may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change in control or other similar transaction or event.

      Deferred Shares. A grant of deferred shares constitutes our agreement to deliver shares of common stock to the recipient in the future in consideration of the performance of services, subject to the fulfillment of those conditions during a period of time specified by the plan administrator. During this deferral period, the recipient has no right to vote the shares of common stock covered by his or her grant of deferred shares and, except in limited circumstances, has no right to transfer any of his or her rights in the shares. The plan administrator may authorize the payment of dividend equivalents on a current, deferred, or contingent basis in either cash or additional shares of common stock. Grants of deferred shares may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant. The deferral period is subject to acceleration in the event of a defined change in control in the same manner and upon the terms as those set forth above regarding option rights.

      Performance Shares and Performance Units. A performance share is the equivalent of one share of common stock, and a performance unit is the equivalent of $1.00. A recipient of a grant of performance shares or performance units may be granted any number of performance shares or performance units. The recipient must be given one or more objectives to meet within a specified period. This period may be subject to earlier termination in the event of a defined change in control in the same manner and upon the terms as those set forth above regarding option rights. A minimum level of acceptable achievement will also be established by the plan administrator. If by the end of the performance period the recipient has achieved the specified objectives, he or she will be deemed to have fully earned the performance shares or performance units. If the recipient has not achieved the objectives but has attained or exceeded the predetermined minimum level of acceptable achievement, he or she will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the recipient in cash, shares of common stock, or any combination of cash and stock. The plan administrator may authorize the payment of dividend equivalents on a current, deferred, or contingent basis in either cash or additional shares of common stock.

      Transferability. Except as otherwise determined by the plan administrator, no option right, appreciation right, or other derivative security granted under the plan may be transferred by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the plan administrator, option rights and appreciation rights may be exercised during a participant’s lifetime only by the participant or his or her guardian or legal representative. Option rights other than incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, and performance units may be transferred by a participant, however, without payment of consideration by the transferee, to any one or more members of the participant’s immediate family or to related trusts, if the participant delivers to us reasonable prior notice of any that transfer and complies with any terms and conditions that we may impose on any transfer.

      As of June 30, 2000, options to purchase an aggregate of 10,452,750 shares of common stock were granted under the plan, none of which are currently exercisable. An aggregate of 19,547,250 shares of common stock remained available for grant.

PRINCIPAL STOCKHOLDERS

      There are currently no shares of our class A common stock outstanding. Immediately following the offerings, Nextel Communications will continue to control us and will beneficially own 99% of the outstanding class B common stock. This will represent about 98% of the combined voting power of all of our outstanding common stock.

      In the table below, we list, as of June 30, 2000, the amount and percentage of shares of our voting common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned by:

•	each of our directors;

•	each of the named executive officers who continued to serve as an executive officer as of that date;

•	all of our directors and officers as a group; and

•	each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding voting common stock.

      The table below gives effect to the reclassification of our existing shares of common stock into shares of our class B common stock. It also gives effect to the exchange by Nextel Communications of its 2,150 shares of our series A exchangeable redeemable preferred stock into 12,651,845 shares of our class B common stock, assuming the exchange occurred on June 30, 2000. This exchange rate is based on the accreted value of the series A preferred stock at that date of about $215.1 million and an assumed initial public offering price for the class A common stock of $17.00 per share, the midpoint of the range listed on the cover. Beneficial ownership has been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. The amounts on the table below are comprised entirely of shares of our class B common stock or shares obtainable upon the exercise of options as of June 30, 2000 or within 60 days of that date by the named person or group.

      The address of each named person or group is 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, unless otherwise specified.

	Amount and	Approximate
	Nature of	Equity and Voting	Approximate
	Beneficial	% Before the	% After the
Name of Beneficial Owner	Ownership	Offerings	Offerings

			Equity	Voting

Daniel F. Akerson	268,749	*	*	*

Keith D. Grinstein	2,937,497	1.1%	*	1.1%

Timothy M. Donahue	131,250	*	*	*

C. James Judson	—	—	—	—

Steven M. Shindler	134,375	*	*	*

Dennis M. Weibling	—	—	—	—

Steven P. Dussek	637,500	*	*	*

Lo van Gemert	—	—	—	—

Jose Felipe	452,340	*	*	*

Byron R. Siliezar	156,248	*	*	*

All directors and executive officers as a group (10 persons)	4,717,959	1.7%	1.5%	1.7%

Nextel Communications, Inc.	281,349,676	99.2%	85.5%	97.6%
2001 Edmund Halley Drive
Reston, Virginia 20191

*	Less than one percent (1%).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tax Sharing Agreement with Nextel Communications

      We entered into a tax sharing agreement with Nextel Communications dated as of January 1, 1997. Under that agreement, we must pay Nextel Communications an amount equal to what our federal income tax liability would have been had we filed a separate federal income tax return. The computation of our liability takes into account any carryovers and carrybacks of losses and credits that would be allowed if we had filed a separate federal income tax return. In making the computation for any taxable year, however, the liability will be determined at the highest corporate tax rate and without an exemption for purposes of calculating the alternative minimum tax and the environmental tax. The agreement further provides that we may be included in any consolidated, combined or unitary state or local income or franchise tax return or report, and our liability for these taxes will be computed in a manner consistent with the calculation of our federal income tax liability.

      In addition, the tax sharing agreement provides that Nextel Communications is entitled to utilize on behalf of the consolidated group of which we are a member all of our tax attributes. The attributes include items of income, gain, loss, deduction, expense, credit and similar treatments, which arise in the current taxable year or another taxable year or years and which properly may be carried back or carried forward to that taxable year. We are not entitled to receive any compensation utilization of these attributes or items by the Nextel Communications consolidated group in determining for any taxable year or years the consolidated taxable income and consolidated tax liability for that taxable year or years.

      Nextel Communications is not required to compensate us for the benefit of a loss or credit carryback from our separate filing to the consolidated group should we leave the Nextel Communications consolidated group. Further, under some circumstances we are required to compensate Nextel Communications for adjustments of tax attributes after we leave the group.

      Under the U.S. consolidated income tax rules, we and each other member of the Nextel Communications consolidated group of which we are a member will be jointly and severally liable for the U.S. tax liabilities of each other member of that group. This liability exists for each year we file a consolidated tax return with that group. This liability continues for these years even if we should leave the Nextel Communications consolidated group.

      We are not required to make any payments to Nextel Communications under the tax sharing agreement with respect to 1999 tax liabilities.

Overhead Services Agreement with Nextel Communications

      Under an overhead services agreement between us and Nextel Communications, Nextel Communications has agreed to provide services to us. These services relate to accounts payable, cash management, payroll, human resources, financial reporting and audit and legal, engineering and technical and marketing and sales assistance. The fee for services provided under the overhead services agreement is the actual cost incurred by Nextel Communications, without any markup or discount, which is billed monthly and payable in 45 days. Under the overhead services agreement, Nextel Communications has agreed to apportion the aggregate cost incurred by it to provide the services to us and its other subsidiaries on a basis that Nextel Communications determines in good faith, from time to time, represents the relative portion of the services provided by Nextel Communications and used by each subsidiary, including us, for the relevant period. We have the right to review Nextel Communications’ determination and to discuss with Nextel Communications adjustments that we consider appropriate in light of the services provided to us. Nextel Communications’ good faith determination after that consultation is final and binding. The overhead services agreement has a ten-year term, which commenced on March 3, 1997. With the consent of Nextel Communications, we may elect to discontinue a particular service or services provided by Nextel Communications or obtain any service from an independent third party. We incurred costs under the overhead services agreement of $1.2 million during 1999.

      Under the overhead services agreement, we have agreed that the legal counsel employed by Nextel Communications as part-time or full-time employees will provide legal services to us as well as to other subsidiaries of Nextel Communications. These services will also potentially be provided to other entities in which Nextel Communications holds an ownership interest. We have agreed that the legal counsel may represent us as well as Nextel Communications or any of its other subsidiaries.

Right of First Opportunity Agreement with Nextel Communications

      As a condition to the issuance of our 13.0% senior discount notes in March 1997, we entered into a right of first opportunity agreement with Nextel Communications dated as of March 6, 1997, as amended. Under this agreement, Nextel Communications has agreed that neither Nextel Communications nor any of its controlled affiliates other than our group, as defined in the agreement, will in the future participate in the ownership or management of two-way terrestrial-based mobile wireless communications systems anywhere other than in the United States unless the future wireless opportunities have first been presented to us. This restriction does not apply to, among other things, any commercial relationship with any wireless entity, including channel or frequency sharing, roaming, purchase or sale of goods or services, licensing of intellectual property or other intangible rights or similar business related arrangement, that does not involve the directing or participating in the management of that wireless entity. We have agreed that, without the consent of Nextel Communications, we, our restricted affiliates and our unrestricted affiliates, each as defined in the indentures governing our outstanding notes, will not participate in the ownership or management of any wireless communications service business in the United States. These restrictions terminate upon the earliest to occur of April 15, 2007 and a change of control, as defined in the indentures governing our outstanding notes.

      If Nextel Communications gives us notice of a future wireless opportunity, we will have 60 days to notify Nextel Communications that we intend to pursue the opportunity and how we intend to finance our participation. We must have secured a financing commitment within 90 days of the date of the notice and we must consummate the future wireless opportunity within nine months of the date of the notice. If we fail to respond to Nextel Communications within the 60 and 90 day time frames or fail to consummate the transaction within the nine-month period, Nextel Communications may pursue freely the future wireless opportunity.

      We have agreed with Nextel Communications not to make any amendment to the right of first opportunity agreement that is materially adverse to the holders of our 13.0% senior discount notes, 12.125% senior discount notes or 12.75% senior serial notes. We also agreed to provide those holders with written notice 30 days before any amendment.

Transactions with Nextel Communications

      On April 4, 2000, we received an advance of $77.7 million from Unrestricted Subsidiary Funding Company, a wholly owned subsidiary of Nextel Communications, in connection with our anticipated purchase of Motorola International’s equity interests in Nextel Brazil, Nextel Peru and three Chilean analog companies. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company in exchange for cash proceeds of $150.0 million. On June 12, 2000, all of the 5,266 then outstanding shares of our series A exchangeable redeemable preferred stock were exchanged for 49,682,088 shares of our common stock. On June 29, 2000, we issued 2,150 shares of our series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company in exchange for cash proceeds of $215.0 million. These shares of our series A exchangeable redeemable preferred stock, including accrued dividends, will be exchanged for shares of our class B common stock. The actual number of shares of class B common stock to be issued in the exchange will be determined by dividing the accreted value of the series A preferred stock on the date of exchange by the initial public offering price for the class A common stock.

Motorola Relationships

      Motorola, a significant stockholder of Nextel Communications, provides equipment and vendor financing to our operating companies. For a description of the Motorola financing facilities, see “Description of Our Indebtedness.” During 1999, we purchased about $155.4 million in digital infrastructure equipment, subscriber units and related services from Motorola and have continued these purchases in 2000. At December 31, 1999, we had accounts payable to Motorola of $15.8 million and had guaranteed additional amounts outstanding of our Philippine operating company of $6.2 million.

      In May 2000, we purchased all of the equity interests of Motorola International Development Corporation in our Peruvian operating company and Nextel S.A., its parent company. We also purchased three Chilean analog companies from Motorola International. The aggregate purchase price for these acquisitions was about $77.7 million in cash. In connection with our purchase of the three Chilean analog companies, we entered into an agreement for Motorola International to manage these companies during a transition period. These services were terminated in mid-September 2000.

      On August 14, 2000, we and some of our operating companies entered into equipment purchase agreements with Motorola under which Motorola will provide us with infrastructure equipment and services. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain other minimum purchase commitments that, if not met, subject us to penalties based on a percentage of the commitment shortfall.

DESCRIPTION OF OUR INDEBTEDNESS

12.75% Senior Serial Notes

      In August 2000, we completed the sale of $650.0 million aggregate principal amount of our 12.75% senior serial notes due 2010, generating about $623.8 million in net cash proceeds. Cash interest will be payable semiannually beginning February 1, 2001 at a rate of 12.75% per year. We may choose to redeem some or all of these notes starting August 1, 2005 at an initial redemption price of 112.750% of the aggregate principal amount of these notes plus accrued and unpaid interest. Before August 1, 2003, we may choose to redeem up to 35% of the aggregate principal amount of these notes using the proceeds of one or more sales of qualified equity securities at 112.750% of their principal amount, plus accrued interest. Upon a change of control, as defined in the indenture for these notes, we must make an offer to repurchase all the outstanding 12.75% senior serial notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      The indenture under which the 12.75% senior serial notes were issued contains various restrictive covenants applicable to us and to our restricted group members. For this purpose, all of our subsidiaries in which we own a greater than 50% interest, other than those subsidiaries we have designated as unrestricted, and those of our affiliates in which we own a 50% or less interest that we have designated as restricted, are restricted group members. These restrictions, among other things, limit our and the restricted group members’ ability to do any of the following, subject to specified exceptions:

•	incur additional debt and issue redeemable preferred stock;

•	pay dividends or make other distributions in respect of capital stock;

•	purchase, redeem or retire our capital stock or the capital stock of any of our unrestricted subsidiaries;

•	voluntarily prepay, redeem or retire for value any our indebtedness that is subordinate to the 12.75% senior serial notes;

•	make investments, other than in our restricted subsidiaries;

•	create or permit restrictions on the ability of any restricted group member to:

•	pay dividends to us or to any restricted group member;

•	pay indebtedness owed to us or to any restricted group member;

•	make loans or advances to us or to any restricted group member;

•	transfer any of its property or assets to us or to any restricted group member;

•	sell the capital stock of any of restricted group member;

•	guaranty any indebtedness;

•	enter into transactions with any of our affiliates;

•	incur any liens on our assets or the assets of the restricted group members;

•	sell our assets or the assets of the restricted group members; and

•	merge or consolidate with or transfer all or substantially all of our assets to another person.

      These restrictions may limit our ability to conduct or expand our business or to take advantage of business opportunities or transactions that we otherwise could if these restrictions did not exist. However, all of these restrictions are subject to a number of important qualifications.

      Events of default under the indenture, which are also subject to a number of important qualifications, include the following:

•	a default in the payment of principal or premium, if any, when due;

•	a default continuing for 30 days in the payment of interest when due;

•	the failure to comply with the limitations on our and the restricted group members’ ability to engage in a merger, consolidation or sale of substantially all assets, other asset sales, or undergo a change of control;

•	the failure to comply for 60 days after receiving notice with the other covenants;

•	specified events of default under other indebtedness of us or any significant restricted group member;

•	failure to pay within 30 days specified judgments or orders against us or any significant restricted group member; and

•	specified events of bankruptcy, insolvency or reorganization of us or our significant restricted group members.

12.125% Senior Discount Notes

      In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our 12.125% senior discount notes due 2008, generating about $387.0 million in net cash proceeds. Cash interest will not accrue before April 15, 2003, and will be payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. We may choose to redeem some or all of these notes starting April 15, 2003 at an initial redemption price of 112.125% of their accreted value, plus accrued and unpaid interest. Before April 15, 2001, we may choose to redeem up to 35% of the aggregate accreted value of these notes using the proceeds of one or more sales of qualified equity securities, at a redemption price of 112.125% of their accreted value on the date of redemption, plus accrued interest. Upon a change of control, as defined in the indenture for these notes, and subject to specified conditions, we must make an offer to repurchase all the outstanding 12.125% senior discount notes at 101% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      The indenture under which the 12.125% senior discount notes were issued contains restrictive covenants and events of default similar to those contained in the indenture governing the 12.75% senior serial notes.

13.0% Senior Discount Notes

      In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit was comprised of a 13.0% senior discount note due 2007 with a principal amount due at maturity of $1,000 and one warrant to purchase 2.32488 shares of our common stock at an exercise price of $1.67 per share. Cash interest on the 13.0% senior discount notes does not accrue until April 15, 2002, and then is payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. We may choose to redeem some or all of these notes, starting April 15, 2002 at an initial redemption price of 113% of their accreted value plus accrued and unpaid interest. Upon a change of control, as defined in the indenture for these notes, and subject to specified conditions, we must make an offer to repurchase all the outstanding 13.0% senior discount notes at 101% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      The indenture under which the 13.0% senior discount notes were issued contains restrictive covenants and events of default similar to those contained in the indenture covering the 12.75% senior serial notes.

International Motorola Equipment Financing Facility

      On February 4, 1999, we entered into an equipment financing facility with Motorola Credit providing for $225.0 million of secured term loans. This facility includes up to $100.0 million in loans to reimburse us for payments we made to Motorola Credit since January 1, 1997 for the purchase of network equipment and related services, including ancillary products and services, by or for the benefit of our operating companies. The balance and any portion not used towards reimbursement loans may be used to finance the cost of qualifying future purchases of network equipment and related services. As permitted by this facility, we used a portion of the available funds to repay all outstanding long-term debt of our Philippine operating company. Our operating companies in Mexico, Peru, the Philippines and Japan are eligible borrowers under this facility. Advances are available under this facility until December 31, 2000. Amounts borrowed under this facility are payable in eight equal semiannual installments beginning June 30, 2001, mature December 31, 2004, and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. This facility is secured by, among other things, a pledge of our equity interests in the eligible borrowers and the related holding companies, as well as a pledge by some of the minority stockholders of their equity interests in our Philippine and Japanese operating companies.

      As of June 30, 2000, approximately $172.6 million had been borrowed under this facility. This amount includes the entire $100.0 million of reimbursement loans, with $52.4 million remaining available for borrowing. The availability of borrowings under this facility is subject to the satisfaction or waiver of applicable borrowing conditions.

      On December 22, 1999, we notified Motorola Credit of our anticipated noncompliance with financial covenants applicable to the fourth quarter of 1999. On December 27, 1999, Motorola Credit agreed to waive compliance with the financial covenants on the condition that the parties enter into an amendment to this financing facility during the first quarter of 2000. On March 22, 2000, we and Motorola Credit entered into the contemplated amendment. The amendment, among other things, eliminates the 1999 issues related to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues. This facility was also amended in July 2000 to permit the issuance of our 12.75% senior serial notes.

      This financing facility contains restrictive covenants that impose restrictions on our ability and the ability of our operating companies or eligible borrowers to:

•	create or incur indebtedness subject to certain exceptions;

•	assume or otherwise guarantee the indebtedness of others;

•	dispose of any material part of our or their assets;

•	create liens or other encumbrances on our or their assets or properties;

•	engage in merger or acquisition transactions, create subsidiaries or amend or modify in a material way our or their organizational documents;

•	declare or pay dividends or redeem stock;

•	make investments or loans;

•	enter into transactions with affiliates other than on terms at least as favorable to us or our operating companies except as we or they could obtain on an arm’s length basis; or

•	change the nature of our or their business.

In addition, this financing facility requires us to maintain, on a consolidated basis with our operating companies, specified financial ratios and meet other tests, including a minimum fixed charge coverage ratio, a maximum leverage ratio, minimum adjusted recurring revenues, minimum EBITDA, and minimum additional paid-in capital. No breach of the minimum EBITDA or the minimum adjusted EBITDA covenants will constitute an event of default under the agreement if, as of the end of the quarter in which the breach occurred, we exceed a pre-determined minimum number of subscribers.

      Events of default under this financing facility include:

•	a default by us in the payment when due of any principal of any loan under the financing facility;

•	a default by us in the payments when due of any interest or other amounts payable under the financing facility for five days after the due date of the payment;

•	our failure, or the failure of our operating companies, to comply with specified negative and affirmative covenants contained in the financing facility, subject in some instances to grace periods;

•	our failure, or the failure of our operating companies, to pay at maturity or upon acceleration any indebtedness in excess of $5,000,000, or the existence of any event which would permit the holders of the indebtedness to accelerate its maturity;

•	an admission by us or any of our operating subsidiaries of an inability to pay its debts as such debts become due;

•	specified events of bankruptcy, insolvency, reorganization, dissolution or winding up with respect to us or our operating companies;

•	specified events with respect to multi-employer plans under which we or our operating companies incur a liability to them which would have a material liability on us;

•	a change of control;

•	the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to our assets or the assets of our operating companies;

•	our failure, or the failure of our operating companies to continue to operate our systems or exercise actual day to day control over the operations of our operating companies.

Incremental Term Loans for Nextel International

      On December 16, 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us. These loans are provided to acquire infrastructure equipment and related services from Motorola. Loans under this facility mature December 31, 2001 and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. Loans under this facility are secured by a pledge of all of our shares of stock of Clearnet. On January 6, 2000, we borrowed the full $56.6 million available under this facility. This facility was amended in July 2000 to permit the offering of the 12.75% senior serial notes.

      This facility contains restrictive covenants similar to those contained in our equipment financing facility from Motorola Credit. In addition, this facility requires us to meet specified financial tests and ratios, including a maximum leverage ratio and minimum EBITDA. No breach of the minimum EBITDA or the minimum adjusted EBITDA covenants will constitute an event of default under the agreement if, as of the end of the quarter in which the breach occurred, we exceed a pre-determined minimum number of subscribers.

Brazil Motorola Equipment Financing

      In October 1997, McCaw International (Brazil), the holding company through which we hold our Brazilian operations, and Motorola Credit entered into an equipment financing agreement under which Motorola Credit agreed to provide up to $125.0 million in multi-draw term loans to McCaw International (Brazil). Loans made were used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement is repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000 and bears interest at an adjustable rate equal to either the prime rate plus 2.5% or LIBOR plus 4.625%. The loans made under this agreement are secured by a first priority lien on substantially all of McCaw International (Brazil)’s assets, a pledge of all of the stock of McCaw International (Brazil) and its subsidiaries and our guarantee of the obligations. The facility also requires McCaw International (Brazil) to meet and maintain specified financial and operating covenants. No breach of the minimum EBITDA or the minimum adjusted EBITDA covenants will constitute an event of default under the agreement if, as of the end of the quarter in which the breach occurred, McCaw International (Brazil) exceeds a pre-determined minimum number of subscribers. As of June 30, 2000, $112.5 million was outstanding under this facility. Further advances are no longer available under this facility.

      In 1999, McCaw International (Brazil) notified Motorola Credit of its noncompliance with some of the financial covenants under this agreement. Motorola Credit agreed to waive compliance with those financial covenants on the condition that we agree to committed capital contributions and the parties enter into an amendment to this agreement during the first quarter of 2000. On March 24, 2000, McCaw International (Brazil) and Motorola Credit entered into this amendment, which, among other things, eliminates the 1999 issues with respect to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      On April 28, 2000, the financing agreement was amended and restated to, among other things, permit McCaw International (Brazil) to make a final advance under this facility and apply the proceeds to finance the purchase by McCaw International (Brazil) of iDEN equipment and services in Brazil.

      This financing agreement contains restrictive covenants which impose restrictions on the ability of McCaw International (Brazil) to undertake activities similar to those restrictions described under “— International Motorola Equipment Financing Facility.” In addition to the foregoing, the financing agreement requires McCaw International (Brazil) to maintain specified financial ratios and meet other tests, including a minimum fixed charge coverage ratio, a maximum leverage ratio, minimum recurring revenues, minimum EBITDA, minimum subscribers and minimum additional paid-in capital.

      Events of default under the financing agreement include:

•	a default by McCaw International (Brazil) in the payment when due of any principal of any loan under the financing agreement;

•	a default by McCaw International (Brazil) in the payments when due of any interest or other amounts payable under the financing agreement for three days after the due date of the payment;

•	the failure of McCaw International (Brazil) or us to comply with specified negative and affirmative covenants contained in the financing agreement, subject in some instances to grace periods;

•	the failure of McCaw International (Brazil) to pay at maturity or upon acceleration any indebtedness in excess of $1,000,000, or our failure to pay at maturity or upon acceleration any indebtedness in excess of $10,000,000, or the existence of any event which would permit the holders of the indebtedness to accelerate its maturity;

•	an admission by us or McCaw International (Brazil) of an inability to pay its debts as they become due;

•	specified events of bankruptcy, insolvency, reorganization, dissolution or winding up;

•	specified events with respect to multi-employer plans under which we or our operating companies incur a liability to the plans which would have a material liability on us;

•	the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to the assets of McCaw International (Brazil);

•	the revocation, termination or other loss of material licenses or concessions; or

•	the occurrence of an event which results in our owning less than 51% of McCaw International (Brazil) or our failing to exercise actual control of the operations of McCaw International (Brazil).

Argentina Credit Facility

      In February 1998, our Argentine operating company entered into a credit facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility bear interest at a rate equal to, at our option, either the ABR plus 4.0%, where ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%, or the Eurodollar rate plus 5.0%, where the Eurodollar rate is LIBOR multiplied by the statutory reserve rate. Loans under this facility are repayable in quarterly installments beginning September 30, 2000 through March 31, 2003. The first nine installments will be equal to 1/18 of the then-outstanding balance and the final installment will be in an amount equal to the then-outstanding balance. Borrowings under this facility are secured by a pledge of stock of, and a first priority lien on the assets of, our Argentine operating company. The facility also requires our Argentine operating company to meet financial and operating ratios.

      In March 1999, our Argentine operating company notified the administrative agent of the credit facility of its anticipated noncompliance with some of the financial covenants under the facility. It received a waiver from the lenders with regard to those covenants for the first quarter of 1999. Effective May 26, 1999, the credit facility was amended to modify several financial covenants.

      In November 1999, our Argentine operating company again notified the administrative agent of its anticipated noncompliance with some of the financial covenants under the credit facility applicable in the fourth quarter of 1999. Effective December 8, 1999, the credit facility was amended to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000.

      As contemplated in December 1999, on June 20, 2000, in conformity with our business plan, our Argentine operating company and the lenders under the credit facility amended the facility again to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to our Argentine operating company during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of certain events.

      As of June 30, 2000, our Argentine operating company had borrowed the full $100.0 million available under the credit facility. Our Argentine operating company is in compliance with all financial covenants contained in the facility, as amended.

      The credit facility contains restrictive covenants which impose restrictions on the ability of our Argentine operating company to undertake activities similar to those restrictions described under “— International Motorola Equipment Financing Facility.” In addition to the foregoing, the credit facility requires our Argentine operating company to maintain specified financial ratios and meet other tests, including a minimum interest coverage ratio, maximum capital expenditures, a maximum leverage ratio, minimum revenues, minimum subscribers and minimum additional equity contributions.

      Events of default under the credit facility include:

•	a default by our Argentine operating company in the payment when due of any principal of any loan under the credit facility;

•	a default by our Argentine operating company in the payments when due of any interest or other amounts payable under the credit facility for five days after the due date of the payment;

•	the failure of our Argentine operating company or us to comply with specified negative and affirmative covenants contained in the credit facility, subject in some instances to grace periods;

•	the failure of our Argentine operating company or us to pay at maturity or upon acceleration any indebtedness in excess of $3,000,000, or the existence of any event which would permit the holders of the indebtedness to accelerate its maturity;

•	an admission by us or our Argentine operating company of an inability to pay its debt as they become due;

•	specified events of bankruptcy, insolvency, reorganization, dissolution or winding up;

•	specified events with respect to multi-employer plans under which we or our operating companies incur a liability to the plans which would have a material liability on us;

•	the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to the assets of our Argentine operating company;

•	the revocation, termination or other loss of material licences or concessions;

•	the failure of our Argentine operating company to provide specified interconnection services in Argentina for a period of 45 days; or

•	a default by us in the performance of our obligations under the capital subscription agreements.

Incremental Term Loans for our Argentine Operating Company

      Effective May 26, 1999, and concurrent with the then current modification of our Argentine operating company’s credit facility, Motorola Credit agreed to provide up to $50.0 million in loans to our Argentine operating company. These loans are provided as incremental term loans under the credit facility for purchasing from Motorola qualifying network equipment and related services. As of June 30, 2000, $18.6 million had been borrowed under this incremental facility. Loans under this facility bear interest at a rate equal to a rate that we may choose among two options. The first option is the ABR plus 4.0%, where ABR is the highest of the U.S. Prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%. Our other choice is the Eurodollar rate plus 5.0%, where the Eurodollar rate is LIBOR multiplied by the statutory reserve rate.

DESCRIPTION OF CAPITAL STOCK

      The following description is a summary of the material provisions of our corporate charter and bylaws. Copies of our corporate charter and bylaws will be filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

General

      Before completion of these offerings, we intend to:

•	exchange all 2,150 outstanding shares of series A exchangeable redeemable preferred stock for shares of class B common stock; and

•	amend our corporate charter and bylaws to:

•	increase our authorized shares of common stock;

•	reclassify our common stock into class A and class B common stock; and

•	authorize shares of undesignated preferred stock.

All of our outstanding shares of common stock will be reclassified into an equal number of shares of class B common stock. Holders of class B common stock will have more voting power per share than holders of the class A common stock, as described below. The class B common stock will, upon the events described below, convert to class A common stock. In addition, before completion of the offerings, we plan to reincorporate in Delaware. The following description of our capital stock gives effect to the reclassification, the exchange of the series A preferred stock, the reincorporation and the reclassification of the shares of common stock issuable upon exercise of our options and warrants outstanding before the reclassification into shares of class B common stock.

      Our authorized capital stock consists of                shares of common stock and         shares of preferred stock.

Common Stock

      Of the                shares of authorized common stock,                are designated as class A common stock and                are designated as class B common stock. There are 271,036,733 outstanding shares of class B common stock held by about 20 persons and no outstanding shares of class A common stock. Both classes of common stock constitute a series of common stock under the General Corporation Law of the State of Delaware.

      Holders of class A common stock and holders of class B common stock generally have identical rights, except with respect to voting and conversion, as described below.

      Holders of common stock have no preemptive rights to purchase shares of our stock.

     Voting

      The class A common stock and class B common stock vote as a single class on all matters, except as otherwise required by law. Each share of class A common stock entitles its holder to one vote, and each share of class B common stock entitles its holder to ten votes. Holders of our common stock do not have the right to cumulative voting in the election of directors.

     Dividends

      Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends as may be declared in the discretion of our board of directors. These dividends may be declared from time to time out of assets or funds legally available for these payments. We have not paid any dividends on our capital stock, and we do not plan to pay any dividends on either class of our common stock for the foreseeable future. If any cash dividends are paid, they will be paid ratably among all holders of our common stock.

      If common stock dividends are declared, shares of class A common stock would be distributed with respect to shares of class A common stock and shares of class B common stock would be distributed with respect to shares of class B common stock. The number of shares of each class of common stock payable per share of each class of common stock will be equal.

     Liquidation

      In the event of a liquidation, dissolution or winding-up, the holders of class A common stock and the holders of class B common stock will be entitled to share ratably, as a single class, in all of our assets remaining after payment of our liabilities and the liquidation preferences of any preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

     Conversion of Class B Common Stock

      Shares of class B common stock are convertible at the holder’s option, on a one-for-one basis, into an equal number of fully paid and non-assessable shares of class A common stock upon surrender of the shares to us.

In addition, all outstanding shares of class B common stock automatically convert into shares of class A common stock as follows:

•	if at any time the aggregate number of shares of class B common stock owned by Nextel Communications, or its successor, its subsidiaries and any person which acquires all or substantially all of the assets of Nextel Communications, constitutes in the aggregate, less than 30% of all of our issued and outstanding shares of common stock for a continuous period of greater than 90 days; or

•	a holder transfers shares of class B common stock to anyone who is not a specified permitted transferee, which principally includes other holders of shares of class B common stock and parties related to these holders.

      Upon any reclassification or other similar transaction that results in the shares of class A common stock being converted into or exchanged for another security, holders of class B common stock will be entitled to receive the other security upon subsequent conversion or exchange of the class B common stock. The amount of the other security will be the amount that the holder would have received if he had converted or exchanged his shares for shares of class A common stock before the event.

Preferred Stock

      When the offerings are completed, no shares of preferred stock will be outstanding. Our board of directors will have the authority, without further action by our stockholders, to issue shares of undesignated preferred stock from time to time in one or more series. The board will be able to fix the number of shares and the relative designations, voting powers, preferences, participating, optional and other special rights, and restrictions or qualifications of that preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could:

•	decrease the amount of earnings and assets available for distribution to holders of common stock;

•	adversely affect the rights and powers, including voting rights, of holders of common stock; and

•	have the effect of delaying, deterring or preventing a change in control.

      We have no present plans to issue any shares of undesignated preferred stock.

Warrants

      In March 1997, in connection with the issuance of our 13.0% senior discount notes, we issued 951,463 warrants. Each warrant entitles the holder to purchase 2.32488 shares of our class B common stock at an exercise price of $1.67 per common share. The warrants expire on April 15, 2007. We are obligated under a registration rights agreement entered into with the warrant agent on behalf of the warrant holders to file a registration statement registering the resale of the shares issuable upon exercise of the warrants and have it declared effective 180 days after the closing of the offerings. Subject to limited exceptions, the warrant holders also have a right to have the warrant shares included in some of our registered offerings.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is                .

Relevant Provisions of Our Certificate of Incorporation, Restated Bylaws and Delaware Law

      Our certificate of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

      Board of Directors

      According to our bylaws, our board of directors must be composed of not less than one nor more than ten directors. Our board currently consists of seven directors. The number of directors may be changed from time to time by resolution of the board of directors or by the stockholders at the annual meeting or a special meeting. Unless a director dies, resigns or is removed, his or her term of office will expire at the next annual meeting of stockholders; provided, however, that a director will continue to serve until his or her successor is elected or until there is a decrease in the authorized number of directors. Directors need not be stockholders of the corporation or residents of the State of Delaware and need not meet any other qualifications.

      Stockholder Actions and Special Meetings

      In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. Our bylaws provide that our president or a majority of our board of directors may call special meetings of the stockholders for any purpose. Further, our restated bylaws provide that a special meeting of the stockholders must be held at the written request of holders of at least a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

      Anti-Takeover Statute

      Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

      Under section 203 of the Delaware general corporation law, an interested stockholder generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

      Because Nextel Communications will have owned more than 15% of our voting stock before we became publicly traded, section 203 will not apply to any business combination with Nextel Communications, even though Nextel Communications owns 15% or more of our outstanding voting stock. If any other person acquires 15% or more of our outstanding voting stock, that person, however, will be subject to the provisions of section 203.

      Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed under this section. By virtue of its beneficial ownership of our class B common stock, Nextel Communications is in a position to elect to exclude us from the restrictions under section 203.

SHARES ELIGIBLE FOR FUTURE SALE

      Before the offerings, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital in the future.

      Upon completion of the offerings, we will have 329,188,578 outstanding shares of common stock giving effect to the exchange of all of our outstanding series A exchangeable redeemable preferred stock for 12,651,845 shares of our class B common stock. Of these shares, 45,500,000 shares of class A common stock sold in the offerings, plus any shares issued upon exercise of the underwriters’ over-allotment options, will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates. The term affiliates is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

      Of the remaining 271,036,733 shares outstanding,           shares will be freely tradeable and           shares are restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

      We will agree with the underwriters not to offer, sell, transfer or otherwise dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock for 180 days after the date of this prospectus. Our officers, directors and a wholly owned subsidiary of Nextel Communications have similarly agreed. However, these agreements will be subject to a number of exceptions and qualifications. In addition, the representatives for the underwriters may in their sole discretion release any or all of the securities subject to these restrictions at any time without notice. Assuming the representatives do not release any of the securities subject to these agreements, the following restricted shares will be eligible for sale in the public market at the following times:

•	beginning on the effective date of this prospectus, about shares will be immediately available for sale in the public market;

•	beginning 180 days after the effective date, about shares will be eligible for sale, about of which will be subject to volume, manner of sale and other limitations under Rule 144; and

•	the remaining shares will become eligible for sale under Rule 144, subject to volume, manner of sale and other limitations under Rule 144, upon the expiration of various one-year holding periods.

      In general, under Rule 144 a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal about 3,291,886 shares immediately after the offerings; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

      Sales under Rule 144 are also subject to requirements which govern the manner of sale, notice and the availability of current public information about our company.

      Under Rule 144(k), a person who is not considered to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      In addition, we have filed a registration statement for our 1997 stock option plan, and we intend to file a registration statement under the Securities Act as promptly as possible after the effective date to register shares to be issued under our incentive equity plan. As a result, any options or rights exercised under any of our existing stock option plans or any other benefit plan after the effectiveness of the registration statements relating to those plans will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144. As of June 30, 2000 there were outstanding options for the purchase of 11,998,128 shares of common stock, of which options to purchase 6,712,007 shares were exercisable, of which only       shares were subject to lock-up agreements described above.

Registration Rights

      With the issuance of our warrants in conjunction with our 13.0% senior discount notes, we entered into an agreement with the warrant agent on behalf of the holders of the warrants under which we:

•	agreed to file and have declared effective a registration statement with respect to the warrant shares within 180 days after completion of the offerings; and

•	granted the warrant holders the right, subject to some exceptions, in the event we propose to register any shares of our common stock under the Securities Act, to include the warrant shares in the registration.

      We are generally required to bear the expenses of all registrations effected on behalf of the warrant holders, except underwriting discounts and commissions in connection with an underwritten offering in which warrant shares are included.

PRINCIPAL UNITED STATES FEDERAL TAX CONSEQUENCES

TO NON-U.S. HOLDERS

General

      In the opinion of Jones, Day, Reavis & Pogue, the material United States federal income and estate tax consequences of the ownership and disposition of Nextel International’s common stock that may be relevant to you if you are a non-U.S. holder are discussed below. For purposes of this discussion, a non-U.S. holder is a beneficial owner of Nextel International’s common stock that is not, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 and treated as a United States person before this date that timely elected to continue to be treated as a United States person; or

•	a partnership that is created or organized in or under the laws of the United States or of any state, except as Treasury regulations may provide.

      This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances or to non-U.S. holders that may be subject to special treatment under United States federal income or estate tax laws. In addition, this discussion does not address any foreign, state or local tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code, Treasury regulations and administrative and judicial interpretations as of the date of this prospectus. All of these are subject to change, possibly with retroactive effect, or they are subject to different interpretations. If you are considering buying Nextel International’s common stock you should consult your own tax advisor about current and possible future tax consequences of holding and disposing of the common stock in your particular situation.

Distributions

      Nextel International has not paid any cash dividends on its outstanding capital stock and does not plan to pay any dividends on its common stock for the foreseeable future. However, if Nextel International does pay dividends on its common stock, those distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from Nextel International’s current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent the distributions exceed those earnings and profits, the distributions will constitute a return of capital that will be applied against and will reduce your basis in the common stock. They will then be treated as gain from the sale of the stock to the extent the distributions exceed your basis. Dividends paid to a non-U.S. holder that are not effectively connected with a United States trade or business of the non-U.S. holder will, to the extent paid out of earnings and profits, be subject to United States withholding tax at a 30 percent rate or, if a tax treaty applies, a lower rate specified by the treaty. To receive a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a duly completed Form W-8BEN, or other appropriate documentation, certifying to its qualification for the reduced rate.

      Currently, withholding generally is imposed on the gross amount of a distribution, regardless of whether Nextel International has sufficient earnings and profits to cause the distribution to be a dividend for United States federal income tax purposes. However, withholding on distributions made after December 31, 2000 may be on less than the gross amount of the distribution if the distribution exceeds a reasonable estimate made by Nextel International of its accumulated and current earnings and profits.

      Dividends that are effectively connected with the conduct of a United States trade or business of a non-U.S. holder and, if a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are exempt from United States federal withholding tax, provided that the non-U.S. holder furnishes to Nextel International or its paying agent a duly completed Form W-8ECI, or other appropriate documentation, certifying the exemption. However, dividends exempt from United States withholding because they are effectively connected or they are attributable to a United States permanent establishment are subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under specified circumstances, be subject to an additional branch profits tax at a 30 percent rate or a lower rate specified by an applicable income tax treaty.

      Under current United States Treasury regulations, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of the country of address for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, United States Treasury regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to transition rules.

      For dividends paid after December 31, 2000, a non-U.S. holder generally will be subject to United States backup withholding tax at a 31 percent rate under the backup withholding rules described below, rather than at a 30 percent rate or a reduced rate under an income tax treaty, as described above, unless the non-U.S. holder complies with Internal Revenue Service, or IRS, certification procedures or, in the case of payments made outside the United States with respect to an offshore account, specified IRS documentary evidence procedures. Further, to claim the benefit of a reduced rate of withholding under a tax treaty for dividends paid after December 31, 2000, a non-U.S. holder must comply with specified modified IRS certification requirements. Special rules also apply to dividend payments made after December 31, 2000 to foreign intermediaries, United States or foreign wholly owned entities that are disregarded for United States federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your investment in the common stock.

      A non-U.S. holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund along with the required information with the IRS.

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Nextel International’s common stock unless one of the following applies:

•	the gain is effectively connected with a United States trade or business of the non-U.S. holder and, if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the non-U.S. holder. In this case, the non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale under regular graduated United States federal income tax rates. If the non-U.S. holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30 percent of its effectively connected earnings and profits within the meaning of the

Internal Revenue Code for the taxable year, as adjusted for specified items, unless it qualifies for a lower rate under an applicable income tax treaty and duly demonstrates the qualification;

•	the non-U.S. holder is an individual, holds Nextel International’s common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition, and other conditions are met. In this case, the non-United States holder will be subject to a flat 30 percent tax on the gain derived from the sale, which may be offset by specified United States capital losses; or

•	Nextel International is or has been a United States real property holding corporation for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which the non-United States holder held its common stock. Nextel International believes that it will not constitute a United States real property holding corporation immediately after the offerings, and it does not expect to become a United States real property holding corporation for the foreseeable future. Even if Nextel International is or were to become a United States real property holding corporation, any gain recognized by a non-U.S. holder still would not be subject to United States federal income tax if Nextel International’s common stock is regularly traded on an established securities market and the non-U.S. holder did not own, actually or constructively, at any time during the shorter of the periods described above, more than five percent of the common stock.

Federal Estate Tax

      Common stock owned or treated as owned by an individual non-U.S. holder at the time of death, or common stock as to which the non-U.S. holder made specified lifetime transfers, will be included in that holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

      Under United States Treasury regulations, Nextel International must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to the dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Pursuant to an applicable tax treaty, information may also be made available to the tax authorities in the country in which the non-United States holder resides.

      United States federal backup withholding generally is a withholding tax imposed at the rate of 31 percent on specified payments to persons that fail to furnish required information. Backup withholding generally will not apply to dividends paid before January 1, 2001 to non-United States holders. See the discussion under “— Distributions” above for rules regarding reporting requirements to avoid backup withholding on dividends paid after December 31, 2000.

      As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of our common stock effected outside the United States. However, information reporting requirements, but not backup withholding, will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of our common stock effected outside the United States if that broker:

•	is a United States person for United States federal income tax purposes;

•	is a foreign person that derives 50 percent or more of its gross income for specified periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation as defined in the Internal Revenue Code; or

•	is a foreign partnership with specified United States connections, for payments made after December 31, 2000.

      Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and specified conditions are met or the holder otherwise establishes an exemption.

      Payment by or through a United States office of a broker of the proceeds of a sale of Nextel International’s common stock is subject to both backup withholding and information reporting unless the holder certifies to the payor in the manner required as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

      Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder’s United States federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

      The above discusses the material United States federal income and estate tax consequences of the ownership, sale or other disposition of Nextel International’s common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of the common stock, including the effect of any state, local, foreign or other tax laws.

UNDERWRITING

      We will enter into an underwriting agreement with the underwriters named below for the U.S. offering, referred to as the U.S. underwriters, for the sale of shares in the United States. Subject to specified conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the table below. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and PaineWebber Incorporated are the representatives of the U.S. underwriters.

U.S. Underwriters	Number of Shares

Goldman, Sachs & Co.

Morgan Stanley & Co. Incorporated

Credit Suisse First Boston Corporation

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

PaineWebber Incorporated

Total	38,675,000

      If the U.S. underwriters sell more shares than the total number listed in the table above, the U.S. underwriters have an option to buy up to an additional 5,801,250 shares from us to cover the sales. They may exercise that option for 30 days. If the U.S. underwriters purchase any shares by exercising this option, the U.S. underwriters will severally purchase shares in the same proportion as listed in the table above.

      The table below shows the per share and total underwriting discounts and commissions we will pay to the U.S. underwriters. These amounts are shown assuming both no exercise and full exercise of the U.S. underwriters’ option to purchase 5,801,250 additional shares.

Paid by Nextel International

	No Exercise	Full Exercise

Per Share	$	$

Total	$	$

      Shares sold by the underwriters to the public will initially be offered at the initial public offering price listed on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. These securities dealers may resell any shares purchased from the underwriters to specified other brokers or dealers at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

      We will enter into an underwriting agreement with the underwriters for the international offering outside the United States, referred to as the international underwriters, for the sale of 6,825,000 shares outside of the United States. The terms and conditions of both offerings are the same, and the sale of the shares in both offerings are conditioned on each other. Goldman,

Sachs International, Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London, Merrill Lynch International and PaineWebber International (U.K.) Ltd. are representatives of the international underwriters. We have granted the international underwriters a similar option to purchase an aggregate of up to 1,023,750 additional shares.

      The underwriters for both of the offerings will enter into an agreement in which they will agree to restrictions on where and to whom they may offer shares as a part of the distribution of the shares. This agreement will also provide that any dealer purchasing from the underwriters will be subject to the same restrictions. The underwriters will also agree that they may sell shares among each of the underwriting groups.

      A prospectus in electronic format will be made available on the web sites maintained by one or more of the representatives of the underwriters and may also be made available on web sites maintained by the other underwriters. Other than the prospectus in electronic format, the information on the web sites is not part of the prospectus. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

      We will agree with the underwriters not to offer, sell, transfer or otherwise dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock for the period from the date of this prospectus through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. Our officers, directors and a wholly owned subsidiary of Nextel Communications will also enter into agreements providing for these restrictions for the same period.

      The restrictions described in the previous paragraph do not apply to:

•	our issuance of any of the shares of class A common stock offered in the offerings;

•	our issuance of shares of any class of common stock upon exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

•	our granting of any options, deferred shares or other equity awards under our equity incentive plans, so long as those options do not vest and become exercisable or those deferred shares or other awards do not vest, in each case, in the absence of extraordinary events or occurrences beyond the control of the award recipient, until after the expiration of the 180 day period;

•	our issuance of shares of any class of common stock in connection with acquisitions of businesses or portions of businesses, or in connection with any strategic investment in our company by any third party on terms approved by our board of directors if the parties in the acquisition or investment transaction agree to be bound by the above restrictions or will not receive any shares of common stock until after the expiration of the 180 day period; and

•	transactions relating to shares of class A common stock or other securities acquired in open market transactions after the completion of the offerings by persons other than us and Nextel Communications.

      Before the offerings, there has been no public market for any of our equity securities, including the class A common stock. We will negotiate the initial public offering price with the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

      We have applied for quotation of the class A common stock on the Nasdaq National Market under the symbol “NXTI.”

      In connection with the offerings, the underwriters may purchase and sell shares of class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings.

      Covered short sales are sales made in an amount not greater than the underwriters’ options to purchase additional shares from us in the offerings. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment options.

      Naked short sales are any sales in excess of these options. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the class A common stock in the open market after pricing that could adversely affect investors who purchase in the offerings.

      Stabilizing transactions consist of various bids for or purchases of class A common stock made by the underwriters in the open market prior to the completion of the offerings.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the class A common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the class A common stock. As a result, the price of the class A common stock, including the shares of the class A common stock offered in the offerings, may be higher than the price that otherwise might exist in the open market. If these activities are undertaken, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

      The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

      We currently anticipate that we will direct the underwriters to reserve up to             shares of class A common stock for sale at the initial public offering price to directors, officers, employees and business associates, as well as a limited number of friends and family, through a directed share program. The number of shares of class A common stock available for sale to the general public in the offerings will be reduced to the extent that these persons purchase any reserved shares. Any shares not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in the offerings.

      We have agreed to indemnify the several underwriters against specified liabilities, including liabilities under the Securities Act of 1933.

      From time to time, the representatives for the underwriters have provided, and continue to provide, investment banking services to us and Nextel Communications, for which they have received customary fees.

VALIDITY OF COMMON STOCK

      Jones, Day, Reavis & Pogue, Atlanta, Georgia will pass upon the validity of the class A common stock offered by this prospectus. Shearman & Sterling, New York, New York, will pass upon specified legal matters for the underwriters.

EXPERTS

      The financial statements as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and related financial statement schedules, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the offerings (file no. 333-44060). As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information contained in the registration statement. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the class A common stock. For further information about us and the offerings and the material contracts and other documents described in this prospectus, you can read the registration statement and the exhibits and financial statement schedules filed with the registration statement.

      We are currently subject to some of the informational reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information with the Securities and Exchange Commission. After the offering we will also file proxy statements with the Securities and Exchange Commission.

      You can inspect the registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information we file with the Securities and Exchange Commission, without charge, at the Public Reference Room of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of all or any portion of these filings from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission’s Web site (http://www.sec.gov).

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES

      THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS GIVE EFFECT TO THE COMPLETION OF THE 3-FOR-2 SPLIT OF COMMON STOCK WHICH WILL TAKE PLACE AFTER APPROVAL BY THE COMPANY’S BOARD OF DIRECTORS AND PRIOR TO THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. THE FOLLOWING REPORT IS IN THE FORM WHICH WILL BE FURNISHED BY DELOITTE & TOUCHE LLP UPON COMPLETION OF THE STOCK SPLIT DESCRIBED IN PARAGRAPH FOURTEEN IN NOTE 1 TO THE CONSOLIDATED FINANCIAL STATEMENTS AND ASSUMING THAT FROM DECEMBER 31, 1999 TO THE DATE OF SUCH COMPLETION NO OTHER MATERIAL EVENTS HAVE OCCURRED THAT WOULD AFFECT THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS OR REQUIRED DISCLOSURE THEREIN.

DELOITTE & TOUCHE LLP

McLean, Virginia

September 27, 2000

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Nextel International, Inc.

      We have audited the accompanying consolidated balance sheets of Nextel International, Inc. and subsidiaries (Nextel International), a substantially wholly owned subsidiary of Nextel Communications, Inc., as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed on page F-1. These consolidated financial statements and financial statement schedules are the responsibility of Nextel International’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nextel International, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

McLean, Virginia

February 22, 2000 (March 24, 2000 as to Note 7
and the last paragraph of Note 3,
June 29, 2000 as to the first four paragraphs of Note 15,
August 4, 2000 as to the last six paragraphs of Note 15
and         , 2000 as to the fourteenth paragraph of Note 1)

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED BALANCE SHEETS

As of December 31, 1999 and 1998
(in thousands, except share amounts)

	Pro forma
	Stockholders’
	Equity as of
	December 31,
	1999	1999	1998

	(unaudited)

ASSETS
Current assets

Cash and cash equivalents (of which $16,223 and $8,961, is restricted)		$100,028	$121,116

Accounts receivable, less allowance for doubtful accounts of $8,815 and $6,391		23,041	35,247

Subscriber unit and accessory inventory		16,185	31,914

Prepaid expenses and other		21,868	23,902

Total current assets		161,122	212,179

Property, plant and equipment, net		539,455	530,571

Investments in unconsolidated affiliates, less equity in net losses of $46,129 and $17,867		428,971	202,728

Intangible assets, net		454,657	552,419

Other assets		97,587	103,239

		$1,681,792	$1,601,136

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities

Accounts payable		$63,224	$62,436

Accrued expenses and other		61,835	68,149

Accrued interest		11,800	—

Due to parent		8,847	—

Current portion of long-term debt		33,739	2,061

Total current liabilities		179,445	132,646

Long-term debt		1,514,757	1,254,882

Deferred income taxes		141,943	90,194

Total liabilities		1,836,145	1,477,722

Commitments and contingencies (Notes 2, 7, 9, 12 and 15)

Minority interest		25,237	27,516

Stockholders’ (deficit) equity

Series A exchangeable redeemable preferred stock, accreted liquidation preference of $335,656 and $109,940, 2,988.86 and 988.86 shares issued and outstanding		298,886	98,886

Common stock, 220,339,854 and 219,142,074 shares issued and outstanding	$—	399,401	396,574

Common stock, class A, 0 shares issued and outstanding	—	—	—

Common stock, class B, 240,084,317 shares issued and outstanding	240	—	—

Paid-in capital	698,047	—	—

Accumulated deficit	(859,970)	(859,970)	(339,824)

Accumulated other comprehensive loss	(17,907)	(17,907)	(59,738)

Total stockholders’ (deficit) equity	$(179,590)	(179,590)	95,898

		$1,681,792	$1,601,136

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands, except share amounts)

	1999	1998	1997

Operating revenues	$104,528	$42,488	$13,015

Operating expenses

Cost of revenues	40,999	20,085	7,424

Selling, general and administrative	226,379	143,098	26,768

Depreciation and amortization	108,091	56,039	18,381

	375,469	219,222	52,573

Operating loss	(270,941)	(176,734)	(39,558)

Other income (expense)

Interest expense	(179,604)	(106,824)	(56,583)

Interest income	8,442	16,655	19,666

Equity in losses of unconsolidated affiliates	(31,469)	(12,193)	(11,401)

Foreign currency transaction (loss) gain and other, net	(65,905)	2,472	5,561

Minority interest in losses of subsidiaries	19,314	17,131	2,085

	(249,222)	(82,759)	(40,672)

Loss before income tax benefit	(520,163)	(259,493)	(80,230)

Income tax benefit	17	22,358	6,282

Net loss	$(520,146)	$(237,135)	$(73,948)

Net loss per common share, basic and diluted	$(2.37)	$(1.08)	$(0.34)

Weighted average number of common shares outstanding	219,359,316	219,020,526	219,000,000

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands, except share amounts)

	Series A
	Preferred Stock		Common Stock
					Accumulated
	Shares	Amount	Shares	Amount	Deficit

Balance, January 1, 1997	—	$—	219,000,000	$65,043	$(28,741)

Net loss	—	—	—	—	(73,948)

Unrealized gain on available for sale securities, net of income taxes	—	—	—	—	—

Total comprehensive loss

Capital contributions from parent	—	—	—	315,585	—

Issuance of warrants in connection with private placement	—	—	—	14,800	—

Balance, December 31, 1997	—	—	219,000,000	395,428	(102,689)

Net loss	—	—	—	—	(237,135)

Unrealized loss on available for sale securities, net of income tax benefit	—	—	—	—	—

Foreign currency translation adjustment	—	—	—	—	—

Total comprehensive loss

Issuance of Series A preferred stock to parent	988.86	98,886	—	—	—

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	142,074	1,146	—

Balance, December 31, 1998	988.86	98,886	219,142,074	396,574	(339,824)

Net loss	—	—	—	—	(520,146)

Unrealized gain on available for sale securities, net of income taxes	—	—	—	—	—

Foreign currency translation adjustment	—	—	—	—	—

Total comprehensive loss

Issuance of Series A preferred stock to parent	2,000.00	200,000	—	—	—

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	1,197,780	2,827	—

Balance, December 31, 1999	2,988.86	$298,886	220,339,854	$399,401	$(859,970)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated Other
	Comprehensive
	Income (Loss)

	Unrealized	Cumulative
	Gain (Loss)	Translation
	on Investments	Adjustment	Total

Balance, January 1, 1997	$2,901	$—	$39,203

Net loss	—	—	(73,948)

Unrealized gain on available for sale securities, net of income taxes	389	—	389

Total comprehensive loss			(73,559)

Capital contributions from parent	—	—	315,585

Issuance of warrants in connection with private placement	—	—	14,800

Balance, December 31, 1997	3,290	—	296,029

Net loss			(237,135)

Unrealized loss on available for sale securities, net of income tax benefit	(38,978)	—	(38,978)

Foreign currency translation adjustment	—	(24,050)	(24,050)

Total comprehensive loss			(300,163)

Issuance of Series A preferred stock to parent	—	—	98,886

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	1,146

Balance, December 31, 1998	(35,688)	(24,050)	95,898

Net loss	—	—	(520,146)

Unrealized gain on available for sale securities, net of income taxes	155,370		155,370

Foreign currency translation adjustment	—	(113,539)	(113,539)

Total comprehensive loss			(478,315)

Issuance of Series A preferred stock to parent	—	—	200,000

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	2,827

Balance, December 31, 1999	$119,682	$(137,589)	$(179,590)

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands)

	1999	1998	1997

Cash flows from operating activities:

Net loss	$(520,146)	$(237,135)	$(73,948)

Adjustments to reconcile net loss to net cash used in operating activities:

Interest accretion on long-term debt, net of capitalization	129,377	100,069	53,681

Depreciation and amortization	108,091	56,039	18,381

Net foreign currency transaction loss (gain)	60,793	(9,506)	(5,561)

Provision for losses on accounts receivable	33,219	7,127	1,131

Equity in losses of unconsolidated affiliates	31,469	12,193	11,401

Minority interest in losses of subsidiaries	(19,314)	(17,131)	(2,085)

Deferred income tax benefit	(25,185)	(22,358)	(14,292)

Asset impairment charge	8,950	3,823	—

Change in assets and liabilities:

Accounts receivable	(21,013)	(29,932)	1,374

Subscriber unit and accessory inventory	31,507	(27,081)	586

Prepaid expenses and other	2,034	(6,510)	(13,167)

Accounts payable, accrued expenses and other	39,001	54,571	8,052

Prepaid value-added taxes and other	11,857	(61,130)	(2,017)

Net cash used in operating activities	(129,360)	(176,961)	(16,464)

Cash flows from investing activities:

Capital expenditures	(144,976)	(371,223)	(101,892)

Investments in unconsolidated affiliates	(38,406)	(97,632)	(120,976)

Purchase of marketable securities	—	(93,997)	(227,957)

Proceeds from sale of marketable securities	—	221,225	100,729

Acquisition of additional equity interests in consolidated subsidiaries	—	(67,251)	(35,131)

Proceeds from sale of equity interest in subsidiary	—	5,976	—

Other	(1,933)	—	(3,926)

Net cash used in investing activities	(185,315)	(402,902)	(389,153)

Cash flows from financing activities:

Capital contributions from parent	200,000	—	6,366

Net proceeds from issuance of long-term debt and warrants	132,924	532,634	532,628

Repayment of long-term debt	(16,198)	(3,047)	(4,447)

Capital contributions from minority stockholders	17,035	12,401	1,387

Repayments to parent	(25,624)	—	(23,556)

Proceeds from exercise of stock options	1,997	237	—

Net cash provided by financing activities	310,134	542,225	512,378

Effect of exchange rate changes on cash and cash equivalents	(16,547)	(1,036)	—

Net (decrease) increase in cash and cash equivalents	(21,088)	(38,674)	106,761

Cash and cash equivalents, beginning of year	121,116	159,790	53,029

Cash and cash equivalents, end of year	$100,028	$121,116	$159,790

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$19,510	$11,247	$1,993

Cash paid during the year for income taxes	$4,805	$1,773	$—

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 1999, 1998 and 1997

1.  Summary of Operations and Significant Accounting Policies

      Operations. As used in these consolidated financial statements, references to “Nextel International,” “we,” “our” or “us” are intended to include Nextel International, Inc. and its consolidated subsidiaries. Nextel International is an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. Unless the context requires otherwise, references to Nextel Communications refers to Nextel Communications, Inc. and its consolidated subsidiaries.

      We offer a differentiated, integrated package of analog and digital wireless communications services under the “Nextel” brand name, primarily to customers in five of the largest cities in Latin America and three of the largest cities in Asia. Our digital mobile network uses iDEN, or integrated Digital Enhanced Network technology, developed by Motorola, Inc.

      A customer using our digital mobile network is able to access:

•	digital mobile telephone service;

•	digital two-way radio dispatch service, which provides instant conferencing capabilities and is marketed as “Nextel Direct Connect” service;

•	paging; and

•	short-messaging service.

      We refer to the handset device on which we deliver these services as a subscriber unit.

      Our primary business strategy is to serve the mobile wireless communications needs of business customers in various emerging international markets, with a particular emphasis on Latin America, where we currently own and operate mobile wireless service providers in Mexico, Brazil, Argentina and Peru. We also hold minority investor positions in wireless communications companies in Canada, Japan, and the Philippines, and have participated as a minority investor in a Chinese joint venture formed to construct and operate a Global System for Mobile Communications, referred to as GSM, cellular network in Shanghai, People’s Republic of China, referred to as the Shanghai GSM System.

      To execute our strategy, we are using our strong specialized mobile radio, referred to as SMR, channel positions in Latin America as well as Nextel Communications’ marketing expertise, product development skills and purchasing power to provide integrated digital wireless services to our growing subscriber base of business customers and to expand our digital mobile networks in our markets. Through our operating subsidiaries and affiliates, we launched commercial digital wireless services in São Paolo and Buenos Aires in the second quarter of 1998; Rio de Janeiro, Manila and Mexico City in the third quarter of 1998; Rosario in the second half of 1998; and Lima during the second quarter of 1999. Additionally, in the second half of 1998, our Japanese affiliate, NEXNET Co., Ltd., formerly known as J-Com Co., Ltd., introduced commercial digital services under the brand name “NEXNET” in the Kanto region of Japan, which includes Tokyo. We also provide analog SMR communications services, principally in those markets in Latin America where we have not yet deployed digital technology.

      Our 2000 business plan has been developed based on our strategy, and we will require a significant amount of cash for expansion and improvement of our digital mobile network coverage in our existing or targeted future markets, acquisition of additional spectrum, debt service obligations, and working capital requirements associated with our expanding operations. Based on our current estimate of our planned cash needs, we believe that we will be able to fully fund operations through calendar year 2000. We expect that our cash needs will be met through

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

utilization of a variety of financing sources, including vendor and bank financing, potential private and/or public issuance of securities, and lastly, if required, potential issuance of additional preferred stock to a wholly owned subsidiary of Nextel Communications. To the extent that we are unable, for any reason, to utilize the financing sources described, we will revise our business plan to accommodate such reduced funding.

      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      We are subject to the laws and regulations governing telecommunication services in effect in each of the countries in which we operate. These laws and regulations can have a significant influence on our results of operations and are subject to change by the responsible governmental agencies. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the countries. We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions used to prepare our financial statements accordingly.

      Principles of Consolidation. The consolidated financial statements include the accounts of Nextel International, Inc. and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Our majority owned subsidiaries consist of:

	Effective Ownership
	as of
	December 31,

	1999	1998

Comunicaciones Nextel de Mexico, S.A. de C.V.	100.0%	100.0%

Nextel Argentina S.R.L.	100.0%	100.0%

Nextel Telecomunicações Ltda. (Brazil)	87.7%	77.0%

Nextel del Peru, S.A.	63.5%	62.0%

      We use the equity method to account for unconsolidated investments in companies in which we exercise significant influence over operating and financial policies but do not have a controlling interest.

      The accounts of our consolidated foreign subsidiaries and foreign subsidiaries accounted for under the equity method are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      We acquired a controlling interest in Comunicaciones Nextel de Mexico, S.A. de C.V., which we refer to as Nextel Mexico, on September 1, 1997, prior to which time we accounted for our investment under the equity method. We acquired a controlling interest in Nextel Argentina S.R.L. on January 30, 1998, prior to which time we accounted for our investment under the equity method, except for the period from January 1, 1997 through May 5, 1997, during which time Nextel Argentina was controlled by us and included in the consolidated financial statements. We

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

acquired a controlling interest in Nextel del Peru, S.A., which we refer to as Nextel Peru, on February 1, 1998.

      Pro forma Stockholders’ Equity. In August 2000, our board of directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit us to sell shares of our common stock in connection with the proposed initial public offering. If the offering is consummated under the terms presently anticipated, we will:

•	exchange all outstanding shares of series A exchangeable redeemable preferred stock for shares of class B common stock; and

•	amend our corporate charter and bylaws to:

•	increase our authorized shares of common stock and reclassify our no par value common stock into class A and class B common stock; and

•	authorize shares of undesignated preferred stock.

      All of our outstanding shares of common stock will be reclassified into an equal number of shares of class B common stock upon completion of the proposed offering. The unaudited pro forma stockholders’ equity is adjusted to reflect the exchange of all outstanding shares of series A exchangeable redeemable preferred stock into shares of class B common stock and for the reclassification of all outstanding shares of common stock into class B common stock.

      Proposed Stock Split. We intend to effect a 3-for-2 stock split of our common stock. The split will be effective prior to the consummation of the initial public offering. Accordingly, all shares of common stock have been adjusted to reflect the proposed split.

      Foreign Currency. Results of operations for foreign subsidiaries are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in accumulated other comprehensive loss in stockholders’ (deficit) equity. The financial statements of the following foreign subsidiaries were prepared using the U.S. dollar as the functional currency due to economic environments in which they operate: McCaw International (Brazil), Ltd., which we refer to as McCaw Brazil, during 1997, Nextel Mexico during 1997 and 1998, and Nextel Peru during 1998 and 1999. As a result, during the specified years, the transactions of these operations that are denominated in the foreign currencies have been remeasured in U.S. dollars, and any resulting gains or losses are recorded in foreign currency transaction (loss) gain and other, net in the consolidated statements of operations.

      During 1999, there was a devaluation and significant fluctuations in the value of the Brazilian currency, the real, relative to the U.S. dollar. As a result of the devaluation, we recorded a pre-tax charge of about $57.0 million in our consolidated statement of operations for 1999, related to foreign currency transaction losses associated with our Brazilian operations. In addition, we recorded a negative translation adjustment as an other comprehensive loss in stockholders’ (deficit) equity of about $126.5 million based on the exchange rate as of the reporting period ending December 31, 1999.

      Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Our subsidiaries

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

held cash and cash equivalents of $16.2 million as of December 31, 1999 and $9.0 million as of December 31, 1998, which are not available to fund any of the cash needs of any of our other subsidiaries.

      Supplemental Cash Flow Information. We incurred capital expenditures of $173.4 million (including an increase of $28.5 million in amounts that were accrued and unpaid or financed) during 1999, $376.0 million (including an increase of $4.8 million in amounts that were accrued and unpaid or financed) during 1998, and $101.9 million during 1997. There were no amounts that were accrued and unpaid or financed during 1997.

      Total interest costs were $190.0 million during 1999 of which $10.4 million was capitalized, $130.6 million during 1998 of which $23.8 million was capitalized, and $59.1 million during 1997 of which $2.5 million was capitalized.

      Subscriber Unit and Accessory Inventory. Subscriber units and related accessories are valued at the lower of cost or replacement cost. Cost is determined using the first-in, first-out method. Cost for the related accessories is determined by the weighted average method.

      Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation and amortization using the straight-line method based on estimated useful lives of 3 to 10 years for network equipment and 3 to 5 years for office equipment, furniture and fixtures, and other. We amortize leasehold improvements over the shorter of the respective lives of the leases or the useful lives of the improvements.

      Construction in progress includes labor, materials, transmission and related equipment, engineering, site development, interest and other costs relating to the construction and development of the digital mobile network. Assets under construction are not depreciated until placed into service. We capitalize interest that is applicable to the construction of significant additions to network equipment.

      Intangible Assets. Intangible assets consist of licenses, goodwill and trademarks that are recorded at cost. In the countries in which we operate, licenses are customarily issued conditionally for specified periods of time. The licenses are generally renewable providing the licensee has complied with applicable rules and policies. In most instances, we believe we have complied and intend to comply with these standards; however, in some cases, we currently are not in compliance with applicable requirements and, where appropriate, we have filed requests for waivers and/or extensions with the appropriate government agency (See Note 9). We expect that such extension requests will be granted and that the resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows.

      We begin amortizing the cost of licenses upon commencement of commercial operations in each market over their estimated useful lives of 20 years. The excess of the purchase price paid over the fair value of net assets acquired (goodwill) is amortized using the straight-line method over an estimated useful life of 20 years. Trademarks are amortized over their respective estimated useful lives, generally 10 years.

      Investments. We report realized gains or losses, as determined on a specific identification basis, and declines in value, if any, judged to be other than temporary on available-for-sale securities in other income (expense). Because they do not have readily determinable fair values,

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

we record investments in privately held companies at cost, adjusted for other-than-temporary declines in value, if any.

      Revenue Recognition. We recognize revenue for airtime and other services over the service period, net of credits and adjustments for service discounts. We establish an allowance for doubtful accounts sufficient to cover probable losses.

      Digital Subscriber Unit and Accessory Sales and Related Costs. The loss generated from the sale of subscriber units used in the digital mobile network primarily results from our subsidy of digital subscriber units and accessories and represents marketing costs. Consolidated digital subscriber unit and accessory sales and the related cost of sales, which includes current period order fulfillment and installation related expenses and write downs of digital subscriber unit inventory and related accessories for shrinkage and obsolescence, are classified within selling, general and administrative expenses as follows:

	Year Ended December 31,

	1999	1998

	(in thousands)

Subscriber unit and accessory sales	$19,836	$25,415

Cost of subscriber unit and accessory sales	55,200	37,127

	$(35,364)	$(11,712)

      There were no sales of digital subscriber units for the year ended December 31, 1997.

      A portion of the digital subscriber units issued to customers are sold or leased with terms requiring up to 24 monthly payments. We have recorded such transactions as equipment sales at the time of delivery and recorded an allowance for estimated sales returns. As of December 31, 1999, accounts receivable includes $0.9 million and investments and other assets includes $1.0 million related to such sales, which are expected to be billed and collected over the next 24 months.

      We recognize sales of subscriber units and accessories when the subscriber units and accessories are delivered. Some of our subscriber unit sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by distributors, and as a result, sales are recorded when distributors sell the merchandise.

      Stock-based Compensation. We account for stock-based compensation for employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the measurement date, between the fair value of the common stock and the exercise price. We account for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and other applicable accounting principles. Stock-based compensation expense of $0.8 million during 1999 and $1.0 million during 1998 has been charged to operations. There was no stock-based compensation expense during 1997.

      Advertising Costs. Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $23.3 million during 1999 and $20.5 million during 1998. No advertising costs were incurred during 1997.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      Income Taxes. Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not. Our financial results are included in the consolidated tax return of Nextel Communications; however, our income tax accounts are stated as if we filed a separate return, which is consistent with our tax sharing agreement with Nextel Communications.

      Loss per Share, Basic and Diluted. Basic loss per share includes no dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of securities that could share in the earnings of an entity. As presented, our basic and diluted net loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period and does not include other potential common shares (including shares issuable upon exercise of options, warrants or conversion rights) since their effect would be antidilutive.

      Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation.

      Concentrations of Risk. Substantially all of our revenues are generated from our operations located in Brazil, Argentina, Mexico and Peru. Regulatory entities in each country regulate the licensing, construction, acquisition, ownership and operation of our digital mobile networks system, and certain other aspects of our business, including the rates we charge our customers. Changes in the current telecommunications statutes or regulations in any of these countries could adversely affect our business. In addition, as of December 31, 1999, about $1,143.2 million of our assets are located in Brazil, Argentina, Mexico and Peru (see Note 13) and another $141.1 million relates to our investments in unconsolidated subsidiaries located in Japan, China and the Philippines (See Notes 3 and 4). Political and economic developments in any of these countries could impact the recoverability of our assets.

      Motorola is currently our sole source for network and subscriber unit equipment we use throughout our markets. We expect to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile network and subscriber unit equipment for the next several years. If Motorola does not provide the necessary equipment to us, we may not be able to service our existing customers or add new customers. We expect that for the next few years, Motorola and competing manufacturers who are licensed by Motorola will be the only manufacturers of subscriber unit equipment that is compatible with our digital mobile network.

      New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments (including some derivatives embedded in other contracts) and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. In June 1999, the FASB issued SFAS No. 137, “Deferral of the Effective Date of FASB Statement No. 133 — an Amendment of FASB Statement No. 133,” which deferred the effective date for us until January 1, 2001. We are in the process of evaluating the potential impact of this standard on our financial position and results of operations.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” This statement establishes accounting standards for costs incurred in the acquisition or development and implementation of computer software. These new standards require the capitalization of software implementation costs relating to software acquired or developed and implemented for internal use. The adoption of this statement, effective January 1, 1999, had no impact on our financial position or results of operations.

      In April 1998, the AICPA issued Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities.” This statement requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this statement did not impact our financial position or result of operations.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25,” which clarifies the application of Opinion 25 for certain issues including: (1) the definition of an employee for purposes of applying APB Opinion 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (4) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur either after December 15, 1998 or January 12, 2000. We do not expect that the adoption of this guidance on July 1, 2000 will have a material impact on our financial position or results of operations.

      In May 2000, the Emerging Issues Task Force reached a consensus on EITF Issue No. 00-14: “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and income classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the fourth quarter of 2000. We are in the process of evaluating the potential impact of this consensus on our financial position and results of operations.

2.  Significant Business Combinations and Investments

      Nextel Brazil. On January 30, 1997, we purchased 81.0% of the outstanding capital stock of McCaw Brazil from Telcom Ventures, LLC and various affiliated and unaffiliated investors which, collectively with Telcom Ventures, we refer to as the Founders Group. McCaw Brazil owns, through Nextel S.A., a 95.0% ownership interest in Nextel Telecomunicações Ltda., which we refer to as Nextel Brazil, our principal operating company in Brazil. Under a shareholders agreement among the shareholders of McCaw Brazil dated January 29, 1997, the Founders Group, acting through Telcom Ventures, had the right to defer until April 29, 1999 the contribution of its pro rata share of any capital contributions that we made to McCaw Brazil up to that date

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.  Significant Business Combinations and Investments — (Continued)

without suffering any dilution of the Founders Group’s ownership interest or right to receive dividends and other cash or noncash distributions. The Founders Group ultimately did not make these capital contributions by April 29, 1999 in accordance with the relevant terms of this shareholders agreement, which has resulted in the proportionate dilution of its equity interest in McCaw Brazil. Consequently, our capital contributions to McCaw Brazil through April 29, 1999 have increased our ownership interest in McCaw Brazil to about 92.0% of contributed capital and have diluted the ownership interest of the Founders Group in McCaw Brazil to about 8.0% of contributed capital. The capital contributions, in turn, have increased our ownership in Nextel Brazil, through Nextel S.A., to about 88.0%. Telcom Ventures, in its individual capacity as a member of the Founders Group, is disputing the resulting reduction in its ownership interest in McCaw Brazil. (See Note 9 and Note 15.)

      The Founders Group has the right at any time between October 31, 2001 and November 1, 2003, or at any time after a change of control of McCaw Brazil, to require McCaw Brazil to redeem the Founders Group’s entire interest at its appraised fair market value at the time of exercise, as defined in the relevant documents. The redemption price is payable in cash, or, at McCaw Brazil’s election, publicly traded common stock of any entity owning 50.0% or more of McCaw Brazil or a combination thereof.

      Nextel Argentina. On January 30, 1998, we acquired a 50.0% interest in Nextel Argentina from Wireless Ventures of Argentina, L.L.C. for a purchase price of $46.0 million in cash. As a result of the purchase, our effective ownership interest in Nextel Argentina increased from 50.0% to 100.0%. We began consolidating the accounts of Nextel Argentina on February 1, 1998. From May 6, 1997 through January 30, 1998, we accounted for our 50.0% investment in Nextel Argentina under the equity method of accounting.

      Nextel Mexico. During the year ended December 31, 1997, through a series of transactions, we increased our equity interest in Nextel Mexico from 30.1% to 100.0% for consideration of approximately $132.2 million. As a result of such transactions, we began consolidating Nextel Mexico on September 1, 1997.

      Nextel Peru. On January 29, 1998, we acquired a 70.1% interest in Nextel Peru for $27.9 million. Motorola International Development Corporation, an indirect wholly owned subsidiary of Motorola, referred to as Motorola International, held a 19.9% interest in Nextel Peru.

      On October 30, 1998, we exercised an option to sell approximately 10.0% of our shares of Nextel Peru to Motorola International for about $6.0 million. Additionally, as a result of the decision of the other minority stockholder of Nextel Peru not to contribute its pro rata share of capital contributions to Nextel Peru during 1998 and 1999, such stockholder’s equity interest in Nextel Peru has been diluted, and ours and Motorola International’s equity interests in Nextel Peru have increased. Immediately following the closing of that transaction, and giving effect to the dilution of the equity interest of the other minority stockholder during 1998, we held about 62.1% and Motorola International held about 30.9%. As of December 31, 1999, and giving effect to the further dilution of the equity interest of the other minority shareholder during 1999, we and Motorola International held about 63.5% and 30.6%, respectively, of the outstanding shares of Nextel Peru.

      Motorola International has the right to cause Nextel Peru to acquire all shares of Nextel Peru held by Motorola International and its affiliates at the appraised fair market value if Nextel Peru

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.  Significant Business Combinations and Investments — (Continued)

does not purchase network equipment from Motorola International, provided that the network equipment is technologically competitive and is offered to Nextel Peru on competitive terms.

      Pro forma Information. The following summarized pro forma (unaudited) information is for the year ended December 31, 1997 and assumes that the business combinations and transactions associated with Nextel Argentina, Nextel Mexico and McCaw Brazil had occurred on January 1, 1997, and reflects adjustments for the recognition of the minority ownership interests and the amortization of licenses and goodwill.

1997

(in thousands, except
per share amounts)

Revenues	$26,312

Net loss	$(89,717)

Net loss per share, basic and diluted	$(0.41)

Weighted average shares outstanding	219,000,000

      The pro forma information is not necessarily indicative of the results that would actually have occurred had the transactions been consummated on the date indicated, nor are they necessarily indicative of our future operating results.

3.  Investments in Unconsolidated Affiliates

      At December 31, 1999 and 1998, our investments in unconsolidated affiliates consist of:

	Effective
	Ownership
	December 31,

	1999	1998

Equity Method Investments

Nextel Communications Philippines, Inc.	38.0%	38.0%

NEXNET Co., Ltd.	21.0%	21.0%

Marketable Equity Securities

Clearnet Communications, Inc.	14.5%	15.4%

Nonmarketable Equity Securities

Shanghai CCT McCaw Telecommunications Systems Co., Ltd.	12.1%	12.1%

      For equity method investments, the percentage ownership represents the percentage of the investee’s earnings or losses recognized.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Investments in Unconsolidated Subsidiaries — (Continued)

      Summarized financial information for our investments in unconsolidated affiliates accounted for using the equity method, which include our investments in Nextel Philippines and NEXNET, is as follows:

	December 31,

	1999	1998

	(in thousands)

Assets	$218,539	$229,725

Liabilities	371,939	289,427

Operating loss	(52,502)	(26,257)

Net loss	(105,832)	(66,008)

      The excess of the cost of our equity method investments over the net assets acquired is being amortized over 20 years. Amortization of this excess totaled $0.8 million during 1999, $1.2 million during 1998 and $3.1 million during 1997, and is reflected in the accompanying consolidated statements of operations within equity in losses of unconsolidated affiliates.

      Nextel Philippines. In 1996, we acquired a 30.0% interest in Nextel Philippines, for $16.0 million. On August 21, 1998, Gamboa Holdings, Inc., which is 60.0% owned by ACCRA Investments Corporation, a corporation organized under the laws of the Philippines and owned by Philippine nationals, referred to as ACCRAIN, and 40.0% owned by one of our indirect subsidiaries, purchased 20.0% of Nextel Philippines for $9.0 million.

      Funds used by Gamboa Holdings to consummate the acquisition of the 20.0% of Nextel Philippines were derived from equity contributions by shareholders of Gamboa Holdings and proceeds of loans made by a lending institution. These loans to Gamboa Holdings and to ACCRAIN are secured by our cash collateral deposits in the amount of the loans and a pledge of Gamboa Holdings’ shares of Nextel Philippines. As a result of Gamboa Holdings’s acquisition of 20.0% of Nextel Philippines, our aggregate equity interest in Nextel Philippines, which includes our direct and indirect holdings, increased from 30.0% to 38.0%.

      ACCRAIN is a Philippine holding company with investments in a number of Philippine companies. Pursuant to an agreement, dated August 21, 1998 between our indirect wholly owned subsidiary and ACCRAIN, ACCRAIN granted us a call right on its shares in Gamboa Holdings, exercisable at any time, provided that we are the actual purchaser of the shares or a qualified purchaser in accordance with applicable Philippine foreign corporate ownership rules. Upon expiration of the agreement, ACCRAIN may put to us, or any of our qualified designees, its shares in Gamboa Holdings for approximately $8.0 million. The ACCRAIN Agreement has been extended until August 2000.

      Japan. In March 1998, we purchased a 21.0% equity interest in NEXNET, a wireless communications services provider in Japan, for a purchase price of $0.6 million. We also loaned NEXNET $31.5 million. DJSMR Business Partnership, a Japanese partnership in which an affiliate of Motorola is the majority partner, holds a 49.0% equity interest in NEXNET.

      Shanghai CCT McCaw. As of December 31, 1999 and 1998, we own a 30.0% interest in Shanghai CCT McCaw Telecommunications Systems Co., Ltd., a joint venture that currently participates in the Shanghai GSM System in Shanghai, China through a profit sharing arrangement with China United Telecommunications Corporation, referred to as Unicom, the owner of the Shanghai GSM System. Under the profit sharing agreement, Shanghai CCT McCaw

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Investments in Unconsolidated Subsidiaries — (Continued)

has the right to receive about 40.0% of the profits, as defined, of the Shanghai GSM System. Through our interest in Shanghai CCT McCaw, we have the right to receive about 12.1% of those profits. Foreign entities or individuals are not permitted to directly own or operate telecommunications systems in China under current law. As a result, we do not have the right to influence the operations of the Shanghai GSM System and therefore, we account for this investment using the cost method. Our carrying value in our minority interest in Shanghai CCT McCaw is about $15.0 million at December 31, 1999 and about $15.7 million at December 31, 1998.

      In September 1999, Unicom advised Shanghai CCT McCaw and all similarly situated investors in Unicom, that under a new policy of the Chinese government, all existing arrangements between Unicom and joint ventures in which foreign companies had invested needed to be terminated. On March 17, 2000, Shanghai CCT McCaw and Unicom executed a termination agreement setting forth the terms and conditions for the termination of the cooperation agreement with Unicom.

4.  Fair Value of Financial Instruments

      We have determined the estimated fair value amounts using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions as well as estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31,

	1999		1998

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in thousands)

Marketable equity securities included within Investments in unconsolidated affiliates	$287,851	$287,851	$68,037	$68,037

Long-term debt	1,548,496	1,428,790	1,256,943	1,087,943

      Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Accrued Expenses. The carrying amounts of these items are a reasonable estimate of their fair value.

      Shanghai CCT McCaw. It is impracticable to estimate the fair value of our nonmarketable investment in Shanghai CCT McCaw, as there is no active market for this investment.

      Marketable Equity Securities. Included in investments in unconsolidated affiliates is our investment in Clearnet Communications, Inc., a wireless communications services provider in Canada, which is accounted for at fair value based on quoted market prices. The market value of Clearnet common stock at December 31, 1999 and 1998 was $34.375 and $8.125 per share,

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Fair Value of Financial Instruments — (Continued)

respectively. At December 31, 1999 and 1998, marketable equity securities consist of the following:

			Gross Unrealized
	Cost	Fair Value	Gain (Loss)

	(in thousands)

1999

Available-for-sale:

Equity securities, included within Investments in unconsolidated affiliates	$103,725	$287,851	$184,126

1998

Available-for-sale:

Equity securities, included within Investments in unconsolidated affiliates	$103,725	$68,037	$(35,688)

      Long-Term Debt. The fair value of our long-term debt is based on quoted market prices for the senior discount notes. Carrying value approximates fair value for our bank and vendor credit facilities, as interest rates are reset periodically. (See Note 7).

5.  Property, Plant and Equipment

	December 31,

	1999	1998

	(in thousands)

Land	$1,583	$1,650

Leasehold improvements	14,483	13,599

Network equipment	442,013	243,519

Office equipment, furniture and fixtures, and other	92,003	27,921

Less accumulated depreciation and amortization	(95,449)	(25,773)

	454,633	260,916

Construction in progress	84,822	269,655

	$539,455	$530,571

6.  Intangible Assets

	December 31,

	1999	1998

	(in thousands)

Licenses	$415,050	$479,727

Goodwill	99,083	113,546

Trademarks and other	1,629	1,629

	515,762	594,902

Less accumulated amortization	(61,105)	(42,483)

	$454,657	$552,419

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt

	December 31,

	1999	1998

	(in thousands)

13.0% Senior Redeemable Discount Notes due 2007, net of unamortized discount of $252,323 and $337,065	$699,140	$614,398

12.125% Senior Serial Redeemable Discount Notes due 2008, net of unamortized discount of $234,280 and $289,349	495,720	440,651

International Motorola Equipment Financing Facility, interest payable semiannually at 2.5% over on the U.S. prime rate or LIBOR (10.5% to 11% — 1999)	139,146	—

Brazil Motorola Equipment Financing, interest payable semiannually at 2.5% over on the U.S. prime rate or LIBOR (10.28% — 1999; 10.25% to 11% — 1998)	103,757	102,196

Argentina Credit Facility, interest payable quarterly at adjustable rates calculated either on the ABR or the Eurodollar rate (8.13% to 9.0% — 1999; 8.75% to 9.50% — 1998)	100,000	83,500

Motorola Argentina Incremental Facility, interest payable quarterly at adjusted rates calculated either on the ABR or the Eurodollar rate (10.5% to 12.25% — 1999)	8,330	—

Philippines Motorola Bridge Financing Agreement (10.25% — 1998)	—	8,575

Nextel Mexico Equipment Financing (10.4% to 16.5% — 1998)	—	7,623

Other	2,403	—

	1,548,496	1,256,943

Less current portion	(33,739)	(2,061)

	$1,514,757	$1,254,882

      13.0% Senior Redeemable Discount Notes. In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit is comprised of a 10-year senior discount note with a principal due at maturity of $1,000 and one warrant to purchase 2.32488 shares of our common stock at an exercise price of $1.67 per share at any time after March 6, 1998 and prior to March 6, 2007. The warrants entitle the holders to purchase an aggregate of about 2,212,050 shares of our common stock that approximates less than 1% of our outstanding common stock on a diluted basis and were valued at $14.8 million based on the difference between the gross proceeds and the present value of the accreted amount of the notes at time of first call including the call premium. Cash interest will not accrue prior to April 15, 2002, and will be payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. These notes are redeemable in whole or in part, at our option, at any time on or after April 15, 2002 at specified redemption prices plus accrued and unpaid interest. Up to 35.0% of the aggregate accreted value of these outstanding senior notes may be redeemed (using the proceeds of one of more sales of qualified equity securities) prior to April 15, 2000, at our option under specified circumstances, at 113.0% of their accreted value on the date of redemption. The

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

notes are senior unsecured indebtedness of ours and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      12.125% Senior Serial Redeemable Discount Notes. In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our 12.125% senior serial redeemable discount notes due 2008, generating $387.0 million in net cash proceeds. Cash interest will not accrue prior to April 15, 2003, and will be payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. The 12.125% senior notes are redeemable in whole or in part, at our option, at any time on or after April 15, 2003 at specified redemption prices, plus accrued and unpaid interest. Up to 35.0% of the aggregate accreted value of these outstanding senior notes may be redeemed (using the proceeds of one or more sales of qualified equity securities) prior to April 15, 2001, at our option under specified circumstances, at 112.125% of their accreted value on the date of redemption. The notes are senior unsecured indebtedness of ours and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      International Motorola Equipment Financing Facility. On February 4, 1999, we entered into definitive agreements with Motorola Credit Corporation providing for $225.0 million of secured term loans. This facility includes (i) up to $100.0 million in loans to reimburse us for payments we made to Motorola Credit since January 1, 1997 for the purchase of network equipment and related services, including ancillary products and services, by or for the benefit of our operating subsidiaries, referred to as Reimbursement Loans, and (ii) up to $225.0 million in loans, less the amount of Reimbursement Loans advanced to (a) finance the cost of qualifying future purchases of network equipment and related services and (b) provide funds to: (1) repay the principal amounts outstanding under the existing financing facility between Motorola Credit and Nextel Philippines and (2) reimburse us for repaying the principal amounts outstanding under a bridge financing facility between us and Motorola Credit for the benefit of Nextel Philippines that was terminated in February 1999. We refer to this facility as the International Motorola Financing Facility. Our designated operating companies that are entitled to access amounts available under the International Motorola Equipment Financing Facility are Nextel Mexico, Nextel Peru, Nextel Philippines, NEXNET and other entities, if any, in which we hold an equity interest and that may be so designated by agreement between us and Motorola Credit. The amount borrowed under this facility is payable in eight equal semiannual installments beginning June 30, 2001, will mature December 31, 2004, and bears interest at variable rates based upon either the U.S. prime rate or the London Interbank Offered Rate, referred to as LIBOR. This facility is secured by, among other things, a pledge of the shares of stock of the designated operating companies held by specified third party shareholders.

      As of December 31, 1999, approximately $139.1 million had been borrowed under this facility, including the entire $100.0 million of reimbursement loans relating to the purchase of equipment and related services by or for the benefit of certain operating subsidiaries, with $85.9 million remaining available for borrowing. The availability of borrowings under this facility is subject to the satisfaction or waiver of applicable borrowing conditions.

      On December 22, 1999, we notified Motorola Credit of our anticipated noncompliance with financial covenants applicable to the fourth quarter of 1999. On December 27, 1999, Motorola Credit agreed to waive compliance with the financial covenants on the condition that the parties enter into an amendment to the International Motorola Equipment Financing Facility during the first quarter of 2000. On March 22, 2000, we and Motorola Credit entered into the contemplated amendment to the International Motorola Equipment Financing Facility, which, among other

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

things, eliminates the 1999 issues related to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      Brazil Motorola Equipment Financing. In 1997, McCaw Brazil and Motorola Credit Corporation entered into an equipment financing agreement pursuant to which Motorola Credit agreed to provide up to $125.0 million in multi-draw term loans to McCaw Brazil to be used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement is repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000 and bears interest at an adjustable rate equal to either the prime rate plus 2.5% or LIBOR plus 4.625%. The loans made under this agreement are secured by a first priority lien on substantially all of McCaw Brazil’s assets, a pledge of all of the stock of McCaw Brazil and its subsidiaries, and guarantees by us of 94.0%, and by Motorola International Development Corporation of 6.0%, of McCaw Brazil’s obligations under this financing. The financing contains certain financial and operating covenants. In the event of noncompliance with certain financial covenants, McCaw Brazil may cure any such noncompliance by receiving additional equity contributions. The availability of borrowings under this facility, referred to as the Brazil Motorola Equipment Financing, is subject to the satisfaction or waiver of applicable borrowing conditions.

      In 1999, McCaw Brazil notified Motorola Credit of its noncompliance with some of the financial covenants under the Brazil Motorola Equipment Financing. Motorola Credit agreed to waive compliance with those financial covenants on the condition that we agree to committed capital contributions and the parties enter into an amendment to this agreement during the first quarter of 2000. On March 24, 2000, McCaw Brazil and Motorola Credit entered into this amendment to the Brazil Motorola Equipment Financing, which, among other things, eliminates the 1999 issues with respect to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      Argentina Credit Facility. In February 1998, Nextel Argentina entered into a senior secured credit facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility, referred to as the Argentina Credit Facility, bear interest at a rate equal to, at our option, either (1) the ABR plus 4.0% (ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%) or (2) the Eurodollar rate plus 5.0% (the Eurodollar rate is LIBOR multiplied by the statutory reserve rate). Loans under this facility are repayable in quarterly installments beginning September 30, 2000 through March 31, 2003. The first nine installments will be equal to 1/18 of the then-outstanding balance and the final installment will be in an amount equal to the then-outstanding balance. Borrowings under this facility are secured by a pledge of stock of Nextel Argentina, has a first priority lien on the assets of Nextel Argentina, and requires Nextel Argentina to meet financial and operating ratios.

      In March 1999, Nextel Argentina notified the administrative agent of the Argentina Credit Facility of its anticipated noncompliance with some of the financial covenants under the facility. Nextel Argentina received a waiver from the lenders with regard to those covenants for the first quarter of 1999. Effective May 26, 1999, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we entered into capital subscription agreements under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are required to contribute additional equity of $83.5 million during 2000, $19.5 million during 2001 and $49.5 million during the first nine months of 2002.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

      In November 1999, Nextel Argentina notified the administrative agent of its anticipated noncompliance with some of the financial covenants under the Argentina Credit Facility applicable in the fourth quarter of 1999. Effective December 8, 1999, Nextel Argentina and the lenders amended the Argentina Credit Facility to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000.

      As of December 31, 1999, Nextel Argentina had borrowed $100.0 million under the Argentina Credit Facility. Nextel Argentina is in compliance with all financial covenants contained in the facility, as amended.

      Motorola Argentina Incremental Facility. Effective May 26, 1999, and concurrent with the then current modification of the Argentina Credit Facility, Motorola Credit agreed to provide up to $50.0 million in loans to Nextel Argentina as incremental term loans under the Argentina Credit Facility for purchase from Motorola of qualifying network equipment and related services. As of December 31, 1999, $8.3 million had been borrowed under this incremental facility.

      Philippines Motorola Bridge Financing. On August 27, 1998, Motorola Credit agreed to provide up to $12.0 million in term loans to us to finance the cost of network equipment and related services purchased from Motorola by Nextel Philippines and to reimburse us for payments made by us to Motorola for the purchase of network equipment and related services for the benefit of Nextel Philippines. At December 31, 1998, the outstanding balance on the financing agreement was $8.6 million. During February 1999, the outstanding balance was repaid with proceeds from the International Motorola Financing Facility.

      Nextel Mexico Equipment Financing. At December 31, 1998, Nextel Mexico was a party to several secured financing agreements, with various payment terms and maturities through 2007. The term loans were secured by a first priority lien on substantially all of Nextel Mexico’s assets and were payable in U.S. dollars. In February 1999, in conjunction with the International Motorola Financing Facility, the principal and unpaid interest under these financing agreements were paid in full.

      International Motorola Incremental Equipment Financing Facility. On December 16, 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us to acquire intrastructure equipment and related services from Motorola. Loans under this facility mature December 31, 2001 and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. Loans under this facility are secured by a pledge of all of our shares of stock of Clearnet. On January 6, 2000, we borrowed the full $56.6 million available under this facility.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

      For the years subsequent to December 31, 1999, annual maturities of long-term obligations are as follows (in thousands):

2000	$33,739

2001	80,560

2002	90,487

2003	89,985

2004	58,865

Thereafter	1,681,463

2,035,099

Less unamortized discount	(486,603)

$1,548,496

8.  Income Taxes

      The components of the income tax benefit were as follows:

	Year ended December 31,

	1999	1998	1997

	(in thousands)

Current:

Foreign	$(3,247)	$—	$(1,745)

Deferred:

Foreign	3,264	22,358	8,027

Income tax benefit	$17	$22,358	$6,282

      The reconciliation of taxes computed at the statutory rate to the income tax benefit is as follows:

	Year ended December 31,

	1999	1998	1997

	(in thousands)

Income tax benefit at statutory rate	$182,057	$88,180	$27,095

Nonconsolidated subsidiary adjustments	(11,014)	(4,268)	(2,559)

High yield discount obligations	(3,486)	(2,912)	(1,621)

Increase in valuation allowance	(150,470)	(66,207)	(16,784)

Other	(17,070)	7,565	151

	$17	$22,358	$6,282

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.  Income Taxes — (Continued)

      Deferred tax assets and liabilities consist of the following:

	December 31,

	1999	1998

	(in thousands)

Deferred tax assets:

Operating loss carryforwards	$157,863	$65,332

Deferred interest	82,533	54,104

Unrealized loss on investment	—	12,491

Other	18,969	11,220

	259,365	143,147

Valuation allowance	(243,228)	(119,352)

	16,137	23,795

Deferred tax liabilities:

Intangible assets	90,607	113,989

Unrealized gain on investment	64,444	—

Other	3,029	—

	158,080	113,989

Net deferred tax liability	$141,943	$90,194

      At December 31, 1999, we had about $52.8 million of net operating loss carryforwards for U.S. federal income tax purposes that expire beginning in 2018.

      At December 31, 1999, net operating loss carryforwards for our foreign subsidiaries are about $91.1 million for Mexican income tax purposes, $120.3 million for Argentine income tax purposes and $23.9 million for Peruvian income tax purposes. These carryforwards expire in various amounts through 2009. Additionally, our foreign subsidiaries had about $176.4 million of net operating loss carryforwards for Brazilian income tax purposes that have no expiration date and that can only be utilized up to the limit of 30% of taxable income for the year. Our foreign subsidiaries may be limited in their ability to use foreign tax net operating losses in any single year depending on their ability to generate sufficient taxable income.

9.  Commitments and Contingencies

      Operating Lease Commitments. We lease various cell sites and office facilities under operating leases with terms of one to five years which, in the case of the cell sites, are generally renewable, at our option, for additional terms. Total rent expense under operating leases was $13.0 million during 1999, $11.8 million during 1998 and $3.3 million during 1997.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Commitments and Contingencies — (Continued)

      For years subsequent to December 31, 1999, future minimum payments for all operating lease obligations that have initial noncancelable lease terms exceeding one year, net of rental income, are as follows (in thousands):

2000	$11,720

2001	10,981

2002	9,192

2003	5,139

2004	1,338

Thereafter	1,534

$39,904

      Nextel Brazil licenses. Nextel Brazil is required to meet installation and minimum loading requirements related to its analog channels. Failure to comply with such requirements may subject the licenses relating to such channels to revocation by the Brazil Ministry of Communications. At December 31, 1999, Nextel Brazil was not in compliance with applicable installation deadlines and minimum loading requirements with respect to licenses covering 1,885 channels, all of which are outside of São Paulo and Rio de Janiero. Nextel Brazil is currently conducting analog system installation with regard to a significant portion of such channels and has submitted an installation and loading plan and requests for extensions of the applicable deadlines (except for channels where the Brazilian operating companies failed to comply with applicable installation requirements due to television frequency interference, for which extensions were granted automatically by statute) to the Brazilian Ministry of Communications for its review. Nextel Brazil does not believe that any potential actions on the part of Anatel will have a material adverse effect on our financial condition, results of operations or cash flows.

      On December 16, 1999, the Brazilian Ministry of Communication’s board of directors published a proposal for a new regulation that would be applicable to our analog and digital specialized mobile radio operations in Brazil. The new regulation as proposed would eliminate most of the existing restrictions that are applicable to our analog and digital operations in Brazil, including among others, the limitations on interconnect traffic and subscriber units with interconnect numbers. It is generally expected that the proposed regulation will be enacted substantially in the form published before the end of 2000, although there may be strong opposition by current cellular operators, and there can be no assurance that this new regulation will indeed be approved.

      Nextel Philippines SEC Proceedings. Immediately prior to the Nextel Philippines annual shareholders meeting in July 1998, The Philippines Securities and Exchange Commission issued a temporary restraining order in favor of several Philippines shareholders. These shareholders requested nullification of previously adopted amendments of the bylaws of Nextel Philippines contemplated by the corporate governance provisions of the Nextel Philippines’ shareholders agreements. The temporary restraining order enjoined Nextel Philippines from implementing those bylaw amendments for a 72-hour period. The shareholders further requested that a preliminary injunction be issued with the same effect pending a trial on the merits with respect to the validity of those bylaw amendments. On July 15, 1998, pursuant to the agreement of Nextel Philippines and the shareholders, which agreement was confirmed by the Philippines Securities and Exchange Commission, the temporary restraining order was permitted to expire and, pending

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Commitments and Contingencies — (Continued)

a trial on the merits as to the validity of the bylaw amendments (1) the petitioners agreed to withdraw their petition for a preliminary injunction and (2) Nextel Philippines agreed that the provisions of the bylaw amendments limiting veto rights in corporate government matters to a wholly-owned subsidiary of Nextel International would not be implemented. Although we cannot predict the outcome of this proceeding, we believe that the shareholders’ claims are without merit. Nextel Philippines intends to vigorously defend against those claims.

      Nextel Philippines Proceedings. In mid 1998, a number of the Philippine cellular mobile telephone companies filed proceedings, which have since been consolidated into one proceeding, with the Philippines National Telecommunications Commission asserting that (1) the extension to January 20, 1999 of Nextel Philippines’ provisional authority to operate its wireless communications network using its licensed frequencies in the Philippines improperly expanded Nextel Philippines’ authority to provide cellular mobile telephone services and (2) if Nextel Philippines was indeed authorized to operate cellular mobile telephone services, then Nextel Philippines should be required to meet the other obligations applicable to cellular mobile telephone services operators, including specified obligations to build out local exchange lines. Although we cannot predict the outcome of this proceeding, we believe that the claims against Nextel Philippines are without merit. Nextel Philippines intends to vigorously defend against them.

      The Philippines National Telecommunications Commission issued an order in February 1999 extending Nextel Philippines’ provisional authority to January 19, 2000. On December 7, 1999, Nextel Philippines filed a motion to further extend that provisional authority for one year. Based on Nextel Philippines’ past experience and the Philippines National Telecommunications Commission’s usual practice, this motion is expected to be resolved ex-parte in Nextel Philippines’ favor. Based on Nextel Philippines’ experience with the practice of the Philippines National Telecommunications Commission, Nextel Philippines believes that the issuance of the extension after the provisional authority’s expiration will not adversely affect Nextel Philippines’ continued operations.

      Nextel Philippines Arbitration. On October 30, 1998, under the dispute resolution provisions of the Philippines shareholders agreements, we commenced arbitration proceedings in Hong Kong against two of the local shareholders of Nextel Philippines, in which we assert that the shareholders have failed to perform their respective obligations under the Nextel Philippines agreements. We seek equitable and legal relief, including, but not limited to, compensatory damages and injunctive relief.

      McCaw Brazil. On August 16, 1999, we and McCaw Brazil filed a Motion for Judgment in the Circuit Court for the City of Alexandria, Virginia, against Telcom Ventures, seeking a declaration from the court that the Founders Group’s option to make its pro rata share of capital contributions was not properly exercised. As a result of having failed to make such payment, the Founders Group’s ownership interest in McCaw Brazil has fallen below 10% and they are no longer entitled to designate a director to serve on the McCaw Brazil board of directors. On September 15, 1999, Telcom Ventures filed its answer denying the material allegations made in the Motion for Judgment, and asserted a counterclaim alleging that we breached a fiduciary duty to Telcom Ventures and that McCaw Brazil breached a contract with Telcom Ventures by allegedly issuing shares for less than fair market value without the informed consent of the director designated by the Founders Group. Telcom Ventures’ counterclaim seeks damages in the amount of $100 million, plus punitive damages. We and McCaw Brazil have timely filed a denial of the material allegations made in the counterclaim. Although we cannot predict the

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Commitments and Contingencies — (Continued)

outcome of this proceeding, we believe the claims against us are without merit. We intend to vigorously defend against these claims. (See Note 15.)

10.  Issuance of Preferred Stock

      Under our Articles of Incorporation, we have the authority to issue:

•	12,500 shares of series A exchangeable redeemable preferred stock, par value $10.00 per share; and

•	25,000 shares of series B redeemable preferred stock, par value $10.00 per share.

      During 1999, 2,000 shares of our series A exchangeable redeemable preferred stock were issued to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $200.0 million. During 1998, 988.86 shares were issued to Nextel Communications in exchange for an investment in Clearnet and other consideration of $8.3 million.

      The series A exchangeable redeemable preferred stock was issued at an original liquidation preference of $100,000 per share and thereafter, the liquidation preference on the series A preferred stock accretes at an annual rate equal to 13.625%. At December 31, 1999, the accreted liquidation preference on the series A preferred stock was about $335.7 million. Except as required by law, the holders of the series A preferred stock are not entitled to receive dividends or other distributions. We have the right at any time to redeem the series A preferred stock in full (or with the consent of the holder of the affected shares of series A preferred stock, in part) at a redemption price equal to 100% of the accreted liquidation preference thereof on the redemption date and, under certain circumstances, the holders of the series A preferred stock have the right to exchange the series A preferred stock for shares of our series B redeemable preferred stock, par value $10.00 per share, having a liquidation preference equal to the accreted liquidation preference of the series A preferred stock so exchanged.

      The series B preferred stock to be issued in exchange for shares of series A preferred stock will have an initial annual dividend rate equal to 13.625%, increasing to 18.0% on March 13, 2010. The series B preferred stock will have terms substantially similar to those of the series A preferred stock, except that the series B preferred stock has the right to elect one director to the board of directors and to the accrual of cumulative dividends payable quarterly in cash. In addition, we may not issue shares of our series B preferred stock, except in exchange for shares of our series A preferred stock, without the consent of the holder of a majority of the outstanding shares of our series A preferred stock and our series B preferred stock, voting together as a class.

11.  Employee Stock and Benefit Plans

      Nextel Communications Employee Stock Option Plan. Some of our employees participate in the Nextel Communications, Inc. Incentive Equity Plan. Generally, non qualified stock options outstanding under this Plan:

•	are granted at prices equal to the market value of Nextel Communications’ stock on the grant date;

•	vest ratably over either a four or a five year service period; and

•	expire ten years subsequent to the award date.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      A summary of the activity under the Nextel Communications, Inc. Incentive Equity Plan related to our employees is as follows:

		Option			Weighted Average
	Shares	Price Range			Exercise Price

Outstanding, January 1, 1997	272,200	$7.56	–	$9.19	$7.72

Granted	351,100	7.56	–	11.91	7.76

Outstanding, December 31, 1997	623,300	7.56	–	11.91	7.56

Granted	770,020	11.35	–	15.50	13.19

Transferred	(109,796)	7.56	–	13.28	10.75

Exercised	(41,326)	7.56	–	8.07	7.59

Canceled	(178,836)	7.56	–	13.28	9.86

Outstanding, December 31, 1998	1,063,362	7.56	–	15.50	11.01

Granted	1,226,990	15.28	–	43.50	18.52

Transferred	1,082,474	6.75	–	15.28	10.31

Exercised	(762,668)	6.75	–	15.50	9.15

Canceled	(413,416)	7.57	–	15.50	12.87

Outstanding, December 31, 1999	2,196,742	$6.75	–	$43.50	$15.04

Exercisable, December 31, 1999	139,040	$6.75	–	$15.50	$10.41

      Following is a summary of the status of employee stock options outstanding at December 31, 1999:

					Weighted Average
	Outstanding	Outstanding	Outstanding	Exercisable	Exercise Price of
Exercise	Number of	Weighted Life	Average	Number of	Exercisable
Price Range	Shares	Remaining	Exercise Price	Shares	Shares

$6.75 – $ 7.82	255,920	6.9 years	$7.58	61,710	$7.62
8.07 – 13.28	769,452	8.2 years	11.97	68,330	12.29
15.28 – 15.50	885,370	9.1 years	15.30	9,000	15.32
24.00 – 43.50	286,000	9.7 years	29.18	—	—

	2,196,742	8.6 years	15.04	139,040	10.41

      Nextel International Employee Stock Option Plan. In June 1997, our board of directors adopted the 1997 Nextel International Employee Stock Option Plan, under which eligible employees participate. Generally, options outstanding under this plan:

•	are granted at fair value, based on periodic valuations of Nextel International in accordance with the terms of the plan;

•	vest over a four year service period; and

•	expire ten years subsequent to the award date.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      A summary of Nextel International Stock Option Plan activity is as follows:

		Option			Weighted Average
	Shares	Price Range			Exercise Price

Outstanding, January 1, 1997	—	$—		$—	$—

Granted	9,726,000	1.67	–	1.67	1.67

Exercised	(180,000)	1.67	–	1.67	1.67

Outstanding, December 31, 1997	9,546,000	1.67	–	1.67	1.67

Granted	2,175,000	1.67	–	10.96	10.47

Exercised	(142,074)	1.67	–	1.67	1.67

Canceled	(1,070,574)	1.67	–	10.96	3.40

Outstanding, December 31, 1998	10,508,352	1.67	–	10.96	3.31

Granted	4,701,000	1.67	–	4.01	3.99

Exercised	(1,197,780)	1.67	–	1.67	1.67

Canceled	(2,121,558)	1.67	–	10.96	5.26

Outstanding, December 31, 1999	11,890,014	$1.67	–	$10.96	$3.39

Exercisable, December 31, 1999	6,981,264	$1.67	–	$10.96	$2.51

      Following is a summary of the status of employee stock options outstanding at December 31, 1999:

				Weighted Average
	Outstanding	Outstanding	Exercisable	Exercise Price of
Exercise	Number of	Average	Number of	Exercisable
Price	Shares	Exercise Price	Shares	Shares

$1.67	6,255,024	$1.67	5,775,108	$1.67
4.01	4,576,374	4.01	761,820	4.01
10.96	1,058,616	10.96	444,336	10.96

	11,890,014	3.39	6,981,264	2.51

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      Consistent with the provisions of SFAS No. 123, had compensation costs been determined based on the fair value of the awards granted in 1999, 1998 and 1997, our loss and loss per common share attributable to common stockholders would have been as follows:

	1999	1998	1997

	(in thousands, except share amounts)

Net loss:

As reported	$(520,146)	$(237,135)	$(73,948)

Pro forma	$(529,920)	$(243,376)	$(76,024)

Loss per common share, basic and diluted:

As reported	$(2.37)	$(1.08)	$(0.34)

Pro forma	$(2.42)	$(1.11)	$(0.35)

Weighted average fair value of options granted	$2.04	$2.05	$1.10

Weighted average remaining contractual life	8.2 years	7.6 years	8.2 years

      The fair value of each Nextel International and Nextel Communications, Inc. option grant is estimated on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following: assumptions:

	1999	1998	1997

Expected stock price volatility	51%	51%	53%

Risk-free interest rate	5.67 – 5.93%	5.01 – 5.08%	6.6%

Expected life in years	5	8	8

Expected dividend yield	0.00%	0.00%	0.00%

      Our stock options are non transferable (except to family members or by will, as provided for in the Nextel International Employee Stock Option Plan), and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. We have based our assumption for stock price volatility on the historical variance of weekly closing prices of Nextel Communications’ class A common stock.

      Stock Appreciation Rights. On November 1, 1996, we adopted a Stock Appreciation Rights Plan, whereby some of our employees and consultants of Nextel International were granted rights to share in the future appreciation in the value of Nextel International. Such rights do not represent an equity interest in Nextel International, only a right to compensation under the terms of the plan.

      In conjunction with adoption of the Nextel International Employee Stock Option Plan, our board of directors also approved a plan to terminate the Stock Appreciation Rights Plan. Each holder of previously granted stock appreciation rights was given the option to exchange their stock appreciation rights for stock options to be granted under the Nextel International Employee Stock Option Plan. As of December 31, 1998, 20,000 stock appreciation rights were outstanding. All outstanding stock appreciation rights had been exchanged for Nextel International options during 1999.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      Employee Benefit Plan. Some of our officers and employees are eligible to participate in Nextel Communications’ defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. We provide a matching contribution of 50% of the first 4% of salary contributed by the employee. Our contributions were about $49,000 during 1999, $41,000 during 1998 and $29,000 during 1997.

12.  Related Party Transactions

      Nextel Communications performs accounting, legal and other services for us under a service agreement. We reimburse Nextel Communications for costs incurred, which totaled $1.2 million during 1999, $0.4 million during 1998 and $0.3 million during 1997. We also reimburse Nextel Communications for some vendor payments made on our behalf. At December 31, 1999, amounts due to parent of $8.8 million consist primarily of reimbursement due to Nextel Communications for vendor payments made on our behalf during the fourth quarter of 1999.

      At December 31, 1999, Motorola beneficially owned approximately 15.0% of Nextel Communications’ outstanding common stock. We maintain various business relationships with Motorola, including purchases of infrastructure equipment and subscriber units, equipment financing agreements, and shareholder relationships and agreements. (See Notes 2 and 7).

      We purchased approximately $155.4 million during 1999 and $162.6 million during 1998, in digital infrastructure equipment, subscriber units and related services from Motorola. As of December 31, 1999 and 1998, our consolidated balance sheets include amounts payable to Motorola related to such purchases of $15.8 million and $14.8 million, respectively, in accounts payable and $242.9 million and $102.2 million in long-term debt (see Note 7).

      At various points during 1999, we entered into subscriber unit purchase agreements with Motorola which established payment terms for purchases of subscriber units and related accessories by our consolidated subsidiaries. Amounts outstanding under these subscriber unit purchase agreements total $15.8 million and are included in accounts payable at December 31, 1999, as noted above.

      Nextel Philippines also entered into a subscriber unit purchase agreement with terms substantially identical to those described above. Amounts outstanding under this agreement total $6.2 million at December 31, 1999, and are guaranteed by us.

13.  Segment Information

      For the years ended December 31, 1999 and December 31, 1998, we have four reportable operating segments: 1) Brazil, 2) Argentina, 3) Mexico, and 4) Peru. The operations of our corporate entities, which hold equity investments in the Philippines and Japan, are included in the Corporate and Other segment below. For the year ended December 31, 1997, we have two reportable operating segments: 1) Brazil, in which we obtained a controlling interest as of January 1997 and 2) Mexico, in which we obtained a controlling interest effective September 1997. During 1997, Corporate and Other includes equity method investments in Argentina and the Philippines.

      Our segments reflect our geographic focus and are defined as operating segments immediately subsequent to our obtaining a controlling interest in the entity. We evaluate performance based on losses before interest, taxes, depreciation and amortization and other

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.  Segment Information — (Continued)

non-recurring charges, referred to as EBITDA. The accounting policies of these segments are the same as those described in the summary of significant accounting policies. Intercompany eliminations have been included in Corporate and Other.

					Corporate
	Brazil	Argentina	Mexico	Peru	and Other	Consolidated

	(in thousands)

1999

Operating revenues	$34,917	$40,767	$24,937	$3,907	$—	$104,528

EBITDA	(68,554)	(36,979)	(28,813)	(12,579)	(15,925)	(162,850)

Depreciation and amortization	31,253	33,903	25,381	6,633	10,921	108,091

Interest expense	(14,150)	(11,863)	(431)	(549)	(152,611)	(179,604)

Interest income	3,409	172	215	167	4,479	8,442

Equity in losses of unconsolidated subsidiaries	—	—	—	—	(31,469)	(31,469)

Foreign currency transaction (loss) gain and other, net	(59,899)	(1,194)	(417)	(866)	(3,529)	(65,905)

Minority interest	13,712	—	—	5,602	—	19,314

Loss before income tax benefit	$(156,735)	$(83,767)	$(54,827)	$(14,858)	$(209,976)	$(520,163)

Property, plant and equipment, net	$200,216	$130,428	$131,320	$54,956	$22,535	$539,455

Identifiable assets	$403,291	$248,959	$410,510	$80,444	$538,588	$1,681,792

Capital expenditures	$57,461	$55,423	$36,914	$17,966	$5,679	$173,443

1998

Operating revenues	$17,480	$10,662	$12,412	$1,934	$—	$42,488

EBITDA	(60,945)	(35,353)	(10,253)	(3,007)	(11,137)	(120,695)

Depreciation and amortization	24,828	13,678	15,902	1,043	588	56,039

Interest expense	3,676	388	3,572	1,587	(116,047)	(106,824)

Interest income	2,210	165	440	164	13,676	16,655

Equity in losses of unconsolidated affiliates	—	—	—	—	(12,193)	(12,193)

Foreign currency transaction (loss) gain and other, net	(7,299)	(4,138)	10,760	(379)	3,528	2,472

Minority interest	15,819	—	—	1,687	(375)	17,131

Loss before income tax benefit	$(71,367)	$(52,616)	$(11,383)	$(991)	$(123,136)	$(259,493)

Property, plant and equipment, net	$259,610	$109,284	$98,637	$40,825	$22,215	$530,571

Identifiable assets	$579,429	$237,542	$377,952	$62,434	$343,779	$1,601,136

Capital expenditures	$188,383	$77,983	$72,336	$33,780	$3,542	$376,024

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.  Segment Information — (Continued)

			Corporate
	Brazil	Mexico	and Other	Consolidated

	(in thousands)

1997

Operating revenues	$9,605	$3,348	$62	$13,015

EBITDA	(12,145)	35	(9,067)	(21,177)

Depreciation and amortization	9,403	3,499	5,479	18,381

Interest expense	1,577	(548)	(57,612)	(56,583)

Interest income	363	128	19,175	19,666

Equity in losses of unconsolidated affiliates	—	—	(11,401)	(11,401)
Foreign currency transaction (loss) gain and other, net	(137)	1,968	3,730	5,561

Minority interest	1,710	—	375	2,085

Loss before income tax benefit	$(18,035)	$(1,916)	$(60,279)	$(80,230)

Property, plant and equipment, net	$113,769	$21,040	$1,401	$136,210

Identifiable assets	$420,242	$288,695	$414,101	$1,123,038

Capital expenditures	$87,370	$13,938	$584	$101,892

14.  Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth

	(in thousands, except per share amounts)

1999

Operating revenues	$19,861	$21,899	$27,345	$35,423

Operating loss	(69,404)	(75,012)	(64,480)	(62,045)

Net loss	(165,282)	(102,726)	(129,719)	(122,419)

Net loss per common share, basic and diluted	(0.75)	(0.47)	(0.59)	(0.56)

1998

Operating revenues	$8,558	$9,189	$8,850	$15,891

Operating loss	(19,413)	(29,730)	(60,454)	(67,137)

Net loss	(28,569)	(45,810)	(69,864)	(92,892)

Net loss per common share, basic and diluted	(0.13)	(0.21)	(0.32)	(0.43)

      The sum of the per share amounts do not equal the annual amounts due to changes in the number of weighted average number of common shares outstanding during the year.

15.  Subsequent Events

      Purchase of Minority Owner’s Investment in Nextel Peru. In May 2000, we purchased another shareholder’s interest in Nextel Peru for about $2.8 million in cash and increased our ownership from about 63% to about 69%.

      Purchase of Motorola International’s Common Equity Shares in Companies in Brazil, Peru and Chile. In May 2000, we purchased all of the equity interests of Motorola International in Nextel Peru, which increased our ownership interest from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in Nextel S.A., which increased our ownership of Nextel Brazil from about 88% to about 92%. We also purchased all of Motorola International’s equity interests in three Chilean analog SMR companies, which were wholly

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Subsequent Events — (Continued)

owned by Motorola International. We have entered into an agreement with Motorola International to manage these three companies during a transition period. The aggregate purchase price for these acquisitions was about $77.7 million in cash.

      Capital Stock Issuances. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications in connection with the anticipated purchase of Motorola International’s common equity shares in Nextel Brazil, Nextel Peru and three Chilean companies as discussed above. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. On June 12, 2000, all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for 49,682,088 shares of our common stock. On June 29, 2000, we issued 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million.

      Stock Options and Split. On June 2, 2000, our board of directors approved an increase in the number of authorized shares of common stock without par value from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 stock split effective June 20, 2000. Information presented throughout these financial statements and related notes has been adjusted to reflect the 4-for-1 common stock split. At the same time, our board of directors approved a new incentive equity plan that was adopted by the plan administration committee on May 25, 2000. The plan provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, officers, including officers who are members of our board of directors, and other key employees, consultants and advisors with respect to 30,000,000 shares of common stock. Options to purchase shares of common stock may be at prices equal to or greater than market value on the date of grant. If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel International, Inc., then that holder’s unvested options and other equity awards will immediately vest or otherwise become payable, subject to some limitations.

      On May 25, 2000, we granted options to purchase 10,452,750 shares of common stock to employees and advisors at an exercise price of $11.83 per common share. The options granted expire ten years subsequent to award. Each grant becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant and with respect to 25% of the shares of common stock covered by the grant on each of the third and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ. However, in the event of an initial public offering or change of control, as defined in the plan, prior to the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee remains in our continuous employ. In the event of an initial public offering or change of control, as defined in the plan, on or after the first anniversary of the date of grant but prior to the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control, as defined in the plan, and 25% of the shares of

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Subsequent Events — (Continued)

common stock covered by the grant become exercisable on each of the second, third, and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ.

      McCaw Brazil Ownership. We entered into a purchase, release and settlement agreement dated as of July 21, 2000 with the Founders Group, who collectively were the minority stockholders in McCaw Brazil, which indirectly owns 100% of Nextel Brazil. Under that agreement, on August 4, 2000, we (1) made a cash payment to members of the Founders Group totaling $146.0 million, (2) received all of the equity interests held by the Founders Group in McCaw Brazil and (3) exchanged mutual releases with all of the members of the Founders Group. In addition, all pending court disputes between us and Telcom Ventures, a member of the Founders Group, have been permanently dismissed. For a description of these disputes, see Notes 2 and 9. As a result, all rights of the Founders Group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us beginning in October 2001, have terminated. We will account for this additional investment in McCaw Brazil using the purchase method.

      Credit Facility Amendments. On June 20, 2000, in conformity with our 2000 operating plan, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of certain events.

      Also in the second quarter of 2000, we amended and restated the $125.0 million equipment financing agreement between McCaw Brazil (International), Ltd., referred to as McCaw Brazil, and Motorola Credit Corporation to effect certain administrative changes.

      Debt Issuance. On August 1, 2000, we completed the issuance and sale in a private placement of an aggregate of $650.0 million in principal amount of our 12.75% senior serial notes due 2010, generating about $623.8 million in net cash proceeds.

      Nextel Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in Nextel Communications Philippines, Inc., referred to as Nextel Philippines, from about 38% to about 51% through the purchase of some of the minority owners’ equity interests in Nextel Philippines for about $9.8 million.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2000 and December 31, 1999
(in thousands)
Unaudited

	Pro forma
	Stockholders’
	Equity as of
	June 30,
	2000	2000	1999

ASSETS

Current assets

Cash and cash equivalents, of which $10,487 and $6,179 is restricted		$267,435	$100,028

Short-term investments		29,949	—

Accounts receivable, less allowance for doubtful accounts of $14,143 and $8,815		36,127	23,041

Subscriber unit and accessory inventory		25,500	16,185

Prepaid expenses and other		41,808	21,868

Total current assets		400,819	161,122

Property, plant and equipment, net of accumulated depreciation of $141,105 and $95,449		755,229	539,455

Investments in unconsolidated affiliates, less equity in net losses of $63,413 and $46,129		350,084	428,971

Intangible assets, net of accumulated amortization of $66,934 and $61,105		505,675	454,657

Other assets		112,203	97,587

		$2,124,010	$1,681,792

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities

Accounts payable		$62,209	$44,210

Accrued expenses and other		74,873	61,448

Accrued interest		4,476	15,423

Due to related party		119,060	15,778

Due to parent		7,261	8,847

Current portion of long-term debt		67,098	33,739

Total current liabilities		334,977	179,445

Long-term debt		1,666,634	1,514,757

Deferred income taxes		126,570	141,943

Total liabilities		2,128,181	1,836,145

Contingencies (Note 4)

Minority interest		—	25,237

Stockholders’ deficit

Series A exchangeable redeemable preferred stock, 2 shares and 3 shares issued and outstanding, accreted liquidation preference of $215,081 and $335,656	$—	215,000	298,886

Common stock, 271,037 and 220,340 shares issued and outstanding	—	927,693	399,401

Common stock, class A, 0 shares issued and outstanding	—	—	—

Common stock, class B, 283,689 shares issued and outstanding	284	—	—

Paid-in capital	1,142,409	—	—

Accumulated deficit	(1,100,900)	(1,100,900)	(859,970)

Accumulated other comprehensive loss	(45,964)	(45,964)	(17,907)

Total stockholders’ deficit	$(4,171)	(4,171)	(179,590)

		$2,124,010	$1,681,792

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Six and Three Months Ended June 30, 2000 and 1999
(in thousands, except per share amounts)
Unaudited

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2000	1999	2000	1999

Operating revenues	$110,800	$41,760	$63,625	$21,899

Operating expenses

Cost of revenues	29,652	18,072	15,690	9,106

Selling, general and administrative	148,650	116,222	81,390	59,337

Depreciation and amortization	65,183	51,882	32,682	28,468

	243,485	186,176	129,762	96,911

Operating loss	(132,685)	(144,416)	(66,137)	(75,012)

Other income (expense)

Interest expense	(106,660)	(82,220)	(53,945)	(43,526)

Interest income	5,547	2,827	5,199	1,289

Equity in losses of unconsolidated affiliates	(17,284)	(11,520)	(10,171)	(6,869)

Foreign currency transaction gains (losses), net	5,922	(45,864)	(6,615)	20,833

Minority interest in losses of subsidiaries	6,504	13,299	3,754	1,258

Other, net	(1,906)	325	(1,542)	(539)

	(107,877)	(123,153)	(63,320)	(27,554)

Loss before income tax provision	(240,562)	(267,569)	(129,457)	(102,566)

Income tax provision	(368)	(439)	(580)	(160)

Net loss	(240,930)	(268,008)	(130,037)	(102,726)

Accretion of series A redeemable preferred stock to value of liquidation preference (Note 2)	(61,334)	—	(61,334)	—

Loss attributable to common stockholders	$(302,264)	$(268,008)	$(191,371)	$(102,726)

Loss per share attributable to common stockholders, basic and diluted	$(1.34)	$(1.22)	$(0.83)	$(0.47)

Weighted average number of common shares outstanding	225,633	219,194	230,913	219,245

Comprehensive loss, net of income tax

Net loss	$(240,930)	$(268,008)	$(130,037)	$(102,726)

Unrealized (loss) gain on available-for-sale securities	(35,975)	42,087	(73,055)	1,956

Foreign currency translation adjustment	7,918	(110,079)	(10,920)	29,018

Comprehensive loss	$(268,987)	$(336,000)	$(214,012)	$(71,752)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the Six Months Ended June 30, 2000
(in thousands)
Unaudited

						Accumulated Other
						Comprehensive
						Income (Loss)
	Series A
	Preferred Stock		Common Stock			Unrealized	Cumulative
					Accumulated	Gain (Loss) on	Translation
	Shares	Amount	Shares	Amount	Deficit	Investments	Adjustment	Total

Balance, January 1, 2000	3	$298,886	220,340	$399,401	$(859,970)	$119,682	$(137,589)	$(179,590)

Net loss					(240,930)			(240,930)

Unrealized loss on available-for-sale securities, net of income tax						(35,975)		(35,975)

Foreign currency translation adjustment							7,918	7,918

Issuance of series A redeemable preferred stock to parent	4	442,685						442,685

Issuance of common stock:

Conversion of series A redeemable preferred stock at accreted liquidation preference value	(5)	(526,571)	49,682	526,571				—

Exercise of stock options and warrants			1,015	1,721				1,721

Balance, June 30, 2000	2	$215,000	271,037	$927,693	$(1,100,900)	$83,707	$(129,671)	$(4,171)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2000 and 1999
(in thousands)
Unaudited

	2000	1999

Cash flows from operating activities

Net loss	$(240,930)	$(268,008)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of deferred financing costs and accretion of senior notes	71,645	65,588

Depreciation and amortization	65,183	51,882

Provision for losses on accounts receivable	8,690	22,377

Loss on write-off of assets	570	6,898

Deferred income tax provision	368	439

Equity in losses of unconsolidated affiliates	17,284	11,520

Net foreign currency transaction (gains) losses	(5,922)	45,864

Minority interest in losses of subsidiaries	(6,504)	(13,299)

Other, net	(431)	—

Change in assets and liabilities, net of effects from acquisitions:

Accounts receivable	(21,312)	(11,432)

Subscriber unit and accessory inventory	(9,310)	17,772

Other assets	(29,399)	(15,319)

Accounts payable, accrued expenses and other	48,294	(14,387)

Net cash used in operating activities	(101,774)	(100,105)

Cash flows from investing activities

Capital expenditures	(141,380)	(86,906)

Investments in consolidated subsidiaries, net of cash acquired	(80,466)	—

Purchase of short-term investments	(29,518)	—

Investments in unconsolidated affiliates and other, net	(3,619)	(29,903)

Net cash used in investing activities	(254,983)	(116,809)

Cash flows from financing activities

Proceeds from issuance of series A redeemable preferred stock to parent	442,685	100,000

Borrowings under long-term credit facilities	88,142	135,079

Repayments under long-term credit facilities	(13,240)	(7,623)

Capital contributions from minority stockholders	6,223	8,403

(Repayments to) borrowings from parent, net	(1,586)	8,809

Deferred financing costs	—	(2,609)

Exercise of stock options and warrants	1,721	110

Net cash provided by financing activities	523,945	242,169

Effect of exchange rate changes on cash and cash equivalents	219	(5,184)

Net increase in cash and cash equivalents	167,407	20,071

Cash and cash equivalents, beginning of period	100,028	121,116

Cash and cash equivalents, end of period	$267,435	$141,187

Supplemental disclosure of cash flow information

Cash paid for interest	$45,962	$2,559

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

Note 1.  Basis of Presentation.

      As used in these condensed consolidated financial statements, the terms “we,” “us,” “our” and “Nextel International,” refer to Nextel International, Inc. and our consolidated subsidiaries. Nextel International is an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. Unless the context requires otherwise, references to Nextel Communications refer to Nextel Communications, Inc. and its consolidated subsidiaries.

      Our unaudited condensed consolidated financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were normal recurring accruals.

      You should read the condensed consolidated financial statements in conjunction with the consolidated financial statements and notes contained in our Annual Report on Form 10-K for the year ended December 31, 1999. You should not expect results of operations of interim periods to be an indication of the results for a full year.

      Restricted Cash and Cash Equivalents. Some of our subsidiaries held cash and cash equivalents of $10.5 million as of June 30, 2000 and $6.2 million as of December 31, 1999, that were not available to fund any of the cash needs of Nextel International, Inc. or any of our other subsidiaries due to restrictions contained in some of our debt agreements.

      Short-Term Investments. Short-term investments consist of commercial paper with original maturities of greater than three months and less than one year.

      Supplemental Cash Flow Information.

	Six Months
	Ended
	June 30,

	2000	1999

	(in thousands)

Capital expenditures

Cash paid for capital expenditures	$141,380	$86,906

Change in capital expenditures accrued and unpaid or financed	111,304	5,313

	$252,684	$92,219

Interest costs

Interest expense	$106,660	$82,220

Interest capitalized	7,121	3,963

	$113,781	$86,183

      Digital Subscriber Unit and Accessory Sales and Related Costs. We deliver our wireless service through handset devices, which we refer to as subscriber units. The loss generated from the sale of subscriber units used in our digital enhanced specialized mobile radio, referred to as ESMR, networks primarily results from our subsidy of digital subscriber units and accessories and represents marketing costs. Consolidated digital subscriber unit and accessory sales and the related cost of sales, including current period order fulfillment and installation related expenses,

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and write downs of digital subscriber unit inventory and related accessories for shrinkage and obsolescence, are classified within selling, general and administrative expenses as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2000	1999	2000	1999

	(in thousands)

Subscriber unit and accessory sales	$16,830	$10,388	$10,221	$4,229

Cost of subscriber unit and accessory sales	45,476	23,854	26,174	11,546

	$(28,646)	$(13,466)	$(15,953)	$(7,317)

      New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by SFAS No. 138 in June 2000, establishes accounting and reporting standards for derivative instruments, including some derivatives embedded in other contracts, and for hedging activities by requiring that all derivatives be recognized on the balance sheet and measured at fair value. In June 1999, the FASB issued SFAS No. 137, “Deferral of the Effective Date of FASB Statement No. 133 — an Amendment of FASB Statement No. 133,” which deferred the effective date for us until January 1, 2001. We are in the process of evaluating the potential impact of this statement on our financial position and results of operations.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations.

      In March 2000, the FASB issued Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25,” which clarifies the application of APB Opinion No. 25 for certain issues including: (1) the definition of an employee for purposes of applying APB Opinion No. 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (4) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur either after December 15, 1998 or January 12, 2000. We do not expect the adoption of this guidance on July 1, 2000 will have a material impact on our financial position or results of operations.

      In May 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-14, “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and income classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the fourth quarter of 2000. We are in the process of evaluating the potential impact of this consensus on our financial position and results of operations.

      Reclassifications. Certain prior period amounts have been reclassified to conform to our current year presentation.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.  Significant Transactions and Developments.

      Increase in Ownership Interest in NEXNET. In March 2000, as a consequence of capital contributions made to our Japanese affiliate, NEXNET Co., Ltd., by some of its stockholders to supply funds that a stockholder was required but declined to contribute, the stockholder transferred a portion of its shares to the contributing stockholders, including us. On March 30, 2000, we purchased additional shares for about $0.4 million in cash and were granted an option, exercisable at any time prior to March 31, 2001, to purchase any or all of the remaining shares of NEXNET stock owned by the same stockholder. As a result of these share acquisitions, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option, our equity ownership interest would increase to about 44%.

      Purchase of Common Equity Shares in Companies in Brazil, Peru and Chile. In May 2000, we purchased another stockholder’s interest in Nextel del Peru, S.A., referred to as Nextel Peru, for about $2.8 million in cash and increased our ownership from about 63% to about 69%.

      Also in May 2000, we purchased all of the equity interests of Motorola International Development Corporation, referred to as Motorola International, in Nextel Peru, which increased our ownership from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in our Brazilian operations, which increased our effective ownership in our Brazilian operations from about 88% to about 92%. In August 2000, we purchased the remaining 8% from the remaining minority stockholders, as described in Note 4, increasing our ownership interest in McCaw International (Brazil), Ltd., referred to as McCaw Brazil, to 100%. In May 2000, we also purchased all of Motorola International’s equity interests in three Chilean analog specialized mobile radio, referred to as SMR, companies, which were wholly owned by Motorola International. We have entered into an agreement with Motorola International to manage these three Chilean SMR companies during a transition period. The aggregate purchase price paid to Motorola International for these acquisitions in Brazil, Peru and Chile was about $77.7 million in cash.

      Shanghai, People’s Republic of China Negotiations. As a result of recent changes to the regulatory environment in China, Shanghai CCT-McCaw Telecommunications Systems Co., Ltd., a joint venture in which we own a 30% interest, referred to as Shanghai CCT McCaw, terminated an agreement with China United Telecommunications Corporation, referred to as Unicom, under which we had the right to share in the profits of the cellular network in Shanghai, referred to as the Shanghai GSM System. In consideration for entering into this termination agreement, Shanghai CCT McCaw received about $61.3 million in cash, and we received warrants to purchase shares of Unicom stock. The warrants are exercisable for about 8.2 million shares during the period commencing in December 2000 and ending in June 2001 at the initial public offering price of HK$15.58 or US$2.00 per share. In May 2000, we received a reimbursement of $7.5 million for advances we previously made to Shanghai CCT McCaw. We are currently working with the other stockholders of the joint venture to arrange for the reimbursement of expenses incurred by the stockholders related to their investment in Shanghai CCT McCaw and the sale of our interests in the joint venture. Any funds remaining after payment of these expenses and satisfaction of other existing obligations will be distributed among the stockholders of Shanghai CCT McCaw. We would be entitled to receive 30% of the total amount distributed based on our ownership interest. The carrying value of our investment in Shanghai CCT McCaw was about $7.3 million as of June 30, 2000, which we expect to fully recover based on the terms of the agreement. This investment is included in the prepaid expenses and other caption in the accompanying balance sheet as of June 30, 2000.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additional Capital. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications in connection with the anticipated purchase of Motorola International’s equity interest in Nextel Telecomunições Ltda., referred to as Nextel Brazil, Nextel Peru and three Chilean companies as discussed above. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. Pursuant to a stock exchange agreement between us and the preferred stockholder, on June 12, 2000, all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time, including the accretion to liquidation preference value of $61.3 million, were exchanged for 49,682,088 shares of our common stock based on the accreted value of the series A preferred stock. Prior to June 12, 2000, the series A preferred stock was not exchangeable for common stock. On June 29, 2000, we issued 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million.

      Stock Options and Split. On June 2, 2000, our board of directors approved an increase in the number of authorized shares of common stock from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 common stock split, which was effective June 20, 2000. Information presented throughout these financial statements and related notes has been adjusted to reflect this 4-for-1 common stock split. At the same time, our board of directors approved a new incentive equity plan that was adopted by the plan administration committee on May 25, 2000. The plan provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, officers, including officers who are members of our board of directors, and other key employees, consultants and advisors with respect to 30,000,000 shares of common stock. Options to purchase shares of common stock may be at prices equal to or greater than market value on the date of grant. If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel International, Inc., then that holder’s unvested options and other equity awards will immediately vest or otherwise become payable, subject to some limitations.

      On May 25, 2000, we granted options to purchase 10,452,750 shares of common stock to employees and advisors at an exercise price of $11.83 per common share. The options granted expire ten years subsequent to award. Each grant becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant and with respect to 25% of the shares of common stock covered by the grant on each of the third and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ. However, in the event of an initial public offering or change of control, as defined in the plan, prior to the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee remains in our continuous employ. In the event of an initial public offering or change of control, as defined in the plan, on or after the first anniversary of the date of grant but prior to the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control, as defined in the plan, and 25% of the shares of common stock covered by the grant become exercisable on each of the second, third, and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.  Long-Term Debt.

	June 30,	December 31,
	2000	1999

	(in thousands)

13.0% Senior Redeemable Discount Notes due 2007, net of unamortized discount of $205,593 and $252,323	$745,870	$699,140

12.125% Senior Serial Redeemable Discount Notes due 2008, net of unamortized discount of $204,130 and $234,280	525,870	495,720

International Motorola Equipment Financing Facility	172,600	139,146

International Motorola Incremental Equipment Financing Facility	56,650	—

Brazil Motorola Equipment Financing Facility	112,500	103,757

Argentina Credit Facility	100,000	100,000

Motorola Argentina Incremental Facility	18,580	8,330

Other	1,662	2,403

	1,733,732	1,548,496

Less current portion	(67,098)	(33,739)

	$1,666,634	$1,514,757

      International Motorola Incremental Equipment Financing Facility. On December 16, 1999, we entered into an agreement with Motorola Credit Corporation under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us to acquire infrastructure equipment and related services from Motorola. Loans under this facility mature December 31, 2001 and bear interest payable semi annually at variable rates based upon either the U.S. prime rate or the London Interbank Offered Rate, referred to as LIBOR. Loans under this facility are secured by a pledge of all of our shares of stock of Clearnet Communications, Inc, a publicly traded Canadian wireless communications company. On January 6, 2000, we borrowed the full $56.6 million available under this facility.

      Credit Facility Amendments. In December 1999, Nextel Argentina S.R.L., referred to as Nextel Argentina, and the lenders under the $100.0 million secured credit facility, referred to as the Argentina Credit Facility, amended the facility to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000. As contemplated in December 1999, on June 20, 2000, in conformity with our 2000 operating plan, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of certain events. As of June 30, 2000, Nextel Argentina had borrowed the entire $100.0 million available under the Argentina Credit Facility. Nextel Argentina is in compliance with all financial covenants contained in the facility, as amended.

      Also in the second quarter of 2000, we amended and restated the $125.0 million equipment financing agreement between McCaw Brazil (International), Ltd., referred to as McCaw Brazil, and Motorola Credit Corporation to effect certain administrative changes.

Note 4.  Contingencies.

      McCaw Brazil Ownership. We entered into a purchase, release and settlement agreement dated as of July 21, 2000 with the Founders Group, who collectively were the minority

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stockholders in McCaw Brazil, which indirectly owns 100% of Nextel Brazil. Under that agreement, on August 4, 2000, we (1) made a cash payment to members of the Founders Group totaling $146.0 million, (2) received all of the equity interests held by the Founders Group in McCaw Brazil and (3) exchanged mutual releases with all of the members of the Founders Group. In addition, all pending court disputes between us and Telcom Ventures, a member of the Founders Group, have been permanently dismissed. For a description of these disputes, see Notes 2 and 9 in our 1999 Annual Report on Form 10-K. As a result, all rights of the Founders Group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us beginning in October 2001, have terminated. We will account for this additional investment in McCaw Brazil using the purchase method.

      See also Part II, Item 1. “Legal Proceedings” for discussion of other legal matters.

Note 5.  Segment Reporting.

      We operate in four reportable segments 1) Brazil, 2) Mexico, 3) Argentina and 4) Peru. The operations of all other businesses that fall below the reporting thresholds are included in the “Corporate and Other” segment below, which include the three Chilean analog SMR companies purchased in May 2000 and corporate entities which hold equity investments in the Philippines and Japan.

      Our segments reflect our geographic focus and are defined as separately reportable operating segments immediately after we obtain a controlling interest in the entity. We evaluate performance of these segments and allocate resources to them based on losses before interest, taxes, depreciation and amortization and other non-recurring charges, referred to as segment losses. Intercompany eliminations have been included in Corporate and Other.

					Corporate
	Brazil	Mexico	Argentina	Peru	and Other	Consolidated

	(in thousands)

For the Six Months Ended June 30, 2000

Operating revenues	$35,115	$35,940	$31,347	$8,243	$155	$110,800

Segment losses	$(21,087)	$(16,933)	$(7,608)	$(7,735)	$(14,139)	$(67,502)

Depreciation and amortization	(20,990)	(14,830)	(21,687)	(4,416)	(3,260)	(65,183)

Interest expense	(11,563)	—	(7,660)	(951)	(86,486)	(106,660)

Interest income	263	127	888	82	4,187	5,547

Equity in losses of unconsolidated affiliates	—	—	—	—	(17,284)	(17,284)

Foreign currency transaction gains (losses), net	5,986	65	—	(110)	(19)	5,922

Minority interest in losses of subsidiaries	3,721	—	—	2,783	—	6,504

Other, net	(684)	(30)	(637)	197	(752)	(1,906)

Loss before income tax provision	$(44,354)	$(31,601)	$(36,704)	$(10,150)	$(117,753)	$(240,562)

Capital expenditures	$114,048	$76,295	$38,293	$23,121	$927	$252,684

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Corporate
	Brazil	Mexico	Argentina	Peru	and Other	Consolidated

	(in thousands)

For the Six Months Ended June 30, 1999

Operating revenues	$16,043	$8,862	$15,874	$981	$—	$41,760

Segment losses	$(39,439)	$(15,037)	$(23,792)	$(6,501)	$(7,765)	$(92,534)

Depreciation and amortization	(19,699)	(12,313)	(13,383)	(2,135)	(4,352)	(51,882)

Interest expense	(3,732)	(501)	(5,068)	(216)	(72,703)	(82,220)

Interest income	1,057	120	70	106	1,474	2,827

Equity in losses of unconsolidated affiliates	—	—	—	—	(11,520)	(11,520)

Foreign currency transaction losses, net	(42,848)	(269)	(3)	(415)	(2,329)	(45,864)

Minority interest in losses of subsidiaries	10,888	—	—	2,411	—	13,299

Other, net	(166)	795	120	70	(494)	325

Loss before income tax provision	$(93,939)	$(27,205)	$(42,056)	$(6,680)	$(97,689)	$(267,569)

Capital expenditures	$21,797	$14,436	$38,523	$10,352	$7,111	$92,219

For the Three Months Ended June 30, 2000

Operating revenues	$20,278	$20,759	$17,111	$5,322	$155	$63,625

Segment losses	$(7,758)	$(9,416)	$(4,689)	$(3,888)	$(7,704)	$(33,455)

Depreciation and amortization	(10,660)	(7,589)	(10,185)	(2,427)	(1,821)	(32,682)

Interest expense	(7,050)	—	(3,900)	(564)	(42,431)	(53,945)

Interest income	222	61	860	32	4,024	5,199

Equity in losses of unconsolidated affiliates	—	—	—	—	(10,171)	(10,171)

Foreign currency transaction losses, net	(5,957)	(438)	—	(208)	(12)	(6,615)

Minority interest in losses of subsidiaries	2,904	—	—	850	—	3,754

Other, net	(731)	(91)	(296)	1	(425)	(1,542)

Loss before income tax provision	$(29,030)	$(17,473)	$(18,210)	$(6,204)	$(58,540)	$(129,457)

Capital expenditures	$62,822	$48,336	$16,508	$8,949	$511	$137,126

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Corporate
	Brazil	Mexico	Argentina	Peru	and Other	Consolidated

	(in thousands)

For the Three Months Ended June 30, 1999

Operating revenues	$7,491	$5,021	$8,864	$523	$—	$21,899

Segment losses	$(18,245)	$(6,599)	$(13,575)	$(3,367)	$(4,758)	$(46,544)

Depreciation and amortization	(11,015)	(6,366)	(6,961)	(1,538)	(2,588)	(28,468)

Interest expense	(2,053)	(182)	(3,079)	(216)	(37,996)	(43,526)

Interest income	638	58	35	49	509	1,289

Equity in losses of unconsolidated affiliates	—	—	—	—	(6,869)	(6,869)

Foreign currency transaction gains (losses), net	20,767	572	(3)	185	(688)	20,833

Minority interest in losses of subsidiaries	—	—	—	1,258	—	1,258

Other, net	(176)	122	(160)	2	(327)	(539)

Loss before income tax provision	$(10,084)	$(12,395)	$(23,743)	$(3,627)	$(52,717)	$(102,566)

Capital expenditures	$8,646	$2,133	$20,763	$5,849	$6,201	$43,592

As of June 30, 2000

Property, plant and equipment, net	$323,663	$199,343	$149,983	$73,803	$8,437	$755,229

Identifiable assets	$564,080	$495,722	$278,237	$123,553	$662,418	$2,124,010

As of December 31, 1999

Property, plant and equipment, net	$216,385	$131,320	$130,428	$54,956	$6,366	$539,455

Identifiable assets	$419,460	$410,510	$248,959	$80,444	$522,419	$1,681,792

Note 6. Subsequent Events.

      Debt Issuance. On August 1, 2000, we completed the issuance and sale in a private placement of an aggregate of $650.0 million in principal amount of our 12.75% senior serial notes due 2010, generating about $623.8 million in net cash proceeds.

      Nextel Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in Nextel Communications Philippines, Inc., referred to as Nextel Philippines, from about 38% to about 51% through the purchase of some of the minority owners’ equity interests in Nextel Philippines for about $9.8 million.

      Purchase Commitment. On August 14, 2000, we and some of our Operating Companies entered into equipment purchase agreements with Motorola, Inc. under which Motorola will provide us with infrastructure equipment and services. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain minimum purchase commitments that if not met subject us to penalties based on a percentage of the commitment shortfall.

NEXTEL INTERNATIONAL, INC.

(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

As of December 31, 1999 and 1998
(in thousands, except per share amounts)

	Pro forma
	Stockholders’
	Equity as of
	December 31,
	1999	1999	1998

ASSETS
Current assets

Cash and cash equivalents		$21,952	$52,698

Accounts receivable, net		15	56

Prepaid expenses and other		352	13

Total current assets		22,319	52,767

Property, plant, and equipment, net		3,782	161

Investments in and advances to subsidiaries		884,582	1,011,148

Intangible assets		1,306	1,469

Investment and other assets		317,932	96,900

		$1,229,921	$1,162,445

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities

Accounts payable		$1,625	$2,042

Accrued expenses and other		590	882

Due to parent		8,847	—

Total current liabilities		11,062	2,924

Deferred income taxes		64,444	—

Long-term debt		1,334,005	1,063,623

Stockholders’ (deficit) equity

Series A exchangeable redeemable preferred stock, accreted liquidation preference of $335,656 and $109,940, 2,988.86 and 988.86 shares issued and outstanding		298,886	98,886

Common stock, 220,339,854 and 219,142,074 shares issued and outstanding	$—	399,401	396,574

Common stock, class A, 0 shares issued and outstanding	—	—	—

Common stock, class B, 240,084,317 shares issued and outstanding	240	—	—

Paid-in capital	698,047	—	—

Accumulated deficit	(859,970)	(859,970)	(339,824)

Accumulated other comprehensive loss:

Unrealized gain (loss) on investment, net of tax	119,682	119,682	(35,688)

Cumulative translation adjustment	(137,589)	(137,589)	(24,050)

Accumulated other comprehensive loss	(17,907)	(17,907)	(59,738)

Total stockholders’ (deficit)equity	$(179,590)	(179,590)	95,898

		$1,229,921	$1,162,445

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

CONDENSED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

	1999	1998	1997

Operating revenues	$—	$—	$3

Operating expenses

Selling, general and administrative	14,377	7,029	5,175

Depreciation and amortization	6,173	555	172

	20,550	7,584	5,347

Operating loss	(20,550)	(7,584)	(5,344)

Other income (expense):

Interest expense	(153,595)	(117,291)	(56,241)

Interest income	3,408	12,065	17,303

Equity in net losses of unconsolidated affiliates	(346,368)	(129,627)	(27,720)

Other, net	(3,034)	5,302	(15)

	(499,589)	(229,551)	(66,673)

Loss before income tax provision	(520,139)	(237,135)	(72,017)

Income tax provision	(7)	—	(1,931)

Net loss	$(520,146)	$(237,135)	$(73,948)

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands)

	1999	1998	1997

Cash flows from operating activities:

Net loss	$(520,146)	$(237,135)	$(73,948)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	6,173	555	172

Interest accretion on long-term debt, net of capitalization	139,811	100,069	56,241

Equity in net losses of unconsolidated affiliates	346,368	131,111	27,720

Change in current assets and liabilities:

Accounts receivable	41	(12)	339

Prepaid expenses and other	(50)	(3)	38

Investment and other assets	(6,618)	(9,004)	(2,221)

Accounts payable	34,592	(235)	1,477

Other	2,048	(2,983)	200

Net cash provided by (used in) operating activities	2,219	(17,637)	10,018

Cash flows from investing activities:

Capital expenditures	(4,231)	(78)	(152)

Purchase of marketable securities	—	(93,997)	(227,957)

Proceeds from sale of marketable securities	—	221,225	100,729

Investments in and advances to subsidiaries	(321,053)	(567,482)	(246,230)

Other	—	—	(624)

Net cash used in investing activities	(325,284)	(440,332)	(374,234)

Cash flows from financing activities:

Repayments to parent	(25,624)	—	(23,556)

Capital contributions from parent			6,366

Proceeds from the issuance of preferred stock and warrants	200,000	—	14,800

Proceeds from the issuance of long-term debt	124,521	409,455	467,578

Repayment of long-term debt	(8,575)	—

Proceeds from exercise of stock options	1,997	237	—

Net cash provided by financing activities	292,319	409,692	465,188

(Decrease) Increase in cash and cash equivalents	(30,746)	(48,277)	100,972

Cash and cash equivalents, beginning of year	52,698	100,975	3

Cash and cash equivalents, end of year	$21,952	$52,698	$100,975

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	For accounting policies and other information, see the Notes to the Consolidated Financial Statements of Nextel International, Inc. and Subsidiaries included elsewhere herein.

2.	The parent company accounts for its investments in subsidiaries by the equity method of accounting.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications Inc.)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance,	Allowance of	Charged to		Balance at
	beginning of	acquired	costs and		End
	period	companies(1)	expenses	Deductions	of Period

Year Ended December 31, 1999

Allowance for Doubtful Accounts	$6,391	$—	$33,219	$(30,795)	$8,815

Reserve for inventory obsolescence	$2,593	$—	$3,732	$(1,957)	$4,368

Year Ended December 31, 1998

Allowance for Doubtful Accounts	$1,003	$604	$7,127	$(2,343)	$6,391

Reserve for inventory obsolescence	$1,334	$16	$3,475	$(2,232)	$2,593

Year Ended December 31, 1997

Allowance for Doubtful Accounts	$—	$3,241	$1,131	$(3,369)	$1,003

Reserve for inventory obsolescence	$—	$449	$885	$—	$1,334

(1)	Represents allowance of majority-owned subsidiaries acquired during the years ended December 31, 1998 and 1997.

Art Work

[People talking on subscriber units]

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

     Through and including                , 2000, the 25th day after the date of this prospectus, all dealers effecting transactions in these securities in the United States, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

45,500,000 Shares
Nextel International, Inc.
Class A Common Stock

Goldman, Sachs & Co.

Morgan Stanley Dean Witter
Credit Suisse First Boston
Deutsche Banc Alex. Brown
Merrill Lynch & Co.
PaineWebber Incorporated
Representatives of the Underwriters

PART II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

      The fees and expenses in connection with the issuance and distribution of the class A common stock to be registered are as follows:

Item	Amount

Securities and Exchange Commission registration fee		$248,649

NASD fee		$30,500

Blue sky fees and expenses	$	*

Printing expenses	$	*

Legal fees and expenses	$	*

Accounting fees and expenses	$	*

Transfer agent fees	$	*

Miscellaneous	$	*

*	To be supplied by amendment.

      The foregoing items, except the Securities and Exchange Commission registration fee and NASD fee, are estimated. These fees will be paid by the registrant.

Item 14. Indemnification of Directors and Officers

      Article TENTH of the registrant’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), provides that no director of the registrant will have liability to the registrant or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct or for conduct violating Revised Code of Washington 23B.08.310 or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereinafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended.

      Section Eight of the registrant’s Bylaws (the “Bylaws”) provides that a director or officer of the registrant shall be indemnified by the registrant against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, brought against him or her or otherwise involving him or her (including as a witness) by virtue of his or her position as a director or officer of the registrant. Notwithstanding the foregoing, the registrant shall indemnify an officer or director in connection with a proceeding initiated by such director or officer only if such proceeding was authorized or ratified by the board of directors of the registrant. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided that such director or officer undertakes to repay all amounts advanced if it is ultimately determined by final judicial decision that he or she is not entitled to indemnification under Section Eight of the Bylaws.

      If the registrant fails to make an indemnification payment within 60 days (20 days in the case of a claim for expenses incurred in defending any proceeding in advance of its final disposition) after receipt of a written claim for such payment, the director or officer may bring suit against the registrant to recover the unpaid amount of the claim, and to the extent successful, may also recover the expense of prosecuting such claim. A director or officer will be presumed to be entitled to indemnification upon submission of a written claim, and the registrant will have the burden of proof to overcome such presumption.

      Section Eight of the Bylaws further provides that the indemnification therein is not exclusive of any other right such officer or director may have or thereafter acquire under any statute, provision in the Articles of Incorporation of the registrant or the registrant’s parent or the Bylaws of the registrant or the registrant’s parent.

      Chapter 23B.08.510 of the Washington Business Corporation Act provides that a corporation has the power to indemnify a director of the corporation against reasonable expenses incurred in connection with a proceeding to which he or she is made a party by reason of such position, if such person shall have acted in good faith and reasonably believed, in the case of conduct in the director’s official capacity, that such conduct was in the best interests of the corporation, and in all other cases, that such person’s conduct was at least not opposed to the best interests of the corporation, and, in any criminal proceeding, that such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis of an improper personal benefit.

      Chapter 23B.08.570 of the Washington Business Corporation Act provides that the corporation may indemnify an officer, employee or agent of the corporation for expenses to the same extent as a director.

      As discussed in the prospectus included in this registration, we intend to reincorporate in the State of Delaware prior to the completion of the offerings.

      Section 102 of the Delaware General Corporation Law, referred to as the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 15. Recent Sales of Unregistered Securities

      We sold securities that were not registered under the Securities Act of 1933 in the following transactions since August 1, 1997:

      On March 12, 1998, we completed the issuance and sale to the placement agents in a private placement of $730 million in principal amount of our 12.125% senior discount notes due 2008 for net cash proceeds of about $387 million. Morgan Stanley Dean Witter, Chase Securities Inc. and Goldman, Sachs & Co. acted as principal placement agents and received about $23 million in fees in connection with the sale of these notes. These placement agents resold these notes to a limited number of qualified institutional buyers. On August 1, 2000, we completed the issuance and sale to the placement agents in a private placement of $650 million in principal amount of our 12.75% senior serial notes due 2010. Morgan Stanley Dean Witter, Banc of America Securities LLC, Barclays Capital, Chase Securities Inc., Credit Suisse First Boston, Deutsche Banc Alex. Brown and Goldman, Sachs & Co. acted as principal placement agents and received about $16 million in fees in connection with the sale of these notes. These placement agents resold these notes to a limited number of qualified institutional buyers. These transactions were effected pursuant to the exemption of Section 4(2) of the Securities Act and Rule 144A and Regulation S under that act, in reliance upon the representations of the placement agents in each of the offerings described above.

      Between March 12, 1998 and June 2, 2000, we issued 5,265.71 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications for aggregate cash proceeds of $427,685,000, 6,777,778 shares of class D stock of Clearnet and reimbursement of $8,254,000 of costs incurred by Nextel Communications under our overhead services agreement. On June 12, 2000, this subsidiary exchanged all of the 5,266 shares of series A exchangeable redeemable preferred stock for 49,682,088 shares of our common stock. On June 29, 2000, we issued 2,150 additional shares of our series A exchangeable redeemable preferred stock to this subsidiary for aggregate cash proceeds of $215,000,000.

      On June 13, 2000, we issued 18 shares of our common stock to PNC Bank and 576 shares of our common stock to Silkcap & Co. pursuant to their respective exercises of warrants issued in connection with the issuance of the March 1997 Notes for aggregate proceeds of $2,598.

      All of these issuances of our series A exchangeable redeemable preferred stock and our common stock were made in transactions not involving a public offering pursuant to the exemption offered by Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

      (a)  Exhibits

Exhibit
Number	Description of Exhibits

**1.1	Form of Underwriting Agreement.
3.1	Restated Articles of Incorporation of Nextel International, Inc. (filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
3.2	Restated By-laws of Nextel International, Inc. (filed as Exhibit 3.2 to Nextel International’s Annual Report on Form 10-K filed on March 31, 1999 for the fiscal year ended December 31, 1998 and incorporated herein by reference).
4.1	Indenture, dated as of March 6, 1997, by and between McCaw International, Ltd. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, filed on May 7, 1997 and incorporated herein by reference).
4.2	Warrant Agreement, dated as of March 6, 1997, by and between Nextel International, Inc., and The Bank of New York (filed on July 18, 1997 as Exhibit 4.4 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
***4.3	Warrant Registration Rights Agreement, dated as of March 3, 1997, by and between Nextel International, Inc. and The Bank of New York.
4.4	Indenture, dated as of March 12, 1998, by and between Nextel International, Inc. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on May 14, 1998 for the quarter ended March 31, 1998 and incorporated herein by reference).
4.5	Indenture, dated as of August 1, 2000, by and between Nextel International, Inc. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on August 2, 2000 and incorporated herein by reference).
4.6	Registration Rights Agreement, dated as of August 1, 2000, by and among Nextel International Inc. and the Placement Agents named therein (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on August 2, 2000 and incorporated herein by reference).
**5.1	Jones, Day, Reavis & Pogue opinion regarding validity.
**8.1	Jones, Day, Reavis & Pogue opinion regarding certain tax matters.
10.1	Tax Sharing Agreement, dated January 1, 1997, by and between Nextel Communications, Inc. and its subsidiaries named therein (filed on July 18, 1997 as Exhibit 10.18 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.2	Overhead Services Agreement, dated March 3, 1997, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed on July 18, 1997 as Exhibit 10.19 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.3	Indemnification Agreement, dated March 6, 1997, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed on July 18, 1997 as Exhibit 10.21 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.4	Second Amended and Restated Right of First Opportunity Agreement, dated August 1, 2000, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.5	Master Equipment Financing Agreement, dated as of February 4, 1999, by and among Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on February 19, 1999 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

10.6	Second Amendment to Master Equipment Financing Agreement, dated as of March 22, 2000, by and between Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.46 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.7	Third Amendment to Master Equipment Financing Agreement, dated as of July 26, 2000, by and between Nextel International, Inc. and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.8	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.38 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.9	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.41 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.10	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.42 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.11	Secured Loan Agreement, dated December 16, 1999, by and between Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and as Collateral Agent (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.12	Amendment No. 1 to Secured Loan Agreement, dated July 26, 2000, by and between Nextel International, Inc. the Lenders named therein and Motorola Credit Corporation, as Collateral Agent (filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.13	Amended and Restated Equipment Financing Agreement, dated as of April 28, 2000, by and between McCaw International (Brazil), Ltd. and Motorola Credit Corporation (filed as Exhibit 10.6 to the Quarterly Report in Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.14	Credit Agreement, dated as of February 27, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 14, 1998 for the quarter ended March 31, 1998 and incorporated herein by reference).
10.15	Amendment No. 1 and Waiver, dated May 8, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.19 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.16	Amendment No. 2, dated September 30, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on November 16, 1998 for the quarter ended September 30, 1998 and incorporated herein by reference).
10.17	Amendment No. 3, dated May 12, 1999, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on June 11, 1999 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

10.18	Amendment No. 4, dated as of December 8, 1999, by and among Nextel Argentina S.R.L., and the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.36 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.19	Amendment No. 5, dated June 20, 2000, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.20	Stockholders Agreement, dated June 21, 1996, by and among Infocom Communications Network, Inc and the stockholders of Infocom Communications Network, Inc. (filed on July 18, 1997 as Exhibit 10.11 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.21	Restructuring Agreement, dated as of April 2, 1998, by and among Foodcamp Industries and Marketing, Inc., Chan Chon Siong, Nextel International, Inc., Top Mega Enterprises Ltd. and Infocom Communications Network, Inc. (filed as Exhibit 10.26 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.22	Restructuring Agreement, dated as of April 2, 1998, by and among Jetcom Inc., Nextel International, Inc., Top Mega Enterprises, Ltd. and Infocom Communications Network, Inc. (filed as Exhibit 10.28 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.23	Pledge Agreement, dated as of April 2, 1998, by and among Infocom Communications Network, Inc., Nextel International, Inc. and Jetcom, Inc. (filed as Exhibit 10.29 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.24	Agreement, dated as of August 21, 1998, by and between ACCRA Investments Corporation and Top Mega Enterprises Ltd. (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on November 16, 1998 for the quarter ended September 30, 1998 and incorporated herein by reference).
10.25	Borrowing Affiliate Note, dated June 18, 1999, by and between Infocom Communications Network, Inc., as Borrowing Affiliate, and Nextel International, Inc., as Lender (filed as Exhibit 10.35 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
***10.26	Employment Agreement, dated May 7, 1999, by and between Nextel International, Inc. and Jose Felipe.
10.27	Nextel International, Inc. 1997 Stock Option Plan (filed as Exhibit 10.9 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.28	Nextel International, Inc. Incentive Equity Plan, dated as of May 25, 2000 (filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
†10.29	Subscriber Unit Purchase Agreement, dated as of July 23, 1999, by and between Motorola, Inc. and Comunicaciones Nextel de Mexico S.A. de C.V. (filed as Exhibit 10.37 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.30	Subscriber Unit Purchase Agreement, dated July 23, 1999, by and between Motorola, Inc. and Nextel del Peru, S.A. (filed as Exhibit 10.44 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.31	Subscriber Unit Purchase Agreement, dated as of August 4, 1999, by and between Motorola, Inc. and Infocom Communications Network, Inc. (filed as Exhibit 10.43 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

†10.32	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola Industrial LTDA and Nextel International, Inc. (filed as Exhibit 10.39 to the Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).
†10.33	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola, Inc. and Nextel International, Inc. (filed as Exhibit 10.40 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.34	Amended and Restated Capital Subscription Agreement, dated as of May 12, 1999, by and among Nextel Argentina S.R.L., Nextel International (Argentina), Ltd. and Nextel International, Inc. (filed as Exhibit 10.34 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.35	Amendment No. 1 to the Amended and Restated Capital Subscription Agreement, dated as of June 20, 2000, by and among Nextel Argentina S.R.L., Nextel International (Argentina), Ltd. and Nextel International, Inc. (filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
†10.36	Form of iDEN Infrastructure Equipment Supply Agreement dated August 14, 2000 by and between Nextel International, Inc., Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 17, 2000 and incorporated herein by reference).
†10.37	Form of iDEN Installation Services Agreement, dated August 14, 2000 by and between Nextel International, Inc., Motorola, Inc. and each of Nextel, Telecomunicações Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 17, 2000 and incorporated herein by reference).
***21.1	Subsidiaries of Nextel International, Inc.
23.1	Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5.1 and 8.1).
*23.2	Consent of Deloitte & Touche LLP.
***24.1	Powers of Attorney.

*	Filed herewith.

  **  To be filed by amendment.

***	Previously filed.

†	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     (b)  Financial Statement Schedules

      A Schedule of Condensed Financial Information of the Registrant and a schedule of Valuation and Qualifying Accounts have been included in the prospectus beginning on page F-48.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liabilities under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on September 27, 2000.

NEXTEL INTERNATIONAL, INC.

By:	/s/ ROBERT B. SHANKS

Robert B. Shanks

Vice President

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on September 27, 2000.

Name	Title

* Timothy M. Donahue	Chairman of the Board and Director
* Steven M. Shindler	Interim Chief Executive Officer and Director (Principal Executive Officer)
* Lo van Gemert	President and Chief Operating Officer (Principal Executive Officer)
* Byron R. Siliezar	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Keith D. Grinstein	Vice Chairman of the Board and Director
* Daniel F. Akerson	Director
* Steven P. Dussek	Director
* C. James Judson	Director
* Dennis M. Weibling	Director

*By:	/s/ ROBERT B. SHANKS

Robert B. Shanks

Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

**1.1	Form of Underwriting Agreement.
**5.1	Jones, Day, Reavis & Pogue opinion regarding validity.
**8.1	Jones, Day, Reavis & Pogue opinion regarding certain tax matters.
23.1	Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5.1 and 8.1).
*23.2	Consent of Deloitte & Touche LLP.

*   Filed herewith.
**  To be filed by amendment.